    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1998


                                                      REGISTRATION NO. 333-64399

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                              REGAL CINEMAS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           TENNESSEE                         7830                         62-1412720
(State or Other Jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer Identification
Incorporation or Organization)    Classification Code Number)                No.)

                                                            MICHAEL L. CAMPBELL
                                                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                            REGAL CINEMAS, INC.
          7132 COMMERCIAL PARK DRIVE                     7132 COMMERCIAL PARK DRIVE
          KNOXVILLE, TENNESSEE 37918                     KNOXVILLE, TENNESSEE 37918
                (423) 922-1123                                 (423) 922-1123
 (Address, Including Zip Code, and Telephone      (Name, Address, Including Zip Code, and
                    Number,                                  Telephone Number,
Including Area Code, of Registrants' Principal   Including Area Code, of Agent For Service)
               Executive Office)

                                With a copy to:
                               JEREMY W. DICKENS
                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT, SUITE 1300
                              DALLAS, TEXAS 75201
                                 (214) 746-7700

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is a compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this form is a post-effective amendment filed pursuant to the Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                       PROPOSED          PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF        AMOUNT TO BE      MAXIMUM OFFERING         AGGREGATE              AMOUNT OF
 SECURITIES TO BE REGISTERED      REGISTERED        PRICE PER UNIT      OFFERING PRICE(1)     REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------
9 1/2% Senior Subordinated
  Notes due 2008.............    $400,000,000            100%              $400,000,000             $118,000
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

                         ------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                       OFFER TO EXCHANGE ALL OUTSTANDING
                   9 1/2% SENIOR SUBORDINATED NOTES DUE 2008
                                      FOR
                   9 1/2% SENIOR SUBORDINATED NOTES DUE 2008
                                       OF

                              REGAL CINEMAS, INC.

    Regal Cinemas, Inc., a Tennessee corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the letter of transmittal accompanying this Prospectus (the "Letter of Transmittal," which together with this Prospectus constitute the "Exchange Offer"), to exchange $1,000 principal amount of 9 1/2% Senior Subordinated Notes due 2008 (the "Notes") issued by the Company for each $1,000 principal amount of 9 1/2% Senior Subordinated Notes due 2008 (the "Old Notes") issued by the Company (the "Original Offering"), of which an aggregate principal amount of $400.0 million is outstanding. The form and terms of the Notes are identical to the form and terms of the Old Notes, except that the Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer. The Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined herein) governing the Old Notes. The Exchange Offer is being made in order to satisfy a contractual obligation of the Company. See "The Exchange Offer" and "Description of the Notes." The Notes and the Old Notes are sometimes collectively referred to herein as the "Notes".
                             ---------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.
                             ---------------------

    Interest on the Notes is payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 1998. The Notes will mature on June 1, 2008. Except as described below, the Company may not redeem the Notes prior to June 1, 2003. On and after such date, the Company may redeem the Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time prior to June 1, 2001, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds received from one or more Equity Offerings (as defined herein), at a redemption price equal to 109.50% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $260.0 million aggregate principal amount of Notes remains outstanding immediately after each such redemption. The Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined herein), the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes."

    The Notes will be unsecured and rank junior in right of payment to all Senior Indebtedness (as defined herein) of the Company. The Notes will rank pari passu in right of payment with all existing and future senior subordinated indebtedness (as defined herein) of the Company and will rank senior in right of payment to all Subordinated Indebtedness (as defined herein) of the Company. The Indenture under which the Notes will be issued (the "Indenture") permits the Company to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of the Notes." As of July 2, 1998, on a pro forma basis after giving effect to the Act III Combination (as defined herein) as though it had occurred at such date, the aggregate principal amount of the Company's Senior Indebtedness was approximately $751.4 million (excluding unused commitments), and the Company had no senior subordinated indebtedness outstanding other than the Old Notes. In addition, on the same pro forma basis, the Company had $400.0 million in Subordinated Indebtedness. See "Description of the Notes -- General" and "-- Ranking and Subordination," and "Description of Certain Indebtedness."
                             ---------------------


    THE COMPANY WILL ACCEPT FOR EXCHANGE ANY AND ALL OLD NOTES VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 16, 1998, UNLESS EXTENDED (AS SO EXTENDED, SUCH TIME AND DATE BEING THE "EXPIRATION DATE"). TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE. THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE EXCHANGE OFFER."


    Each broker-dealer that receives Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed, for a period of 180 days after the Expiration Date, to make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    No public market existed for the Old Notes before the Exchange Offer. The Company currently does not intend to list the Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the Notes is currently anticipated. The Company will pay all the expenses incident to the Exchange Offer.

    The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS OCTOBER 16, 1998.

                             AVAILABLE INFORMATION

     Upon completion of the Exchange Offer, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60611, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     This Prospectus does not contain all the information set forth in the Registration Statement filed with the Commission on Form S-4 with respect to the Notes (the "Registration Statement") and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto are on file with the Commission and may be examined without charge at the public reference facilities of the Commission described above. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The reports, proxy statements and other information filed by the Company with the Commission may also be obtained from the web site that the Commission maintains at http://www.sec.gov.

     The Company is required by the Indenture to furnish the holders of the Notes with copies of the annual reports and of the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, as long as any Notes are outstanding.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

     ALL STATEMENTS REGARDING THE COMPANY'S EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY, ITS SUBSIDIARIES OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context requires otherwise, references in this Prospectus to the "Company" mean Regal Cinemas, Inc. and its subsidiaries. Unless otherwise indicated, the financial information and other statistical information (including information regarding the number of theatres and/or screens operated or under development or construction by the Company) and the financial statements and notes thereto of the Company included elsewhere in this Prospectus have been restated to include the results of operations of Litchfield Theatres, Ltd. ("Litchfield Theatres"), Neighborhood Entertainment, Inc. ("Neighborhood"), Georgia State Theatres, Inc. ("Georgia State Theatres") and Cobb Theatres, L.L.C. ("Cobb Theatres"), which were acquired by the Company on June 15, 1994, April 17, 1995, May 30, 1996 and July 31, 1997, respectively, and which were accounted for under the pooling of interests method. The Company's results of operations for or as of the end of any year refer to its fiscal year ended or ending on the Thursday closest to December 31. Certain information contained in this Prospectus is provided as of July 2, 1998, the end of the second quarter of the Company's 1998 fiscal year. Certain information contained in this Prospectus is provided as of June 30, 1998, the end of the second quarter of Act III Cinemas, Inc.'s ("Act III") 1998 fiscal year.

                                  THE COMPANY

OVERVIEW

     After giving pro forma effect to the Act III Combination, the Company is the largest motion picture exhibitor in the United States based upon the number of screens in operation. At July 2, 1998, on the same pro forma basis, the Company operated 392 theatres, with an aggregate of 3,310 screens in 29 states. The Company operates primarily multiplex theatres and has an average of 8.4 screens per location, which management believes is among the highest in the industry and which compares favorably to an average of approximately 6.2 screens per location for the five largest North American motion picture exhibitors at May 1, 1997. Since its inception in November 1989, the Company has achieved substantial growth in revenues and EBITDA (as defined herein). For the twelve months ended July 2, 1998, the Company, without giving effect to the Act III Combination, had revenues, operating income and EBITDA of $545.0 million, $17.3 million and $128.0 million, respectively. Act III's consolidated revenues, operating income and EBITDA for the twelve months ended June 30, 1998, were $264.6 million, $11.2 million and $68.6 million, respectively. As a result of the Company's focus on revenue enhancements, operating efficiencies and strict cost controls, the Company has increased its EBITDA margins each year, achieving what management believes are among the highest EBITDA margins in the motion picture exhibition industry. For the five year period ended January 1, 1998, the Company, without giving effect to the Act III Combination, had compound annual growth rates in revenues, operating income and EBITDA of 23.4%, 39.6% and 38.3%, respectively, and the Company's EBITDA margins increased from 15.5% to 23.2%.

     The Company develops, acquires and operates multiplex theatres primarily in mid-sized metropolitan markets and suburban growth areas of larger metropolitan markets, predominantly in the eastern and northwestern United States. The Company seeks to locate theatres in markets that it believes are underscreened or served by older theatre facilities. The Company also seeks to locate each theatre where it will be the sole or leading exhibitor within a particular geographic film licensing zone. Management believes that at July 2, 1998, approximately 75% of the Company's screens were located in film licensing zones in which the Company was the sole exhibitor.

     Since its inception and after giving pro forma effect to the Act III Combination, the Company has grown by acquiring a net of 322 theatres with 2,353 screens, constructing 70 theatres with 879 screens and adding 78 screens to existing theatres. This strategy has served to establish and enhance the Company's presence in selected geographic markets. The Company anticipates that its future growth will result largely from the development of new theatres, the addition of new screens to existing theatres and strategic acquisitions of other theatre circuits. At July 2, 1998, after giving pro forma effect to the Act III Combination, the Company had 48 new theatres with 727 screens under construction and 47 new screens under construction at nine existing theatres. In addition, on the same pro forma basis, the Company had entered into leases in connection with its plans to develop an additional 54 theatres with 838 screens. The Company has historically achieved substantial returns on invested capital for newly built theatres. The Company's theatres built during fiscal years 1992 through 1996 yielded a return on invested capital of 29.6% (calculated as 1997 theatre cash flow divided by cumulative capital expenditures for such theatres).

     On August 26, 1998, the Company acquired Act III, the ninth largest motion picture exhibitor in the United States based on number of screens in operation. As of June 30, 1998, Act III operated 131 theatres, with an aggregate of 843 screens, strategically located in concentrated areas throughout the Pacific Northwest, Texas and Nevada. The Company has acquired ten other theatre circuits during the last four years, including Cobb Theatres, Georgia State Theatres and Litchfield Theatres. These acquisitions have enabled the Company to become the leading operator in certain of its markets and to improve its market concentration in the eastern and northwestern United States. Through the integration of these acquisitions, the Company has achieved (or, in the case of the recently completed Act III Combination, expects to achieve) economies of scale by consolidating purchasing, operating and other administrative functions. The Company continues to consider strategic acquisitions of complementary theatres or theatre companies. In addition, the Company may enter into joint ventures, which could serve as a platform for both domestic and international expansion.

BUSINESS STRATEGY

     Operating Strategy

     Management believes that the following are the key elements of the Company's operating strategy:

     Multiplex Theatres. Management believes that the Company's multiplex theatres promote increased attendance and maximize operating efficiencies through reduced labor costs and improved utilization of theatre capacity. The Company's multiplex theatres enable it to offer a diverse selection of films, stagger movie starting times, increase management's flexibility in determining the number of weeks that a film will run and the size of the auditorium in which it is shown, and more efficiently serve patrons from common concessions and other support facilities. The Company further believes that the development of multiplex theatres allows it to achieve an optimal relationship between the number of screens (generally 14 to 18) and the size of the auditoriums (100 to 500 seats). The Company's multiplex theatres are designed to increase the profitability of the theatres by maximizing the revenue per square foot generated by the facility and reducing the cost per square foot of constructing and operating the theatres.

     Cost Control. The Company's cost control programs have resulted in an increase in its EBITDA margins, which management believes are among the highest in the motion picture exhibition industry. Management's focus on cost control extends from a theatre's initial development to its daily operation. Management believes that it is able to reduce construction and operating costs by designing prototype theatres adaptable to a variety of locations and by actively supervising all aspects of construction. In addition, through the use of detailed management reports, the Company closely monitors labor scheduling, concession yields and other significant operating expenses. A significant component of theatre management's compensation is based on controlling operating expenses at the theatre level.

     Revenue Enhancements. The Company strives to enhance revenue growth through: (i) the addition of specialty cafes within certain theatre lobbies serving non-traditional concessions; (ii) the sale of screen slide and rolling stock advertising time prior to scheduled movies; (iii) the marketing and advertising of certain theatres in its circuit; (iv) the addition of state-of-the-art video arcades; and (v) the rental of theatres to organizations during non-peak hours.

     Patron Satisfaction/Quality Control. The Company emphasizes patron satisfaction by providing convenient locations, comfortable seating, spacious neon-enhanced lobby and concession areas and a wide variety of film selections. The Company's theatre complexes feature clean, modern auditoriums with high quality projection and digital stereo surround-sound systems. As of July 2, 1998, 78% of the Company's theatres were equipped with digital surround-sound systems. The Company is adding stadium seating to certain of its existing theatres and expects that all of its new theatres will feature stadium seating. The Company believes that all of these features serve to enhance its patrons' movie-going experience and help build patron loyalty. In addition, the Company promotes patron loyalty through specialized marketing programs for its theatres and feature films. To maintain quality and consistency within the Company's theatres, the Company conducts regular inspections of each theatre and operates a "mystery shopper" program.

     Integration of Acquisitions. The Company has acquired 11 theatre circuits during the last four years. Management believes that acquisitions provide the opportunity for the Company to increase revenue growth while realizing joint operating efficiencies through the integration of operations. In this regard, the Company believes it has achieved (or, in the case of the recently completed Act III Combination, believes it will achieve) cost savings through the consolidation of its purchasing function, the centralization of certain other operating functions and the uniform application of the most successful cost control strategies of the Company and its acquisition targets.

     Centralized Corporate Decision Making/Decentralized Operations. The Company centralizes many of its functions through its corporate office, including film licensing, concessions purchasing and new theatre construction and design. The Company also devotes significant resources to training its theatre managers. These managers are responsible for most aspects of a theatre's day-to-day operations and implement cost controls at the theatre level, including the close monitoring of payroll, concession and advertising expenses.

     Marketing. The Company actively markets its theatres through grand opening promotions, including "VIP" preopening parties, newspaper and radio advertising, television commercials in certain markets and promotional activities, such as live music, spotlights and skydivers, which frequently generate media coverage. The Company also utilizes special marketing programs for specific films and concession items. The Company seeks to develop patron loyalty through a number of marketing programs such as a free summer children's film series, cross-promotion ticket redemptions and promotions within local communities.

     Performance-Based Compensation Packages. The Company maintains an incentive program for its corporate personnel, district managers and theatre managers that links employees' compensation to profitability. The Company believes that its incentive program, which consists of cash bonuses and stock options, aligns the employees' interests with those of the Company's shareholders.

     Growth Strategy

     Management believes that the following characteristics are the key elements of the Company's growth strategy:

     Develop New Multiplex Theatres in Existing and Target Markets. The Company develops multiplex theatres with generally 14 to 18 screens, in both its existing markets and in other mid-sized metropolitan markets and suburban growth areas of larger metropolitan markets in the United States. Management seeks to locate its theatres in areas that are underscreened or that are served by aging theatre facilities. The Company seeks to identify new geographical markets that present opportunities for expansion and growth and, when identified, targets these geographical markets for future development. At July 2, 1998, after giving pro forma effect to the Act III Combination, the Company had 48 new theatres with 727 screens under construction. In addition, on the same pro forma basis, the Company has entered into leases in connection with its plans to develop an additional 54 theatres with 838 screens. The Company's theatres built during fiscal years 1992 through 1996 yielded a return on invested capital of 29.6% (calculated as 1997 theatre cash flow divided by cumulative capital expenditures for such theatres).

     Add New Screens and Upgrade Existing Theatres. To enhance profitability and to maintain competitiveness at existing theatres, the Company continues to add additional screens and upgrade its existing theatres, including by adding stadium seating to certain existing theatres. The Company believes that through the addition of screens and the upgrade of its facilities it can leverage the favorable real estate location of certain of its theatres and thereby improve its operating margins at those theatres. By upgrading certain existing theatres the Company is able to create barriers to entry in the markets served by those theatres. At July 2, 1998, after giving pro forma effect to the Act III Combination, the Company had 47 new screens under construction at nine existing theatre facilities and anticipates that it will add a total of 115 to 135 screens to certain of its existing theatres by the end of 1999. The addition of screens to existing theatres is designed not to disrupt operations at the theatres.

     Acquire Theatres. While management believes that a significant portion of its future growth will come through the development of new theatres, the Company will continue to consider strategic acquisitions of complementary theatres or theatre companies. In addition, the Company may enter into joint ventures, which could serve as a platform for both domestic and international expansion. On August 26, 1998, the Company acquired Act III, the ninth largest motion picture exhibitor in the United States based on number of screens in operation. The Company currently has no other plans or agreements for any specific acquisitions or joint ventures.

     Develop Complementary Theatre Concepts. To complement the Company's theatre development, it has opened six FunScapes(TM) entertainment complexes and currently has two additional FunScapes(TM) under construction. The Company may seek to develop additional FunScapes(TM) at strategic locations. The Company has also signed an agreement to include IMAX(R) 3-D theatres in ten of its new multiplex theatres over the next five years, the first of which is expected to open in Chicago in November 1998. Management believes that the Company's theatres with IMAX(R) 3-D will draw higher traffic levels than its other theatres by attracting patrons during non-peak hours and expanding its customer base in certain markets.

                                THE TRANSACTIONS

RECAPITALIZATION AND REFINANCINGS

     On May 27, 1998, an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR") and an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") merged with and into the Company (the "Regal Merger"), with the Company continuing as the surviving corporation of the merger. The consummation of the Regal Merger resulted in a recapitalization (the "Recapitalization") of the Company. In the Recapitalization, the Company's existing holders of common stock ("Common Stock") received cash for their shares of Common Stock, and KKR, Hicks Muse, DLJ Merchant Banking Partners II, L.P. and affiliated funds ("DLJ") and certain members of the Company's management acquired the Company. In addition, in connection with the Recapitalization, the Company cancelled options and repurchased warrants held by certain directors, management and employees of the Company (the "Option/Warrant Redemption"). The aggregate purchase price paid to effect the Regal Merger and the Option/Warrant Redemption was approximately $1.2 billion.

     The net proceeds of the Original Offering, initial borrowings of $375.0 million under the Company's current senior credit facility (as amended in connection with the Act III Combination, the "Senior Credit Facilities") and $776.9 million in proceeds from the investment by KKR, Hicks Muse, DLJ and management in the Company (the "Equity Investment") were used: (i) to fund the cash payments required to effect the Regal Merger and the Option/Warrant Redemption; (ii) to repay and retire the Company's then existing senior credit facilities (the "Old Credit Facilities"); (iii) to repurchase all $125.0 million aggregate principal amount of the Company's 8 1/2% Senior Subordinated Notes due October 1, 2007 (the "Old Regal Notes"); and (iv) to pay related fees and expenses. Under the Senior Credit Facilities, the Company is permitted to borrow up to $1,212.5 million in the aggregate, consisting of $500.0 million under a revolving credit facility (the "Revolving Credit Facility") and $712.5 million, in the aggregate, under three separate term loan facilities. After the consummation of the Act III Combination, the Company had approximately $461.1 million available for borrowing under the Senior Credit Facilities.

     Prior to the Regal Merger, KKR held approximately 89% of Act III's outstanding equity. Pursuant to the Regal Merger, KKR, Hicks Muse and DLJ received $287.3 million, $437.3 million and $50.0 million, respectively, of the Company's equity securities, consisting of a combination of Common Stock and the Company's Series A Convertible Preferred Stock ("Preferred Stock"). In order to equalize KKR's and Hicks Muse's equity interests in both the Company and Act III, upon the closing of the Recapitalization, Hicks Muse exchanged $75.0 million of its equity interest in the Company for $75.0 million of KKR's equity in Act III and Hicks Muse made an additional equity investment of approximately $62.7 million in Act III. The proceeds of the Hicks Muse $62.7 million equity investment were used to repay outstanding indebtedness under Act III's credit facilities. On the seventh calendar day following the closing of the Regal Merger, all outstanding shares of Preferred Stock were converted into shares of Common Stock. The Original Offering, the initial borrowings under the Senior Credit Facilities and the Equity Investment are referred to in this Prospectus, collectively, as the "Financing." The Financing, the Regal Merger, the Recapitalization and the transactions contemplated thereby, including but not limited to, the application of the proceeds of the Financing, are referred to in this Prospectus as the "Transactions."

THE ACT III COMBINATION

     On August 26, 1998, the Company acquired Act III (the "Act III Merger"). In the Act III Merger, Act III became a wholly-owned subsidiary of the Company and each share of Act III's outstanding common stock was converted into the right to receive one share of the Company's Common Stock. In connection with the Act III Merger, the Company amended its Senior Credit Facilities and borrowed $383.3 million thereunder to repay Act III's borrowings and accrued interest under Act III's credit facilities (the "Act III Bank Debt") and two senior subordinated promissory notes in the aggregate principal amount of $75.0 million each (the "Act III Notes"), which were owned by KKR and Hicks Muse. The repayment of the Act III Bank Debt and the Act III Notes are referred to in this Prospectus, together, as the "Act III Refinancing." The Act III Merger and the Act III Refinancing are referred to in this Prospectus, together, as the "Act III Combination." As a result of the Transactions and the Act III Combination, KKR and Hicks Muse each own approximately 46.3% of the Company's Common Stock, with DLJ, management and other minority investors owning the remainder. The Recapitalization and the Financing were not conditioned on the consummation of the Act III Combination, and there existed no contractual arrangement (written, verbal or otherwise) or obligation to enter into or complete the Act III Combination.

USE OF PROCEEDS

     The Company will not receive any proceeds from the exchange of the Notes for the Old Notes pursuant to the Exchange Offer. The net proceeds of the Original Offering, initial borrowings of $375.0 million under the Senior Credit Facilities and the proceeds from the Equity Investment were used: (i) to fund the cash payments required to effect the Regal Merger and the Option/Warrant Redemption; (ii) to repay and retire the Old Credit Facilities; (iii) to repurchase the Old Regal Notes; and (iv) to pay related fees and expenses. See "Use of Proceeds."

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER.........  The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the Letter of Transmittal, to exchange $1,000 principal amount of Notes issued by the Company for each $1,000 principal amount of Old Notes issued by the Company, of which an aggregate principal amount of $400.0 million is outstanding. The form and terms of the Notes are identical to the form and terms of the Old Notes, except that the Notes have been registered under the Securities Act and will not bear any legends restricting their transfer. The Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Old Notes. The Exchange Offer is being made in order to satisfy a contractual obligation of the Company. See "The Exchange Offer" and "Description of the Notes."

                             Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions set forth below, the Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such Notes, whether or not such person is the registered holder (other than any such holder or such other person which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer that purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or
                             (iii) a person participating in the distribution of the Notes) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such Notes. Holders of Old Notes accepting the Exchange Offer will represent to the Company in the Letter of Transmittal that such conditions have been met. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "The Exchange Offer -- Purpose and Effect." Each broker-dealer that receives Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. See "Plan of Distribution."


EXPIRATION DATE............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, November 16, 1998 or such later date and time to which it is extended by the Company.


WITHDRAWAL.................  The tender of Old Notes pursuant to the Exchange
                             Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

INTEREST ON THE NOTES AND
THE OLD NOTES..............  Interest on each Note will accrue from the date of issuance of the Old Note for which the Note is exchanged or from the date of the last periodic payment of interest on such Old Note, whichever is later. No additional interest will be paid on Old Notes tendered and accepted for exchange.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The Exchange Offer is subject to certain conditions, some of which may be waived by the Company. See "The Exchange Offer -- Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING
OLD NOTES..................  Each holder of the Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the copy, together with the Old Notes and any other required documentation, to the Exchange Agent (as defined herein) at the address set forth herein. Persons holding the Old Notes through the Depository Trust Company ("DTC") and wishing to accept the Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program ("ATOP"), by which each tendering participant will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to the Company that, among other things,
                             (i) the Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Notes, whether or not such person is the registered holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Notes and
                             (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. If the Company determines that it is not permitted to effect the Exchange Offer as contemplated hereby because of any applicable law or change in Commission policy, or if any holder of Transfer Restricted Securities (as defined herein) notifies the Company prior to the 20th day following consummation of the Exchange Offer (a) that it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) that it may not resell the Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that this Prospectus is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes.

                             The Company will accept for exchange any and all Old Notes which are properly tendered (and not withdrawn) in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

EXCHANGE AGENT.............  IBJ Schroder Bank & Trust Company is serving as
                             Exchange Agent (the "Exchange Agent") in connection with the Exchange Offer.

FEDERAL INCOME TAX
  CONSIDERATIONS...........  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

EFFECT OF NOT TENDERING....  Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. Except as described above, the Company will have no further obligation to provide for the registration under the Securities Act of such Old Notes.

                                   THE NOTES

ISSUER.....................  Regal Cinemas, Inc.

SECURITIES OFFERED.........  $400.0 million principal amount of 9 1/2% Senior
                             Subordinated Notes due 2008.

MATURITY...................  June 1, 2008.

INTEREST...................  Payable semi-annually in arrears, on June 1 and
                             December 1 of each year, commencing December 1, 1998.

OPTIONAL REDEMPTION........  The Notes are redeemable at the option of the
                             Company, in whole or in part, at any time on or after June 1, 2003, initially at 104.75% of their principal amount, plus accrued and unpaid interest, declining ratably to 100% of their principal amount, plus accrued and unpaid interest, on or after June 1, 2006. In addition, at any time prior to June 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of one or more Equity Offerings, at 109.50% of their principal amount, plus accrued and unpaid interest; provided that after any such redemption at least $260.0 million aggregate principal amount of the Notes remains outstanding. See "Description of the Notes -- Optional Redemption."

RANKING....................  The Notes will be unsecured and rank junior in right of payment to all Senior Indebtedness of the Company. The Notes will rank pari passu in right of payment with all existing and future senior subordinated indebtedness of the Company and will rank senior in right of payment to all Subordinated Indebtedness of the Company. The Indenture permits the Company to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of the Notes." As of July 2, 1998, on a pro forma basis after giving effect to the Act III Combination as though it had occurred at such date, the aggregate principal amount of the Company's Senior Indebtedness was approximately $751.4 million (excluding unused commitments), and the Company had no senior subordinated indebtedness outstanding other than the Old Notes. In addition, on the same pro forma basis, the Company had $400.0 million in Subordinated Indebtedness. See "Description of the Notes -- General" and "-- Ranking and Subordination," and "Description of Certain Indebtedness."

CHANGE OF CONTROL..........  Upon the occurrence of a Change of Control, the
                             Company will be required to make an offer to purchase the Notes at a purchase price equal to 101% of their principal amount on the date of purchase, plus accrued and unpaid interest. See "Description of the Notes -- Change of Control."

CERTAIN COVENANTS..........  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined herein) to incur indebtedness, pay dividends, repurchase capital stock, engage in transactions with stockholders and affiliates and engage in mergers and consolidations. However, these limitations are subject to a number of important qualifications and exceptions. If the Notes attain Investment Grade Status (as defined herein) substantially all of such covenants shall cease to apply. See "Description of the Notes -- Certain Covenants."

USE OF PROCEEDS............  There will be no cash proceeds to the Company from the Exchange Offer. The net proceeds of the Original Offering, together with proceeds from the Equity Investment and initial borrowings under the Senior Credit Facilities, were used: (i) to fund the cash payments required to effect the Regal Merger and the Option/Warrant Redemption; (ii) to repay and retire outstanding indebtedness under the Old Credit Facilities; (iii) to repurchase the Old Regal Notes; and (iv) to pay related fees and expenses. See "Use of Proceeds."

                                  RISK FACTORS

     Prospective investors in the Notes should carefully consider all of the information set forth in this Prospectus, and in particular, should evaluate the specific factors set forth under "Risk Factors" for certain risks involved with an investment in the Notes.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The summary historical consolidated financial data set forth below were derived from the consolidated financial statements of the Company. The summary historical consolidated statement of income data of the Company for the fiscal years ended December 30, 1993, December 29, 1994, December 28, 1995, January 2, 1997 and January 1, 1998 and the balance sheet data as of the dates noted, were derived from the audited consolidated financial statements of the Company. The summary historical consolidated financial data set forth below as of July 2, 1998 and for the respective six month periods ended July 3, 1997 and July 2, 1998 were derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the Company's consolidated results of operations and financial condition for such periods. The operating results for the respective six month periods ended July 3, 1997 and July 2, 1998 are not necessarily indicative of results to be expected for the full fiscal year. The summary historical consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by, the "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus.


                                                                  FISCAL YEAR ENDED                             SIX MONTHS ENDED
                                         --------------------------------------------------------------------   -----------------
                                         DECEMBER 30,   DECEMBER 29,   DECEMBER 28,   JANUARY 2,   JANUARY 1,   JULY 3,   JULY 2,
                                             1993           1994           1995          1997         1998       1997      1998
                                         ------------   ------------   ------------   ----------   ----------   -------   -------
                                                     (IN MILLIONS, EXCEPT FOR PERCENTAGES, RATIOS AND OPERATING DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
  Revenue:
    Admissions.........................    $ 149.4        $ 185.2        $ 213.4       $ 266.0      $ 325.1     $ 150.5   $ 190.9
    Concession sales...................       61.4           74.7           87.3         110.2        137.2        63.0      82.0
    Other..............................        3.6            5.1            8.3          13.0         16.8         8.7      15.2
                                           -------        -------        -------       -------      -------     -------   -------
        Total revenue..................      214.4          265.0          309.0         389.2        479.1       222.2     288.1
  Costs and Expenses:
    Operating expenses:
      Film rental and advertising......       82.8          101.0          115.4         145.2        178.2        81.3     104.0
      Cost of concessions and other....        8.8            9.9           11.4          15.1         16.6        10.2      13.0
      Rent expense.....................       28.0           32.5           34.5          41.4         53.7        26.0      34.9
      Other expense....................       49.0           60.4           71.2          86.4        102.8        49.1      65.3
    General and administrative.........       12.7           14.1           14.8          16.6         16.6         9.5       8.0
                                           -------        -------        -------       -------      -------     -------   -------
      Total costs and expenses.........      181.3          217.9          247.3         304.7        367.9       176.1     225.2
                                           -------        -------        -------       -------      -------     -------   -------
      Sub-Total........................       33.1           47.1           61.7          84.5        111.2        46.1      62.9
    Depreciation and amortization......       11.0           13.6           19.4          24.7         30.5        14.5      19.9
    SFAS 121(1)........................         --             --             --            --          5.0          --        --
    Merger expenses....................         --            5.1            1.2           1.6          7.8          --        --
    Recapitalization expenses..........         --             --             --            --           --          --      62.0
                                           -------        -------        -------       -------      -------     -------   -------
      Operating income (loss)..........       22.1           28.4           41.1          58.2         67.9        31.6     (19.0)
    Interest expense, net..............        6.5            7.2           10.3          12.2         13.2         6.0      12.9
    Other (income) expense, net........        1.8             --             .7           (.7)          .4          .3        .2
                                           -------        -------        -------       -------      -------     -------   -------
      Income (loss) before income taxes
        and loss (gain) on
        extraordinary item.............       13.8           21.2           30.1          46.7         54.3        25.3     (32.1)
    Provision for (benefit from) income
      taxes............................        5.1            8.5           12.2          20.8         19.1         9.8      (3.9)
                                           -------        -------        -------       -------      -------     -------   -------
      Income (loss) before loss (gain)
        on extraordinary item..........        8.7           12.7           17.9          25.9         35.2        15.5     (28.2)
    Loss (gain) on extraordinary
      item.............................        (.2)           1.8             .4            .8         10.0          --      11.9
                                           -------        -------        -------       -------      -------     -------   -------
  Net income (loss)....................    $   8.9        $  10.9        $  17.5       $  25.1      $  25.2     $  15.5   $ (40.1)
                                           =======        =======        =======       =======      =======     =======   =======
OPERATING AND OTHER FINANCIAL DATA:
  Cash flow provided by (used in)
    operating activities...............    $  29.8        $  36.5        $  40.0       $  67.5      $  64.0     $  36.8   $  (1.9)
  Cash flow used in investing
    activities.........................    $  20.8        $ 106.4        $ 112.6       $ 131.1      $ 202.3     $  91.2   $  99.1
  Cash flow provided by financing
    activities.........................    $   7.3        $  63.5        $  69.8       $  72.2      $ 139.6     $  51.7   $ 110.1
  EBITDA(2)............................    $  33.1        $  47.1        $  61.7       $  84.5      $ 111.2     $  46.1   $  62.9
  EBITDAR(2)...........................    $  61.1        $  79.6        $  96.2       $ 125.9      $ 164.9     $  72.1   $  97.8
  EBITDA margin(3).....................       15.5%          17.8%          20.0%         21.7%        23.2%       20.7%     21.8%
  EBITDAR margin(3)....................       28.5%          30.0%          31.1%         32.4%        34.4%       32.4%     33.9%
  Ratio of EBITDA to interest
    expense(4).........................        4.7x           6.3x           5.8x          6.6x         8.0x        7.6x      4.7x
  Ratio of EBITDAR to interest and rent
    expense(4).........................        1.7x           2.0x           2.1x          2.3x         2.4x        2.2x      2.0x
  Capital expenditures and
    acquisitions.......................    $  23.6        $ 108.6        $ 113.9       $ 143.7      $ 203.2     $  90.1   $  91.1
  Ratio of earnings to fixed
    charges(5).........................        1.8x           2.1x           2.2x          2.6x         2.5x        2.5x       --
  Deficiency of earnings to cover fixed
    charges(5).........................         --             --             --            --           --          --   $  33.5

                                                                  FISCAL YEAR ENDED                             SIX MONTHS ENDED
                                         --------------------------------------------------------------------   -----------------
                                         DECEMBER 30,   DECEMBER 29,   DECEMBER 28,   JANUARY 2,   JANUARY 1,   JULY 3,   JULY 2,
                                             1993           1994           1995          1997         1998       1997      1998
                                         ------------   ------------   ------------   ----------   ----------   -------   -------
                                                     (IN MILLIONS, EXCEPT FOR PERCENTAGES, RATIOS AND OPERATING DATA)
OPERATING DATA(6):
  Theatre locations....................        160            195            206           223          256         234       261
  Screens..............................      1,110          1,397          1,616         1,899        2,306       2,060     2,467
  Average screens per location.........        6.9            7.2            7.8           8.5          9.0         8.8       9.5
  Attendance (in thousands)............     41,624         49,690         55,091        65,530       76,331      35,946    42,686
  Average ticket price.................    $  3.59        $  3.73        $  3.87       $  4.06      $  4.26     $  4.19   $  4.47
  Average concessions per patron.......    $  1.47        $  1.50        $  1.58       $  1.68      $  1.80     $  1.75   $  1.92

                                                                 AS OF
                                                              JULY 2, 1998
                                                              ------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................     $ 27.5
  Total assets..............................................      784.4
  Long-term obligations (including current maturities)......      776.3
  Stockholders' equity (deficit)............................      (76.1)

---------------

(1) Reflects non-cash charges for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," which the Company adopted in 1995.

(2) EBITDA represents net income before interest expense, income taxes, depreciation and amortization, other income (expense), extraordinary items and non-recurring charges. EBITDAR represents EBITDA before rent expense. This definition of EBITDA is consistent with that included in the debt indenture. While EBITDA and EBITDAR are not intended to represent cash flow from operations as defined by generally accepted accounting principles ("GAAP") and should not be considered as indicators of operating performance or alternatives to cash flow (as measured by GAAP) as a measure of liquidity, they are included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure, rental and working capital requirements.

(3) Defined as EBITDA and EBITDAR as a percentage of total revenue.

(4) "Interest expense" means interest expense recorded during the related period excluding interest income and amortization of deferred financing fees.

(5) For purposes of this calculation, "earnings" consist of net income (loss) before income taxes and fixed charges, excluding any capitalized interest, and "fixed charges" consist of interest expense, capitalized interest, amortization of deferred financing costs and the component of rental expense believed by the Company to be representative of the interest factor thereon.

(6) Operating theatres and screens represent the number of theatres and screens operated at the end of the period.

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following summary pro forma consolidated financial data for the fiscal year ended January 1, 1998, for the six month period ended July 2, 1998 were derived from the unaudited and audited consolidated financial statements of the Company and Act III, which are included elsewhere in this Prospectus, and have been prepared to give effect to the Transactions and the Act III Combination, as though such transactions had occurred as of January 3, 1997, for the statements of income. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma statement of income data do not purport to present what the Company's results of operations would actually have been had the Transactions and the Act III Combination, in fact, occurred January 3, 1997, or to project the Company's results of operations for any future period. The pro forma balance sheet data do not purport to present what the Company's financial position actually would have been had the Act III Combination, in fact, occurred as of July 2, 1998, or to project the Company's financial position at any future date. The summary pro forma consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by, "The Transactions," "Capitalization," "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and Act III and the respective notes thereto included elsewhere in this Prospectus.

                                                                 YEAR       SIX MONTHS
                                                                 ENDED         ENDED
                                                              JANUARY 1,      JULY 2,
                                                                 1998          1998
                                                              -----------   -----------
                                                              (IN MILLIONS, EXCEPT FOR
                                                               PERCENTAGES, RATIOS AND
                                                                   OPERATING DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
  Revenue:
    Admissions..............................................    $ 498.0       $ 279.5
    Concession sales........................................      215.4         124.1
    Other...................................................       19.0          16.2
                                                                -------       -------
        Total revenue.......................................      732.4         419.8
  Costs and Expenses:
    Operating expenses:
      Film rental and advertising...........................      271.4         149.9
      Cost of concessions and other.........................       29.0          19.0
      Rent expense..........................................       69.4          44.4
      Other expense.........................................      165.4          97.8
    General and administrative..............................       19.7           9.0
                                                                -------       -------
        Total costs and expenses............................      554.9         320.1
                                                                -------       -------
        Sub-Total...........................................      177.5          99.7
    Depreciation and amortization...........................       66.9          40.9
    SFAS 121(1).............................................        5.0            --
    Merger expenses.........................................        7.8            --
    Recapitalization expenses...............................       25.9          62.0
                                                                -------       -------
        Operating income (loss).............................       71.9          (3.2)
    Interest expense, net...................................      101.4          52.9
    Other (income) expense..................................       (1.4)          0.3
                                                                -------       -------
        Income (loss) before income taxes and loss on
        extraordinary item..................................      (28.1)        (56.4)
    Provision for (benefit from) income taxes...............       (4.0)        (11.2)
                                                                -------       -------
    Income (loss) before extraordinary item.................    $ (24.1)      $ (45.2)
                                                                =======       =======

                                                                 YEAR       SIX MONTHS
                                                                 ENDED         ENDED
                                                              JANUARY 1,      JULY 2,
                                                                 1998          1998
                                                              -----------   -----------
                                                              (IN MILLIONS, EXCEPT FOR
                                                               PERCENTAGES, RATIOS AND
                                                                   OPERATING DATA)
OPERATING AND OTHER FINANCIAL DATA:
  EBITDA(2).................................................    $ 177.5       $ 99.7
  EBITDAR(2)................................................    $ 246.9       $144.1
  EBITDA margin(3)..........................................      24.2%        23.7%
  EBITDAR margin(3).........................................      33.7%        34.3%
  Ratio of EBITDA to interest expense(4)....................       1.7x         1.8x
  Ratio of EBITDAR to interest and rent expense(4)..........       1.4x         1.5x
  Deficiency of earnings to cover fixed charges(5)..........    $  33.0       $ 59.2
OPERATING DATA (6):
  Theatre locations.........................................        388          392
  Screens...................................................      3,132        3,310
  Average screens per location..............................        8.1          8.4
  Attendance (in thousands).................................    118,583       63,529
  Average ticket price......................................    $  4.20       $ 4.40
  Average concessions per patron............................    $  1.82       $ 1.95


---------------

(1) Reflects non-cash charges for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," which the Company adopted in 1995.

(2) EBITDA represents net income before interest expense, income taxes, depreciation and amortization, other income (expense), extraordinary items and non-recurring charges. This definition of EBITDA is consistent with that included in the debt indenture. EBITDAR represents EBITDA before rent expense. While EBITDA and EBITDAR are not intended to represent cash flow from operations as defined by GAAP and should not be considered as indicators of operating performance or alternatives to cash flow (as measured by GAAP) as a measure of liquidity, they are included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure, rental and working capital requirements.

(3) Defined as EBITDA and EBITDAR as a percentage of total revenue.

(4) "Interest expense" means interest expense recorded during the related period excluding interest income and amortization of deferred financing fees.

(5) For purposes of this calculation, "earnings" consist of net income (loss) before income taxes and fixed charges, excluding any capitalized interest, and "fixed charges," consist of interest expense, capitalized interest, amortization of deferred financing costs and the component of rental expense believed by the Company to be representative of the interest factor thereon.

(6) Operating theatres and screens represent the number of theatres and screens operated at the end of the period.

                                  RISK FACTORS

     Prospective investors should carefully consider the risk factors set forth below, as well as the other information set forth in this Prospectus, before making an investment in the Notes. This Prospectus contains statements regarding possible and/or expected future events, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause such differences include, but are not limited to, the risk factors set forth below.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for the Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "The Exchange Offer -- Purpose and Effect." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that the Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Notes are acquired in the ordinary course of such holders' business and such holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of such Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such Notes and has no arrangement or understanding to participate in a distribution of the Notes. If any holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Notes to be acquired pursuant to the Exchange Offer, such holder (i) may not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for 180 days following the date of this Prospectus in connection with resales of the Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company has agreed, subject to certain limitations, to cooperate with holders of the Old Notes to register or qualify the Notes for offer or sale under the securities laws of such jurisdiction as any holder reasonably requests. Unless a holder so requests, the Company does not currently intend to register or qualify the sale of the Notes in any such jurisdictions. See "The Exchange Offer."

DEPENDENCE ON MOTION PICTURE PRODUCTION AND PERFORMANCE; RELATIONSHIP WITH FILM DISTRIBUTORS

     The ability of the Company to operate successfully depends upon a number of factors, the most important of which are the availability and appeal of motion pictures, the Company's ability to license motion pictures and the performance of such motion pictures in the Company's markets. The Company predominantly licenses first-run motion pictures. Poor performance of, or disruption in the production of or access to, motion pictures by the major studios and/or independent producers could have a material adverse effect on the Company's business and results of operations. Because film distributors historically have released those films that they anticipate will be the most successful during the summer and holiday seasons, poor performance of such films or disruption in the release of films during such periods could adversely affect the Company's results for those particular periods or for any fiscal year.

     The Company's business also depends to a significant degree on maintaining good relations with the major film distributors that license films to the Company's theatres. A deterioration in the Company's relationship with any of the nine major film distributors could adversely affect the Company's access to commercially successful films and therefore, could have a material adverse effect on the Company's business and results of operations. See
"Business -- Film Licensing."

EXPANSION PLANS

     The Company's growth strategy involves constructing new theatres and adding new screens to certain of its existing theatres. The Company seeks to locate its theatres in markets that it believes are underscreened or that are served by older theatre facilities. At July 2, 1998, after giving pro forma effect to the Act III Combination, the Company had 48 new theatres with 727 screens under construction and 47 new screens under construction at nine existing theatres. The Company intends to develop approximately 575 to 625 screens during the balance of 1998 and approximately 750 to 850 screens during 1999. The Company expects that the capital expenditures in connection with new theatre construction or renovations to existing theatres will aggregate approximately $220.0 million for the remainder of 1998 and approximately $200.0 million during 1999. The Company expects to fund these capital expenditures from cash flow from operations, asset sale proceeds and borrowings under the Senior Credit Facilities. There can be no assurance, however, that the Company will generate sufficient cash flow from operations or proceeds from asset sales or that the Company's future borrowing capacity under the Senior Credit Facilities will be sufficient to enable it to make these anticipated capital expenditures. In addition, the Company intends to continue its expansion plans over the next several years. Any future theatre development may require financing in addition to cash generated from operations, asset sale proceeds and borrowings under the Senior Credit Facilities. There can be no assurance that such additional financing will be available to the Company on terms considered reasonable by management, or at all. The Company's ability to open theatres and complete screen expansions on a timely and profitable basis is subject to various contingencies, some of which are beyond the Company's control. There is significant competition in the United States for site locations from both theatre companies and other businesses. There can be no assurance that the Company will be able to obtain attractive theatre sites, negotiate acceptable lease terms, build theatres and complete screen expansions on a timely and cost-effective basis, hire, train and retain skilled managers and personnel and obtain adequate capital resources. There can be no assurance that the Company will achieve its planned expansion or that new theatres will achieve targeted levels of profitability.

ACQUISITION RISKS

     The Company's growth strategy also may involve the acquisition of additional theatres and/or theatre companies. There is substantial competition for attractive acquisition candidates. There can be no assurance that the Company will be able to successfully acquire suitable acquisition candidates or integrate acquired operations into its existing operations. There can also be no assurance that future acquisitions will not have an adverse effect upon the Company's operating results, particularly in the quarters immediately following the completion of an acquisition while the operations of an acquired business are being integrated. Moreover, the Company's acquisition strategy involves, to a substantial degree, strategies to increase net revenue while at the same time reducing operating expenses. Although the Company's management believes that its strategies are reasonable, there can be no assurance that the Company will be able to implement its plans without delay or that, when implemented, its efforts will result in the increased profitability, cost savings or other benefits expected by the Company's management. In addition, the integration of acquired companies, including

Act III, will require substantial attention from the Company's senior management, which may limit the amount of time available to be devoted to the Company's day-to-day operations or to the execution of its growth strategy. Additionally, expansion of the Company's theatre circuit involves the risk that the Company might not effectively manage such growth and that significant additional debt may be incurred in connection with such acquisitions, which could have a material adverse effect on the Company's financial position and results of operations.

COMPETITION

     The motion picture exhibition industry is fragmented and highly competitive, particularly in film licensing, attracting patrons and finding new theatre sites. Theatres operated by national and regional circuits and by smaller independent exhibitors compete with the Company's theatres. Many of the Company's competitors have been in existence significantly longer than the Company and may be better established in certain of the markets where the Company's theatres are located or where the Company may choose to open new theatres. Many of the Company's competitors have sought to increase the number of their theatres and screens in operation. Such increases may cause certain local markets or portions thereof to become over screened, resulting in a negative impact on the earnings of the theatres involved and thus on the Company's theatres in those markets. Filmgoers are generally not brand conscious and choose a theatre based on the films showing there.

     The Company believes that the principal competitive factors in the motion picture exhibition industry include: licensing terms; the seating capacity, location and reputation of an exhibitor's theatres; the quality of projection and sound equipment at the theatres; and the exhibitor's ability and willingness to promote the films. Failure to compete favorably with respect to any of these factors could have a material adverse effect on the Company's business and results of operations.

     In those areas where real estate is readily available, there are few barriers preventing competing companies from opening theatres near one of the Company's existing theatres, which may have a material adverse effect on the Company's theatre. In addition, competitors have built or are planning to build theatres in certain areas in which the Company operates, which may result in excess capacity in such areas and adversely affect attendance and pricing at the Company's theatres in such areas.

     In addition, alternative motion picture exhibition delivery systems, including cable television, video cassettes, satellite and pay-per-view services, exist for the exhibition of filmed entertainment in periods subsequent to the theatrical release. The expansion of such delivery systems (such as video on demand) could have a material adverse effect upon the Company's business and results of operations. The Company also competes for the public's leisure time and disposable income with all forms of entertainment, including sporting events, concerts, live theatre and restaurants. See "Business -- Competition."

DEPENDENCE ON SENIOR MANAGEMENT


     The Company's success depends upon the continued contributions of its senior management, including Michael L. Campbell, Chairman, President and Chief Executive Officer of the Company. The Company currently has employment agreements with Mr. Campbell and other senior executives, but the Company maintains key-man life insurance only with respect to Mr. Campbell. The loss of the services of one or more of the Company's senior management could have a material adverse effect upon its business and development. See
"Management -- Executive Compensation -- Campbell and Dunn Employment
Agreements."


FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

     The Company's revenues have been seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, the most marketable motion pictures have been released during the summer and the Thanksgiving through year-end holiday season. The unexpected emergence of a hit film during other periods can alter the traditional trend. The timing of such releases can have a significant effect on the Company's results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter. The seasonality of motion picture exhibition, however, has become less pronounced in recent years as studios have begun to release major motion pictures somewhat more evenly throughout the year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL INDEBTEDNESS, LEASE COMMITMENTS AND LEVERAGE


     The Company has substantial indebtedness. As of July 2, 1998, on a pro forma basis after giving effect to the Act III Combination, the Company had approximately $1.19 billion of indebtedness outstanding, with approximately $461.1 million available for future borrowings under the Senior Credit Facilities, subject to certain conditions. On a pro forma basis after giving effect to the Act III Combination, the Company would have a deficiency of earnings to cover fixed charges of $33.0 million for the year ended January 1, 1998. In addition, the Company may incur additional indebtedness in the future, including for the purpose of funding future construction and acquisitions as part of its growth strategy, subject to certain limitations contained in the Indenture and the Senior Credit Facilities. See "Capitalization," "Description of the Notes" and "Description of Certain Indebtedness -- Senior Credit Facilities."


     The Company's high degree of leverage could have several important consequences to the holders of the Notes, including, but not limited to, the following: (i) the Company will have significant cash requirements to service debt, reducing funds available for operations and future business opportunities and increasing the Company's vulnerability to adverse general economic and industry conditions and competition; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes, may be limited; (iii) the Company's leveraged position and the covenants contained in the Indenture and the Senior Credit Facilities could limit the Company's ability to compete, as well as its ability to expand, including through acquisitions, and to make capital improvements; and (iv) the Company's ability to refinance the Notes in order to pay the principal of the Notes at maturity or upon a Change of Control may be adversely affected. In addition, certain indebtedness under the Company's Senior Credit Facilities bear interest at floating rates and as a result, the Company's operating results are sensitive to fluctuations in interest rates. There can be no assurance that the Company's future cash flow will be sufficient to meet the Company's obligations and commitments, and any insufficiency in this regard could have a material adverse effect on the Company's business.

     During the twelve months ended January 1, 1998, the Company's interest expense was approximately $14.0 million, which would increase to $103.5 million on a pro forma basis for such period assuming that the Transactions and the Act III Combination occurred on January 3, 1997. Accordingly, the Transactions and the Act III Combination will increase the Company's interest expense. For 1998, after giving pro forma effect to the Act III Combination, the minimum amount required to be paid under the Company's non-cancelable operating leases is $73.6 million. See "Unaudited Pro Forma Consolidated Financial Data."

ABILITY TO SERVICE DEBT

     The Company's ability to make scheduled payments of the principal of, or to pay interest on, or to refinance its indebtedness (including the Senior Credit Facilities and the Notes) will depend on the future performance of the Company and its subsidiaries, which to a certain extent will be subject to economic, financial, competitive and other factors beyond the Company's control. Based upon the Company's current operations and anticipated growth, management believes that future cash flow from operations, together with the Company's available borrowings under the Senior Credit Facilities, will be adequate to meet the Company's respective anticipated requirements for capital expenditures, interest payments and scheduled principal payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." There can be no assurance, however, that the Company's business will continue to generate sufficient cash flow from operations in the future to service its indebtedness and make necessary capital expenditures. In that event, the Company may be required to refinance all or a portion of its indebtedness, including the Notes, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be possible, that any assets could be sold (or, if sold, of the timing of such sales and the amount of proceeds realized therefrom) or that additional financing could be obtained on terms acceptable to management, if at all.

SUBORDINATION OF NOTES

     The Notes will be general unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including indebtedness under the Senior Credit Facilities. In addition, the Notes will be effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries. As of July 2, 1998, on a pro forma basis after giving effect to the Transactions and the Act III Combination, the Company had approximately $751.4 million of Senior Indebtedness outstanding (excluding unused commitments of $461.1 million under the Senior Credit Facilities), and the Company's subsidiaries would have had capital lease obligations and indebtedness to third parties of approximately $40.0 million (excluding guarantees of Senior Indebtedness of the Company). In addition, all of the Company's indebtedness (other than the Notes) has a final maturity date that is prior to the final maturity date of the Notes. Subject to certain limitations, the Indenture permits the Company to incur additional indebtedness, including Senior Indebtedness, and permits its subsidiaries to incur indebtedness. The Company may not pay principal of, premium, if any, or interest on the Notes or purchase, redeem or otherwise retire the Notes, if any principal, premium, if any, or interest on any Senior Indebtedness is not paid when due (whether at final maturity, upon scheduled installment, acceleration or otherwise) unless such payment default has been cured or waived or such Senior Indebtedness has been repaid in full. In addition, under certain circumstances, if any non-payment default exists with respect to certain Senior Indebtedness (including under the Senior Credit Facilities), the Company may not make any payments on the Notes for a specified period of time, unless such default is cured or waived or such Senior Indebtedness has been repaid in full. If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an event of default under the Indenture and would generally entitle the holders of the Notes to accelerate the maturity thereof. As a result of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness and indebtedness and other liabilities of the Company's existing subsidiaries (or any future subsidiary) have been paid in full, and therefore there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See "Description of the Notes -- Ranking and Subordination" and "Description of Certain
Indebtedness -- Senior Credit Facilities."

RESTRICTIVE DEBT COVENANTS

     The Indenture and the Senior Credit Facilities contain certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Senior Credit Facilities contain certain other and more restrictive covenants including restrictions on prepaying indebtedness, such as the Notes, and also require the Company to maintain specified financial ratios. The financial tests required to be met under the Senior Credit Facilities can be affected by events beyond its control and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Senior Credit Facilities, which would allow the lenders thereunder to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the Company were unable to pay those amounts, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. Substantially all the assets of the Company, including the stock of certain of its subsidiaries, are pledged as collateral to secure the Company's obligations under the Senior Credit Facilities. If the indebtedness under the Senior Credit Facilities were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes. In addition, if a default occurs with respect to Senior Indebtedness, such as the Senior Credit Facilities, the subordination provisions of such Senior Indebtedness would likely restrict payments to holders of Notes. See "Description of the Notes -- Certain Covenants" and "Description of Certain Indebtedness -- Senior Credit Facilities."

LIMITATIONS OF COVENANTS

     Although the Indenture limits the incurrence of indebtedness by the Company and its subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by the Company and its subsidiaries of liabilities that are not considered "Indebtedness" under the Indenture. If the Notes attain Investment Grade Status, substantially all the covenants in the Indenture, including those covenants limiting the Company's and its subsidiaries' ability to incur indebtedness, pay dividends or make other distributions or engage in transactions with affiliates, will cease to apply.

REPURCHASE OF THE NOTES UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all of the Notes that the Company might be required to purchase. In the event that the Company were required to purchase Notes pursuant to a Change of Control Offer (as defined herein), the Company expects that it would require third party financing; however, there can be no assurance that the Company would be able to obtain such financing on terms acceptable to management, if at all. In addition, the Senior Credit Facilities restrict the Company's ability to repurchase the Notes, including pursuant to a Change of Control Offer. A Change of Control will result in an event of default under the Senior Credit Facilities and may cause the acceleration of other Senior Indebtedness, if any, in which case the subordination and other provisions of the Notes would require payment in full of the Senior Credit Facilities and any such Senior Indebtedness before repurchase of the Notes. See "Description of Certain Indebtedness -- Senior Credit Facilities," "Description of the Notes -- Change of Control" and "-- Ranking and Subordination."

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

     The Notes are being offered to the holders of the Old Notes. The Notes constitute a new class of securities with no established trading market. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the Notes, and there can be no assurance regarding the future development of a market for the Notes, or the ability of holders of the Notes to sell their Notes or the price at which such holders may be able to sell their Notes. If such a market were to develop, the Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Each of Morgan Stanley & Co. Incorporated, Donaldson Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co. (collectively, the "Market Makers") has advised the Company that it currently intends to make a market in the Notes. The Market Makers are not obligated to do so, however, and any market-making with respect to the Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Notes or that an active public market for the Notes will develop. The Company does not intend to apply for listing or quotation of the Notes on any securities exchange or stock market.

     Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the Notes.

EFFECTIVE CONTROL BY HICKS MUSE AND KKR

     Hicks Muse and KKR currently hold approximately 46.3% and 46.3%, respectively, of the Company's outstanding Common Stock. Therefore, if they vote together, Hicks Muse and KKR have the power to control all matters submitted to the stockholders of the Company, elect a majority of the directors of the Company and exercise control over the business, policies and affairs of the Company. The interests of Hicks Muse and KKR may differ from each other and from the holders of the Notes. Concurrently with the consummation of the Regal Merger, the Company entered into a stockholders agreement with KKR and Hicks Muse (the "KKR/Hicks Muse Stockholders Agreement"), effectively requires the Company to obtain the approval of the board designees of each of Hicks Muse and KKR before the Board of Directors may take any action. The KKR/Hicks Muse Stockholders Agreement, however, does not contain any "deadlock" resolution mechanisms.

RISKS ASSOCIATED WITH FRAUDULENT CONVEYANCE LIABILITY

     A substantial portion of the proceeds of the Original Offering were used to refinance indebtedness of the Company. Accordingly, the obligations of the Company under the Notes may be subject to review under relevant federal and state fraudulent conveyance statutes ("fraudulent conveyance statutes") in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of the Company. If a court were to find under relevant fraudulent conveyance statutes that, at the time the Notes were issued, (a) the Company issued the Notes with the intent of hindering, delaying or defrauding current or future creditors or (b)(i) the Company received less than reasonably equivalent value or fair consideration for issuing the Notes (including, to the extent the proceeds from the Notes are used to refinance any indebtedness of the Company or any of its subsidiaries, by virtue of an invalidation as a fraudulent conveyance of the incurrence of such indebtedness) and (ii)(A) was insolvent or was rendered insolvent by reason of such issuance and/or such related transactions, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, obligations beyond its ability to pay as such obligations matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes) or (D) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment was unsatisfied), such court could subordinate the Notes to presently existing and future indebtedness of the Company and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Notes.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or state law that is being applied in any such proceeding. Generally, however, the Company would be considered insolvent if, at the time it incurs the obligations constituting the Notes, either (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay the probable liability on its total existing indebtedness and liabilities (including contingent liabilities) as they become absolute and mature or (ii) it is incurring obligations beyond its ability to pay as such obligations mature.

     The Board of Directors and management of the Company believe that at the time of issuance of the Notes the Company (i) will be (a) neither insolvent nor rendered insolvent thereby, (b) in possession of sufficient capital to meet their obligations as the same mature or become due and to operate their businesses effectively and (c) incurring obligations within their ability to pay as the same mature or become due and (ii) will have sufficient assets to satisfy any probable money judgment against them in any pending action. In reaching the foregoing conclusions, such Board of Directors and management have relied upon their analysis of internal cash flow projections and estimated values of assets and liabilities of the Company. There can be no assurance, however, that such analyses will prove to be correct or that a court passing on such questions would reach the same conclusions.

                                THE TRANSACTIONS

RECAPITALIZATION AND REFINANCINGS

     On May 27, 1998, an affiliate of KKR and an affiliate of Hicks Muse merged with and into the Company, with the Company continuing as the surviving corporation of the merger. The consummation of the Regal Merger resulted in a recapitalization of the Company. In the Recapitalization, the Company's existing holders of Common Stock received cash for their shares of Common Stock, and KKR, Hicks Muse, DLJ and certain members of the Company's management acquired the Company. In addition, in connection with the Recapitalization, the Company cancelled options and repurchased warrants held by certain directors, management and employees of the Company. The aggregate purchase price paid to effect the Regal Merger and the Option/Warrant Redemption was approximately $1.2 billion.

     The net proceeds of the Original Offering, initial borrowings of $375.0 million under the Senior Credit Facilities and $776.9 million in proceeds from the Equity Investment were used: (i) to fund the cash payments required to effect the Regal Merger and the Option/Warrant Redemption; (ii) to repay and retire the Old Credit Facilities; (iii) to repurchase the Old Regal Notes; and
(iv) to pay related fees and expenses. Under the Senior Credit Facilities, the Company is permitted to borrow up to $1,212.5 million in the aggregate, consisting of $500.0 million under the Revolving Credit Facility and $712.5 million, in the aggregate, under three separate term loan facilities. After the consummation of the Act III Combination, the Company had approximately $461.1 million available for borrowing under the Senior Credit Facilities.

     Prior to the Regal Merger, KKR held approximately 89% of Act III's outstanding equity. Pursuant to the Regal Merger, KKR, Hicks Muse and DLJ received $287.3 million, $437.3 million and $50.0 million, respectively, of the Company's equity securities, consisting of a combination of Common Stock and Preferred Stock. In order to equalize KKR's and Hicks Muse's equity interests in both the Company and Act III, upon the closing of the Recapitalization, Hicks Muse exchanged $75.0 million of its equity interest in the Company for $75.0 million of KKR's equity in Act III and Hicks Muse made an additional equity investment of approximately $62.7 million in Act III. The proceeds of the Hicks Muse $62.7 million equity investment were used to repay outstanding indebtedness under Act III's credit facilities. On the seventh calendar day following the closing of the Regal Merger, all outstanding shares of Preferred Stock were converted into shares of Common Stock.

THE ACT III COMBINATION

     On August 26, 1998, the Company acquired Act III. In the Act III Merger, Act III became a wholly-owned subsidiary of the Company and each share of Act III's outstanding common stock was converted into the right to receive one share of the Company's Common Stock. In connection with the Act III Merger, the Company amended its Senior Credit Facilities and borrowed $383.3 million thereunder to repay the Act III Bank Debt and the Act III Notes, which were owned by KKR and Hicks Muse. As a result of the Transactions and the Act III Combination, KKR and Hicks Muse each own approximately 46.3% of the Company's Common Stock, with DLJ, management and other minority holders owning the remainder. The Recapitalization and the Financing were not conditioned on the Act III Combination, and there existed no contractual arrangement (written, verbal or otherwise) or obligation to enter into or complete the Act III Combination.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the exchange of the Notes for the Old Notes pursuant to the Exchange Offer. The net proceeds of the Original Offering, initial borrowings of $375.0 million under the Senior Credit Facilities and the proceeds from the Equity Investment were used: (i) to fund the cash payments required to effect the Regal Merger and the Option/Warrant Redemption; (ii) to repay and retire the Old Credit Facilities; (iii) to repurchase the Old Regal Notes; and (iv) to pay related fees and expenses.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company at July 2, 1998 and the pro forma capitalization of the Company as adjusted to give effect as of that date to the Act III Combination. This table should be read in conjunction the "Selected Historical Consolidated Financial Data," the "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and Act III and the respective notes thereto appearing elsewhere in this Prospectus.

                                                              AS OF JULY 2, 1998
                                                              -------------------
                                                              ACTUAL    PRO FORMA
                                                              ------    ---------
                                                                 (IN MILLIONS)
Debt (including current maturities):
  Senior Credit Facilities(1)...............................  $375.0    $  751.4
  Notes.....................................................   400.0       400.0
  Other indebtedness(2).....................................     1.3        38.8
                                                              ------    --------
          Total Debt........................................   776.3     1,190.2
Stockholders' Equity (Deficit)..............................   (76.1)      235.3
                                                              ------    --------
          Total Capitalization..............................  $700.2    $1,425.5
                                                              ======    ========

---------------

(1) After giving pro forma effect to the Act III Combination, the Company had $461.1 million of available borrowing capacity under the Senior Credit Facilities. See "Description of Certain Indebtedness -- Senior Credit Facilities."

(2) Other indebtedness consists primarily of capitalized lease obligations and includes current maturities of long-term debt.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated financial statements (the "Unaudited Pro Forma Consolidated Financial Data") of the Company are based on the unaudited and audited consolidated financial statements of the Company and Act III, which are included elsewhere in this Prospectus, and have been prepared to give effect to the Act III Combination, as though such transactions had occurred as of July 2, 1998, for the balance sheet, and to the Transactions and the Act III Combination, as though such transactions had occurred as of January 3, 1997, for the statements of income. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma statements of income do not purport to present what the Company's results of operations would actually have been had the Transactions and the Act III Combination, in fact, occurred on January 3, 1997, or to project the Company's results of operations for any future period. The pro forma balance sheet data does not purport to present what the Company's financial position actually would have been had the Act III Combination, in fact, occurred as of July 2, 1998, or to project the Company's financial position at any future date. The Unaudited Pro Forma Consolidated Financial Data set forth below should be read in conjunction with, and are qualified in their entirety by, "The Transactions," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and Act III and the respective notes thereto included elsewhere in this Prospectus. The Recapitalization was treated as a non-taxable stock purchase for federal and state income tax purposes and as a recapitalization for financial accounting purposes. The Act III Combination will be accounted for as a purchase applying the provisions of Accounting Principles Board Opinion No. 16 ("APB 16").

                              REGAL CINEMAS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               AS OF JULY 2, 1998
                                 (IN MILLIONS)

[CAPTION]

                                                           REGAL       ACT III       PRO FORMA       CONSOLIDATED
                                                         HISTORICAL   HISTORICAL    ADJUSTMENTS       PRO FORMA
                                                         ----------   ----------   --------------    ------------

                        ASSETS

  Current assets:
     Cash and cash equivalents.........................    $ 27.5       $  1.9        $   3.5(1)       $   32.9
     Accounts receivable...............................       1.1          1.4                              2.5
     Prepaids and other current assets.................      10.4          3.3                             13.7
     Refundable income taxes...........................       7.7                                           7.7
                                                           ------       ------        -------          --------
          Total current assets.........................      46.7          6.6            3.5              56.8
  Property and equipment, net..........................     638.2        357.1                            995.3
  Goodwill, net........................................      55.5          3.0           (3.0)(2)          55.5
  Excess purchase cost over net book value of assets
     acquired..........................................                                 366.4(2)          366.4
  Other assets.........................................      44.0         39.3          (14.3)(2)          69.0
                                                           ------       ------        -------          --------
          Total assets.................................    $784.4       $406.0        $ 352.6          $1,543.0
                                                           ======       ======        =======          ========

    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

  Current liabilities:
     Current maturities of long-term debt..............    $   .3       $  4.3                         $    4.6
     Accounts payable..................................      38.6         21.1                             59.7
     Accrued expenses..................................      35.5          9.6        $  (7.1)(2)(3)       38.0
                                                           ------       ------        -------          --------
          Total current liabilities....................      74.4         35.0           (7.1)            102.3
  Long-term debt:
     Credit facility...................................     375.0        220.4          156.0(3)          751.4
     Subordinated Notes................................     400.0        150.0         (150.0)(3)         400.0
     Other long-term debt and capital lease
       obligations.....................................        .9         33.3                             34.2
  Other liabilities....................................      10.2          9.6                             19.8
                                                           ------       ------        -------          --------
          Total liabilities............................     860.5        448.3           (1.1)          1,307.7
  Stockholders' equity (deficit).......................     (76.1)       (42.3)         353.7(4)          235.3
                                                           ------       ------        -------          --------
          Total liabilities and stockholders' equity...    $784.4       $406.0        $ 352.6          $1,543.0
                                                           ======       ======        =======          ========

   See Accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

          NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               AS OF JULY 2, 1998
                                 (IN MILLIONS)

(1) Adjustment reflects the net cash remaining after the Act III Refinancing and the payment of fees and expenses resulting from the Act III Combination.

(2) The Act III Combination will be accounted for as a purchase, applying the provisions of APB 16. The purchase cost will be allocated to the acquired assets and liabilities of Act III based on their relative fair values as of the closing date, based on valuations and studies which are not yet complete. Accordingly, the excess of purchase cost over historical book value of the net assets acquired has not yet been allocated to the individual assets and liabilities of Act III. However, the Company believes that a portion of the excess will be allocated to property plant and equipment and identifiable intangible assets and the remainder to goodwill. The pro forma purchase cost and determination of the excess of cost over book value of net assets acquired are as follows:

Fair value of Regal stock and options issued in the Act III
  Merger....................................................  $   311.4
Estimated fees and expenses.................................        1.0
                                                              ---------
          Total purchase cost...............................      312.4
                                                              ---------
Pro forma book value of net assets acquired:
  Historical book value of net assets of Act III............      (42.3)
  Eliminate existing goodwill of Act III....................       (3.0)
  Eliminate deferred financing fees on debt repaid in the
     Act III Refinancing....................................      (14.3)
  Accrued income taxes (tax benefit of write-off of deferred
     financing fees) (accrued expenses).....................        5.6
                                                              ---------
  Pro forma book value of net assets acquired...............      (54.0)
                                                              ---------
Excess of cost over book value of net assets acquired.......  $   366.4
                                                              =========

(3) Adjustments reflect: (i) the borrowings of $376.4 million under the Senior Credit Facilities, net of the repayment of $220.4 million of the Act III Bank Debt; (ii) the repayment of the Act III Notes of $150.0 million; and
    (iii) payment of accrued interest of $1.5 million.

(4) Adjustment reflects the net effect of the items noted below:

Equity issued to acquire Act III............................  $   311.4
Eliminate Act III historical equity.........................       42.3
                                                              ---------
Net equity adjustment.......................................  $   353.7
                                                              =========

                              REGAL CINEMAS, INC.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JULY 2, 1998
                                 (IN MILLIONS)

                                                      THE TRANSACTIONS         ACT III COMBINATION
                                                   -----------------------   ------------------------
                                        REGAL       PRO FORMA                 ACT III      PRO FORMA    CONSOLIDATED
                                      HISTORICAL   ADJUSTMENTS   PRO FORMA   HISTORICAL   ADJUSTMENTS    PRO FORMA
                                      ----------   -----------   ---------   ----------   -----------   ------------
Revenue:
  Admissions........................    $190.9                    $190.9       $ 88.6                      $279.5
  Concession sales..................      82.0                      82.0         42.1                       124.1
  Other.............................      15.2                      15.2          1.0                        16.2
                                        ------                    ------       ------                      ------
         Total revenue..............     288.1                     288.1        131.7                       419.8
Costs and Expenses:
  Operating expenses:
    Film rental and advertising.....     104.0                     104.0         45.9                       149.9
    Cost of concessions and other...      13.0                      13.0          6.0                        19.0
    Rent expense....................      34.9                      34.9          9.5                        44.4
    Other expense...................      65.3                      65.3         32.5                        97.8
  General and administrative........       8.0                       8.0          3.5        $(2.5) (4)       9.0
                                        ------                    ------       ------        -----         ------
         Total costs and expenses...     225.2                     225.2         97.4         (2.5)         320.1
                                        ------                    ------       ------        -----         ------
         Sub-Total..................      62.9                      62.9         34.3          2.5           99.7
  Depreciation and amortization.....      19.9                      19.9         15.8          5.2(5)        40.9
  Recapitalization expenses.........      62.0(1)                   62.0                                     62.0
                                        ------                    ------       ------        -----         ------
         Operating income (loss)....     (19.0)                    (19.0)        18.5         (2.7)          (3.2)
  Interest expense..................      13.3       $ 22.6(2)      35.9         20.1         (2.0)(6)       54.0
  Interest income...................      (0.5)                     (0.5)         (.6)                       (1.1)
  Other, net........................        .3                        .3                                       .3
                                        ------       ------       ------       ------        -----         ------
    Income (loss) before income
      taxes and loss on
      extraordinary item............     (32.1)       (22.6)       (54.7)        (1.0)         (.7)         (56.4)
  Provision for (benefit from)
    income taxes....................      (3.9)        (8.8)(3)    (12.7)         (.3)         1.8(3)       (11.2)
                                        ------       ------       ------       ------        -----         ------
Income (loss) before extraordinary
  loss..............................    $(28.2)      $(13.8)      $(42.0)      $  (.7)       $(2.5)        $(45.2)
                                        ======       ======       ======       ======        =====         ======

See Accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income.

                              REGAL CINEMAS, INC.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                       FOR THE YEAR ENDED JANUARY 1, 1998
                                 (IN MILLIONS)

                                                         THE TRANSACTIONS           ACT III COMBINATION
                                                      -----------------------   ---------------------------
                                          REGAL        PRO FORMA                 ACT III       PRO FORMA      CONSOLIDATED
                                       HISTORICAL     ADJUSTMENTS   PRO FORMA   HISTORICAL    ADJUSTMENTS      PRO FORMA
                                      -------------   -----------   ---------   ----------   --------------   ------------
Revenue:
  Admissions........................     $325.1                      $325.1       $172.9                         $498.0
  Concession sales..................      137.2                       137.2         78.2                          215.4
  Other.............................       16.8                        16.8          2.2                           19.0
                                         ------                      ------       ------                         ------
         Total revenue..............      479.1                       479.1        253.3                          732.4
Costs and Expenses:
  Operating expenses:
    Film rental and advertising.....      178.2                       178.2         93.2                          271.4
    Cost of concessions and other...       16.6                        16.6         12.4                           29.0
    Rent expense....................       53.7                        53.7         15.7                           69.4
    Other expense...................      102.8                       102.8         62.6                          165.4
  General and administrative........       16.6                        16.6          8.1         $ (5.0)(4)        19.7
                                         ------                      ------       ------         ------          ------
         Total costs and expenses...      367.9                       367.9        192.0           (5.0)          554.9
                                         ------                      ------       ------         ------          ------
         Sub-Total..................      111.2                       111.2         61.3            5.0           177.5
  Depreciation and amortization.....       30.5                        30.5         25.9           10.5(5)         66.9
  SFAS 121..........................        5.0                         5.0                                         5.0
  Merger expenses...................        7.8                         7.8                                         7.8
  Recapitalization expenses.........                                                25.9(7)                        25.9
                                         ------                      ------       ------         ------          ------
         Operating income (loss)....       67.9                        67.9          9.5           (5.5)           71.9
  Interest expense..................       14.0         $ 57.7(2)      71.7         28.1            3.7(6)        103.5
  Interest income...................        (.8)                       (0.8)        (1.3)                          (2.1)
  Other (income) expense, net.......         .4                         0.4         (1.8)            --            (1.4)
                                         ------         ------       ------       ------         ------          ------
    Income (loss) before income
      taxes and loss on
      extraordinary item............       54.3          (57.7)        (3.4)       (15.5)          (9.2)          (28.1)
  Provision for (benefit from)
    income taxes....................       19.1          (22.5)(3)     (3.4)        (1.1)            .5(3)         (4.0)
                                         ------         ------       ------       ------         ------          ------
  Income (loss) before extraordinary
    item............................     $ 35.2         $(35.2)      $   --       $(14.4)        $ (9.7)         $(24.1)
                                         ======         ======       ======       ======         ======          ======

See Accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income.

                          NOTES TO UNAUDITED PRO FORMA

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN MILLIONS)

(1) The Regal historical income statement for the six months ended July 2, 1998 includes non-recurring expenses directly related to the Transactions. Such expenses relate principally to compensation expense incurred as the result of the Option/Warrant Redemption and professional fees.

(2) Adjusts interest expense to reflect interest expense and amortization of deferred financing fees resulting from the Transactions on: (i) $375.0 million of borrowings under the Senior Credit Facilities; (ii) the $400.0 million from the Original Offering; and (iii) $1.3 million of capital lease obligations of the Company as follows:

                                                              SIX MONTHS ENDED      YEAR ENDED
                                                                JULY 2, 1998      JANUARY 1, 1998
                                                              ----------------    ---------------
       Interest expense before amortization of deferred
          financing fees....................................       $ 33.9             $ 67.8
       Amortization of deferred financing fees..............          2.0                3.9
       Historical interest expense..........................        (13.3)             (14.0)
                                                                   ------             ------
               Net adjustment...............................       $ 22.6             $ 57.7
                                                                   ======             ======

    The estimated weighted average interest rate of the Company's borrowings and capital lease obligations is 8.7%.

(3) Reflects the tax effect of deductible adjustments at the Company's effective income tax rate of 39%.

(4) Reflects reduced personnel costs realized as the result of the Act III Combination.

(5) The pro forma adjustment to depreciation and amortization expense results from the amortization of the excess purchase cost over book value of net assets acquired in the Act III Combination. The excess purchase cost over the book value of assets acquired has not been fully allocated to individual assets or liabilities acquired. However, the Company believes a portion will be allocated to property plant and equipment and identifiable intangibles and the remainder, representing goodwill, will be amortized over 40 years. Accordingly, a composite life of 35 years has been used.

(6) Adjusts interest expense to reflect interest expense resulting from the Act III Combination on (i) additional borrowings under the Senior Credit Facilities of approximately $375.0 million at 7.9%; and (ii) non-recourse debt and capital lease obligations of Act III which were not repaid in the Act III Refinancing as follows:

                                                        SIX MONTHS ENDED      YEAR ENDED
                                                          JULY 2, 1998      JANUARY 1, 1998
                                                        ----------------    ---------------
Interest expense......................................       $ 18.1             $ 31.8
Historical interest expense...........................        (20.1)             (28.1)
                                                             ------             ------
          Net adjustment..............................       $ (2.0)            $  3.7
                                                             ======             ======

     A .125% change in the interest rate on total indebtedness would change annual pro forma interest expense by $1.5 million.

(7) The Act III historical income statement for the year ended December 31, 1997 includes non-recurring expenses resulting from the December 3, 1997 recapitalization transaction in which KKR acquired approximately 89% of Act
    III. Such expenses include the settlement of options and professional fees.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data set forth below were derived from the consolidated financial statements of the Company. The selected historical consolidated financial data of the Company as of and for the years ended December 28, 1995, January 2, 1997 and January 1, 1998 were derived from the consolidated financial statements and the notes thereto of the Company, which have been audited by Coopers & Lybrand L.L.P., independent auditors, whose report, with respect to each of the years ended December 28, 1995, January 2, 1997 and January 1, 1998 and at January 2, 1997 and January 1, 1998, has been included herein. The selected historical consolidated financial data set forth below were derived from the audited consolidated financial statements of the Company as of and for each of the six months ended July 3, 1997 and July 2, 1998 were derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments (consisting only of normally recurring adjustments) necessary for fair presentation of the Company's consolidated results of operations and financial condition for such periods. The operating results for the respective six month periods ended July 3, 1997 and July 2, 1998 are not necessarily indicative of results to be expected for the full fiscal year. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by, the "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus.

                                                                                                                  SIX MONTHS
                                                                FISCAL YEAR ENDED                                    ENDED
                                       --------------------------------------------------------------------   -------------------
                                       DECEMBER 30,   DECEMBER 29,   DECEMBER 28,   JANUARY 2,   JANUARY 1,   JULY 3,    JULY 2,
                                           1993           1994           1995          1997         1998        1997       1998
                                       ------------   ------------   ------------   ----------   ----------   --------   --------
                                                    (IN MILLIONS, EXCEPT FOR PERCENTAGES, RATIOS AND OPERATING DATA)
STATEMENT OF INCOME DATA:
  Revenue:
    Admissions.......................    $ 149.4        $ 185.2        $ 213.4       $ 266.0      $ 325.1      $150.5     $190.9
    Concession sales.................       61.4           74.7           87.3         110.2        137.2        63.0       82.0
    Other............................        3.6            5.1            8.3          13.0         16.8         8.7       15.2
                                         -------        -------        -------       -------      -------      ------     ------
        Total revenue................      214.4          265.0          309.0         389.2        479.1       222.2      288.1
  Costs and Expenses:
    Operating expenses:
      Film rental and advertising....       82.8          101.0          115.4         145.2        178.2        81.3      104.0
      Cost of concessions and
        other........................        8.8            9.9           11.4          15.1         16.6        10.2       13.0
      Rent expense...................       28.0           32.5           34.5          41.4         53.7        26.0       34.9
      Other expense..................       49.0           60.4           71.2          86.4        102.8        49.1       65.3
    General and administrative.......       12.7           14.1           14.8          16.6         16.6         9.5        8.0
                                         -------        -------        -------       -------      -------      ------     ------
        Total costs and expenses.....      181.3          217.9          247.3         304.7        367.9       176.1      225.2
                                         -------        -------        -------       -------      -------      ------     ------
        Sub-Total....................       33.1           47.1           61.7          84.5        111.2        46.1       62.9
    Depreciation and amortization....       11.0           13.6           19.4          24.7         30.5        14.5       19.9
    SFAS 121(1)......................         --             --             --            --          5.0          --         --
    Merger expenses..................         --            5.1            1.2           1.6          7.8          --         --
    Recapitalization expenses........         --             --             --            --           --          --       62.0
                                         -------        -------        -------       -------      -------      ------     ------
        Operating income (loss)......       22.1           28.4           41.1          58.2         67.9        31.6      (19.0)
    Interest expense, net............        6.5            7.2           10.3          12.2         13.2         6.0       12.9
    Other (income) expense, net......        1.8             --             .7           (.7)          .4          .3         .2
                                         -------        -------        -------       -------      -------      ------     ------
      Income (loss) before income
        taxes and loss (gain) on
        extraordinary item...........       13.8           21.2           30.1          46.7         54.3        25.3      (32.1)
    Provision for (benefit from)
      income taxes...................        5.1            8.5           12.2          20.8         19.1         9.8       (3.9)
                                         -------        -------        -------       -------      -------      ------     ------
      Income (loss) before loss
        (gain) on extraordinary
        item.........................        8.7           12.7           17.9          25.9         35.2        15.5      (28.2)
    Loss (gain) on extraordinary
      item...........................        (.2)           1.8             .4            .8         10.0          --       11.9
                                         -------        -------        -------       -------      -------      ------     ------
  Net income (loss)..................    $   8.9        $  10.9        $  17.5       $  25.1      $  25.2      $ 15.5     $(40.1)
                                         =======        =======        =======       =======      =======      ======     ======

                                                                                                                  SIX MONTHS
                                                                FISCAL YEAR ENDED                                    ENDED
                                       --------------------------------------------------------------------   -------------------
                                       DECEMBER 30,   DECEMBER 29,   DECEMBER 28,   JANUARY 2,   JANUARY 1,   JULY 3,    JULY 2,
                                           1993           1994           1995          1997         1998        1997       1998
                                       ------------   ------------   ------------   ----------   ----------   --------   --------
                                                    (IN MILLIONS, EXCEPT FOR PERCENTAGES, RATIOS AND OPERATING DATA)
OPERATING AND OTHER FINANCIAL DATA:
  Cash flow provided by (used in)
    operating activities.............    $  29.8        $  36.5        $  40.0       $  67.5      $  64.0      $ 36.8     $ (1.9)
  Cash flow used in investing
    activities.......................    $  20.8        $ 106.4        $ 112.6       $ 131.1      $ 202.3      $ 91.2     $ 99.1
  Cash flow provided by financing
    activities.......................    $   7.3        $  63.5        $  69.8       $  72.2      $ 139.6      $ 51.7     $110.1
  EBITDA(2)..........................    $  33.1        $  47.1        $  61.7       $  84.5      $ 111.2      $ 46.1     $ 62.9
  EBITDAR(2).........................    $  61.1        $  79.6        $  96.2       $ 125.9      $ 164.9      $ 72.1     $ 97.8
  EBITDA margin(3)...................       15.5%          17.8%          20.0%         21.7%        23.2%       20.7%      21.8%
  EBITDAR margin(3)..................       28.5%          30.0%          31.1%         32.4%        34.4%       32.4%      33.9%
  Ratio of EBITDA to interest
    expense(4).......................        4.7x           6.3x           5.8x          6.6x         8.0x        7.6x       4.7x
  Ratio of EBITDAR to interest and
    rent expense(4)..................        1.7x           2.0x           2.1x          2.3x         2.4x        2.2x       2.0x
  Capital expenditures and
    acquisitions.....................    $  23.6        $ 108.6        $ 113.9       $ 143.7      $ 203.2      $ 90.1     $ 91.1
  Ratio of earnings to fixed
    charges(5).......................        1.8x           2.1x           2.2x          2.6x         2.5x        2.5x        --
  Deficiency of earnings to cover
    fixed charges(5).................         --             --             --            --           --          --     $ 33.5
OPERATING DATA(6):
  Theatre locations..................        160            195            206           223          256         234        261
  Screens............................      1,110          1,397          1,616         1,899        2,306       2,060      2,467
  Average screens per location.......        6.9            7.2            7.8           8.5          9.0         8.8        9.5
  Attendance (in thousands)..........     41,624         49,690         55,091        65,530       76,331      35,946     42,686
  Average ticket price...............    $  3.59        $  3.73        $  3.87       $  4.06      $  4.26      $ 4.19     $ 4.47
  Average concessions per patron.....    $  1.47        $  1.50        $  1.58       $  1.68      $  1.80      $ 1.75     $ 1.92
BALANCE SHEET DATA:
  Cash and cash equivalents..........    $  16.3        $   9.9        $   7.0       $  17.1      $  18.4      $ 14.4     $ 27.5
  Total assets.......................    $ 162.1        $ 252.6        $ 349.0       $ 488.8      $ 660.6      $559.5     $784.4
  Long-term obligations (including
    current maturities)..............    $  73.5        $ 117.5        $ 188.5       $ 144.6      $ 288.6      $195.5     $776.3
  Stockholders' equity (deficit).....    $  26.6        $  88.1        $ 109.0       $ 279.3      $ 306.6      $295.6     $(76.1)


---------------

(1) Reflects non-cash charges for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," which the Company adopted in 1995.

(2) EBITDA represents net income before interest expense, income taxes, depreciation and amortization, other income (expense), extraordinary items and non-recurring charges. This definition of EBITDA is consistent with that included in the debt indenture. EBITDAR represents EBITDA before rent expense. While EBITDA and EBITDAR are not intended to represent cash flow from operations as defined by GAAP and should not be considered as indicators of operating performance or alternatives to cash flow (as measured by GAAP) as a measure of liquidity, they are included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure, rental and working capital requirements.

(3) Defined as EBITDA and EBITDAR as a percentage of total revenue.

(4) "Interest expense" means interest expense recorded during the related period excluding interest income and amortization of deferred financing fees.

(5) For purposes of this calculation, "earnings" consist of net income (loss) before income taxes and fixed charges, excluding any capitalized interest, and "fixed charges" consist of interest expense, capitalized interest, amortization of deferred financing costs and the component of rental expense believed by the Company to be representative of the interest factor thereon.

(6) Operating theatres and screens represent the number of theatres and screens operated at the end of the period.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following analysis of the financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements of the Company and Act III and the respective notes thereto included elsewhere in this Prospectus. The Company consummated the acquisitions of Neighborhood, Georgia State and Cobb Theatres on April 17, 1995, May 30, 1996, and July 31, 1997, respectively. These three acquisitions have been accounted for as poolings of interests. During May 1997, Neighborhood and Georgia State were merged with and into the Company. On August 26, 1998, the Company consummated the acquisition of Act III. See "Unaudited Pro Forma Consolidated Financial Data" and the audited and unaudited consolidated financial statements, and notes thereto, of the Company and Act III included elsewhere in this Prospectus.

BACKGROUND OF REGAL

     The Company has achieved significant growth in theatres and screens since its formation in November 1989. Since inception through July 2, 1998 and after giving pro forma effect to the Act III Combination, the Company has acquired 322 theatres with 2,353 screens, developed 70 new theatres with 879 screens and added 78 new screens to existing theatres. Theatres developed by the Company typically generate positive theatre level cash flow within the first three months following commencement of operation and reach a mature level of attendance within one to three years following commencement of operation. Theatre closings have had no significant effect on the operations of the Company.

RESULTS OF OPERATIONS

     The Company's revenues are generated primarily from box office receipts and concession sales. Additional revenues are generated by electronic video games located adjacent to the lobbies of certain of the Company's theatres and by on-screen advertisements and revenues from the Company's six entertainment centers which are adjacent to theatre complexes. Direct theatre costs consist of film rental costs, cost of concessions and theatre operating expenses. Film rental costs are related to the popularity of a film and the length of time since the film's release and generally decline as a percentage of admission revenues the longer a film has been released. Because certain concession items, such as fountain drinks and popcorn, are purchased in bulk and not pre-packaged for individual servings, the Company is able to improve its margins by negotiating volume discounts. Theatre operating expenses consist primarily of theatre labor and occupancy costs. At July 2, 1998, approximately 45.2% of the Company's employees were paid at the federal minimum wage and, accordingly, the minimum wage largely determines the Company's labor costs for those employees. Future increases in minimum wage requirements or legislation requiring additional employer funding of health care, among other things, may increase theatre operating expenses as a percentage of total revenues.

     The following table sets forth for the fiscal periods indicated the percentage of total revenues represented by certain items reflected in the Company's consolidated statements of income:

                                                              PERCENTAGE OF TOTAL REVENUES
                                              ------------------------------------------------------------
                                                                                           FOR THE SIX
                                                    FOR THE FISCAL YEAR ENDED             MONTHS ENDED
                                              --------------------------------------   -------------------
                                              DECEMBER 28,   JANUARY 2,   JANUARY 1,   JULY 3,    JULY 2,
                                                  1995          1997         1998        1997       1998
                                              ------------   ----------   ----------   --------   --------
Revenue:
  Admissions................................      69.1%         68.4%        67.9%       67.7%      66.2%
  Concession sales..........................      28.2          28.3         28.6        28.4       28.5
  Other operating revenue...................       2.7           3.3          3.5         3.9        5.3
                                                 -----         -----        -----       -----      -----
          Total revenue.....................     100.0         100.0        100.0       100.0      100.0
Operating expenses:
  Film rental and advertising...............      37.3          37.3         37.1        36.6       36.1
  Cost of concessions and other.............       3.7           3.9          3.5         4.6        4.5
  Theatre operating expenses................      34.2          32.8         32.7        33.8       34.8
  General and administrative expenses.......       4.8           4.3          3.5         4.3        2.8
  Depreciation and amortization.............       6.3           6.3          6.4         6.5        6.9
  Merger expenses...........................        .4            .4          1.6          --         --
  Recapitalization expenses.................        --            --           --          --       21.5
  SFAS 121..................................        --            --          1.0          --         --
                                                 -----         -----        -----       -----      -----
          Total operating expenses..........      86.7          85.0         85.8        85.8      106.6
                                                 -----         -----        -----       -----      -----
Operating income (loss).....................      13.3          15.0         14.2        14.2       (6.6)
Other (income) expense:
  Interest expense..........................       3.5           3.3          2.9         2.7        4.6
  Interest income...........................       (.1)          (.2)         (.2)         --       (0.2)
  Other.....................................        .2            .2           .1          .1         .1
                                                 -----         -----        -----       -----      -----
Income (loss) before taxes and extraordinary
  loss......................................       9.7          12.1         11.4        11.4      (11.1)
Provision for (benefit from) income taxes...       3.9           5.4          4.0         4.4       (1.3)
                                                 -----         -----        -----       -----      -----
Income (loss) before extraordinary loss.....       5.8           6.7          7.4         7.0       (9.8)
Extraordinary loss:
  Loss on extinguishment of debt............        .1            .2          2.1          --        4.1
                                                 -----         -----        -----       -----      -----
Net income (loss)...........................       5.7%          6.5%         5.3%        7.0%     (13.9)%
                                                 =====         =====        =====       =====      =====

SIX MONTHS ENDED JULY 2, 1998 AND JULY 3, 1997

     Total Revenues. Total revenues for the six months ended July 2, 1998 increased by 29.7% to $288.1 million from $222.2 million in the comparable 1997 period. This increase was due to an 18.8% increase in attendance attributable primarily to the net addition of 407 screens in the last 12 months. Of the $65.9 million net increase in revenues for the period, a $16.3 million increase was attributed to theatres previously operated by the Company, a $11.2 million increase was attributed to theatres acquired by the Company and a $38.4 million increase was attributed to new theatres constructed by the Company. Average ticket prices increased 6.9% during the period, reflecting an increase in ticket prices and a greater proportion of larger market theatres in the 1998 period than in the same period in 1997. Average concession sales per customer increased 9.7% for the period, reflecting both an increase in consumption and, to a lesser degree, an increase in concession prices.

     Direct Theatre Costs. Direct theatre costs increased by 30.4% to $217.2 million for the six months ended July 2, 1998 from $166.6 million in the comparable 1997 period. Direct theatre costs as a percentage of total revenues increased to 75.4% in the 1998 period from 75.0% in the 1997 period. The increase of direct theatre costs as a percentage of total revenues was primarily attributable to higher theatre operating expenses as a percentage of total revenues.

     General and Administrative Expenses. General and administrative expenses decreased by 16.1% to $8.0 million for the six months ended July 2, 1998 from $9.5 million in the comparable 1997 period. As a percentage of total revenues, general and administrative expenses decreased to 2.8% in the 1998 period from 4.3% in the 1997 period.

     Depreciation and Amortization. Depreciation and amortization expense increased for the six months ended July 2, 1998 by 37.7% to $19.9 million from $14.5 million in the comparable 1997 period. This increase was primarily the result of theatre property additions associated with the Company's expansion efforts.

     Operating Income. Operating income (loss) for the six months ended July 2, 1998 decreased to $(19.0) million, or (6.6)% of total revenues, from $31.6 million, or 14.2% of total revenues, in the comparable 1997 period. Before nonrecurring expenses associated with the Recapitalization, operating income for the six month period ended July 2, 1998 was $43.1 million or 14.9% of total revenues.

     Interest Expense. Interest expense increased for the six months ended July 2, 1998 by 119.3% to $13.3 million from $6.1 million in the comparable 1997 period. The increase was primarily due to higher average borrowings outstanding associated with the Recapitalization of the Company.

     Income Taxes. The provision for (benefit from) income taxes for the six months ended July 2, 1998 was $(3.9) million as compared to $9.8 million in the 1997 period. The effective tax rate was (12.2)% in the 1998 period as compared to 38.7% in the 1997 period as the 1998 period reflected certain
Recapitalization expenses which were not deductible for tax purposes.

     Net Income (Loss). The net income (loss) for the six months ended July 2, 1998 was $(40.1) million as compared to $15.5 million in the 1997 period. Net income before nonrecurring and extraordinary items was $18.2 million or 6.3% of total revenues in the six months ended July 2, 1998 as compared to $15.5 million or 7.0% of total revenues in the 1997 period.

FISCAL YEARS ENDED JANUARY 1, 1998 AND JANUARY 2, 1997

     Total Revenues. Total revenues increased in 1997 by 23.1% to $479.1 million from $389.2 million in 1996. This increase was due to a 16.5% increase in attendance attributable primarily to the net addition of 407 screens in 1997. Of the $89.9 million increase for 1997, $30.3 million was attributed to theatres previously operated by the Company, $23.5 million was attributed to theatres acquired by the Company, and $36.1 million was attributed to new theatres constructed by the Company. Average ticket prices increased 4.9% during the period, reflecting an increase in ticket prices and a greater proportion of larger market theatres in 1997 than in the same period in 1996. Average concession sales per customer increased 7.1% for the period, reflecting both an increase in consumption and, to a lesser extent, an increase in concession prices.

     Direct Theatre Costs. Direct theatre costs in 1997 increased by 21.9% to $351.3 million from $288.1 million in 1996. Direct theatre costs as a percentage of total revenues decreased to 73.3% in 1997 from 74.0% in 1996. The decrease in direct theatre costs as a percentage of total revenues was primarily attributable to lower concession costs as a percentage of total revenues.

     General and Administrative Expenses. General and administrative expenses increased in 1997 by .2% to $16.6 million from $16.5 million in 1996, representing administrative costs associated with the 1997 theatre openings and projects under construction. As a percentage of total revenues, general and administrative expenses decreased to 3.5% in 1997 from 4.3% in 1996.

     Depreciation and Amortization. Depreciation and amortization expense increased in 1997 by 23.6% to $30.5 million from $24.7 million in 1996. This increase was primarily the result of theatre property additions associated with the Company's expansion efforts.

     Operating Income. Operating income for 1997 increased by 16.1% to $67.8 million, or 14.2% of total revenues, from $58.2 million, or 15.0% of total revenues, in 1996. Before the $12.7 million and $1.6 million of nonrecurring merger expenses and SFAS 121 impairment charges for 1997 and 1996, respectively, operating income was 16.8% and 15.4% of total revenues.

     Interest Expense. Interest expense increased in 1997 by 8.7% to $14.0 million from $12.8 million in 1996. The increase was primarily due to higher average borrowings outstanding.

     Income Taxes. The provision for income taxes decreased in 1997 by 8.2% to $19.1 million from $20.8 million in 1996. The effective tax rate was 35.2% in 1997 as compared to 44.7% in 1996 as each period reflected certain merger expenses which were not deductible for tax purposes and 1997 reflected a $2.3 million benefit associated with a deferred tax asset valuation allowance adjustment related to Cobb Theatres.

     Net Income. Net income in 1997 increased by 1.4% to $25.2 million from $25.1 million in 1996. Before nonrecurring merger expenses and extraordinary items, net income was $41.4 million and $27.0 million for 1997 and 1996, respectively, reflecting a 53.2% increase.

FISCAL YEARS ENDED JANUARY 2, 1997 AND DECEMBER 28, 1995

     Total Revenues. Total revenues increased in 1996 by 25.9% to $389.2 million from $309.0 million in 1995. This increase was due to a 19.0% increase in attendance attributable primarily to the net addition of 277 screens in 1996. Of the $80.1 million increase for 1996, $38.5 million was attributed to theatres previously operated by the Company, $25.2 million was attributed to theatres acquired by the Company, and $16.4 million was attributed to new theatres constructed by the Company. Average ticket prices increased 4.9% during the period, reflecting an increase in ticket prices and a greater proportion of larger market theatres in 1996 than in the same period in 1995. Average concession sales per customer increased 6.3% for the period, reflecting both an increase in consumption and, to a lesser extent, an increase in concession prices.

     Direct Theatre Costs. Direct theatre costs in 1996 increased by 23.9% to $288.1 million from $232.5 million in 1995. Direct theatre costs as a percentage of total revenues decreased to 74.0% in 1996 from 75.2% in 1995. The decrease of direct theatre costs as a percentage of total revenues was primarily attributable to better monitoring and control of costs at the Company's theatres, and, to a lesser extent, to a decrease in occupancy expense as a percentage of total revenues, reflecting a higher mix of owned versus leased properties.

     General and Administrative Expenses. General and administrative expenses increased in 1996 by 11.7% to $16.6 million from $14.8 million in 1995, representing administrative costs associated with the 1996 theatre openings and projects under construction. As a percentage of total revenues, general and administrative expenses decreased to 4.3% in 1996 from 4.8% in 1995.

     Depreciation and Amortization. Depreciation and amortization expense increased in 1996 by 27.6% to $24.7 million from $19.4 million in 1995. This increase was primarily the result of theatre property additions associated with the Company's expansion efforts.

     Operating Income. Operating income for 1996 increased by 41.6% to $58.2 million, or 15.0% of total revenues, from $41.1 million, or 13.3% of total revenues, in 1995. Before the $1.6 million and $1.2 million of nonrecurring merger expenses for 1996 and 1995, respectively, operating income was 15.4% and 13.7% of total revenues.

     Interest Expense. Interest expense increased in 1996 by 20.4% to $12.8 million from $10.7 million in 1995. The increase was primarily due to higher average borrowings outstanding.

     Income Taxes. The provision for income taxes increased in 1996 by 70.7% to $20.8 million from $12.2 million in 1995. The effective tax rate was 44.7% in 1996 as compared to 40.5% in 1995 due to the nondeductibility of certain merger costs incurred in 1996.

     Net Income. Net income in 1996 increased by 43.2% to $25.1 million from $17.5 million in 1995. Before nonrecurring merger expenses and extraordinary items, net income was $27.0 million and $19.0 million for 1996 and 1995, respectively, reflecting a 42.1% increase.

LIQUIDITY AND CAPITAL RESOURCES

     Substantially all of the Company's revenues are derived from cash box office receipts and concession sales. Film rental fees are ordinarily paid to distributors 15 to 45 days following receipt of admission revenues. The Company thus has an operating cash "float" which partially finances its operations, reducing the Company's needs for external sources of working capital.

     The Company's capital requirements have arisen principally in connection with acquisitions of existing theatres, new theatre openings and the addition of screens to existing theatres and have historically been financed with equity (including equity issued in connection with acquisitions and public offerings), debt and internally generated cash. Concurrently with the consummation of the Regal Merger, the Company entered into the Senior Credit Facilities, which permits borrowings of up to $1,212.5 million and which consist of a Term A Loan (as defined herein) in the amount of $240.0 million, a Term B Loan (as defined herein) in the amount of $337.5 million, a Term C Loan (as defined herein) in the amount of $135.0 million and the Revolving Credit Facility, which permits the Company to borrow up to $500.0 million on a revolving basis. After giving effect to the Transactions and pro forma effect to the Act III Combination, the Company had $461.1 million of capacity available under the Revolving Credit Facility on the closing date of the Regal Merger. Under the Senior Credit Facilities, the Company is required to comply with certain financial and other covenants. The loans under the Senior Credit Facilities bear interest at either a base rate (referred to as "Base Rate Loans") or adjusted LIBOR rate (referred to as "LIBOR Rate Loans") plus, in each case, an applicable margin determined depending upon the Company's Total Leverage Ratio (as defined in the Senior Credit Facilities). See "Description of Certain Indebtedness -- Senior Credit Facilities."

     During 1995 and 1996, the Company effected four acquisitions (including two acquisitions accounted for as poolings of interests). The aggregate consideration paid in connection with such acquisitions was $283.0 million in cash, the issuance of 3,169,522 shares of Common Stock and the assumption of approximately $13.0 million of debt.

     On June 10, 1996, the Company completed a public offering of 4,312,500 shares of the Company's Common Stock at $30.83 per share. The total proceeds to the Company from the offering were approximately $126.5 million, net of the underwriting discount and other expenses of $6.5 million and were used to repay amounts outstanding under the Company's then existing revolving credit facility.

     On May 9, 1997, the Company completed the purchase of assets consisting of an existing five theatres with 32 screens, four theatres with 52 screens under development, and a seven screen addition to an existing theatre from Magic Cinemas LLC, an independent theatre company with operations in New Jersey and Pennsylvania. The consideration paid was approximately $24.5 million in cash.

     On July 31, 1997, the Company consummated the acquisition of the business conducted by Cobb Theatres ("Cobb Theatres Acquisition"). The aggregate consideration paid by the Company was 2,837,594 shares of its Common Stock. The acquisition has been accounted for as a pooling of interests. The Company recognized certain one time charges totaling approximately $5.4 million (net of tax) in its quarter ended October 2, 1997, relating to merger expenses and severance payments. In connection with the Cobb Theatres Acquisition, the Company assumed approximately $110.0 million of liabilities, including $85.0 million of outstanding Senior Secured Notes (the "Cobb Notes"). The Company has repurchased all but $70,000 principal amount of the Cobb Notes. The Company initially financed the purchase price of the Cobb Notes with borrowings under a short-term credit facility (the "Bank Tender Facility"). The Company recognized an extraordinary charge totaling approximately $10.0 million (net of tax) in its quarter ended October 2, 1997, relating to the purchase of the Cobb Notes.

     On September 24, 1997, the Company consummated the offering of $125.0 million aggregate principal amount of 8 1/2% Senior Subordinated Notes due October 1, 2007. A portion of the proceeds from such offering were used to repay amounts borrowed under the Bank Tender Facility. The balance of the proceeds were used to repay amounts outstanding under the Company's former bank revolving credit facility.

     On November 14, 1997, the Company completed the purchase of assets consisting of an existing 10 theatres with 78 screens from Capitol Industries, Inc. (known as RC Theatres), an independent theatre company with operations in Virginia. The consideration paid was approximately $24.0 million in cash. At January 2, 1997, the Company anticipated that it would spend $125.0 million to $150.0 million to develop and renovate theatres during 1997, of which the Company had approximately $58.1 million in contractual commitments for expenditures. The actual capital expenditures for fiscal 1997 were $178.1 million.

     On May 27, 1998, an affiliate of KKR and an affiliate of Hicks Muse merged with and into the Company, with the Company continuing as the surviving corporation of the merger. The consummation of the Regal Merger resulted in a recapitalization of the Company. In the Recapitalization, the Company's existing holders of Common Stock received cash for their shares of Common Stock, and KKR, Hicks Muse, DLJ and certain members of the Company's management acquired the Company. In addition, in connection with the Recapitalization, the Company cancelled options and repurchased warrants held by certain directors, management and employees of the Company. The aggregate purchase price paid to effect the Regal Merger and the Option/Warrant Redemption was approximately $1.2 billion.

     In connection with the Recapitalization, the Company made an offer to purchase (the "Tender Offer") all $125.0 million aggregate principal amount of the Old Regal Notes. In conjunction with the Tender Offer, the Company also solicited consents to eliminate substantially all of the covenants contained in the indenture relating to the Old Regal Notes. The purchase price paid by the Company for the Old Regal Notes was approximately $139.5 million, including a premium of approximately $14.5 million.

     The net proceeds of the Original Offering, initial borrowings of $375.0 million under the Senior Credit Facilities and $776.9 million in proceeds from the Equity Investment were used: (i) to fund the cash payments required to effect the Regal Merger and the Option/Warrant Redemption; (ii) to repay and retire the Old Credit Facilities; (iii) to repurchase the Old Regal Notes; and
(iv) to pay related fees and expenses. Under the Senior Credit Facilities, the Company is permitted to borrow up to $1,212.5 million in the aggregate, consisting of $500.0 million under the Revolving Credit Facility and $712.5 million, in the aggregate, under three separate term loan facilities. After the consummation of the Act III Combination, the Company had approximately $461.1 million available for borrowing under the Senior Credit Facilities.

     On August 26, 1998, the Company acquired Act III. In the Act III Merger, Act III became a wholly-owned subsidiary of the Company and each share of Act III's outstanding common stock was converted into the right to receive one share of the Company's Common Stock. In connection with the Act III Merger, the Company amended its Senior Credit Facilities and borrowed $383.3 million thereunder to repay the Act III Bank Debt and the Act III Notes, which were owned by KKR and Hicks Muse.

     Interest payments on the Notes and interest payments and amortization with respect to the Senior Credit Facilities represent significant liquidity requirements for the Company. The Notes and the loans funded in connection with the Recapitalization require annual interest payments totaling approximately $67.8 million. In addition, for 1998, the minimum amount required to be paid under the Company's non-cancelable operating leases is $73.6 million.

     At July 2, 1998, after giving pro forma effect to the Act III Combination, the Company had 48 new theatres with 727 screens and 47 screens at nine existing locations under construction. The Company intends to develop approximately 575 to 625 screens during the balance of 1998 and approximately 750 to 850 screens during 1999. The Company expects that the capital expenditures in connection with its development plan will aggregate approximately $220.0 million for the balance of 1998 and approximately $200.0 million during 1999. As of July 2, 1998, after giving pro forma effect to the Act III Combination, the Company had approximately $327.5 million in contractual commitments for capital expenditures. The Company believes that its capital needs for completion of theatre construction and development will be satisfied by available credit under the Senior Credit Facilities, internally generated cash flow and available cash.

     Based on the current level of operations and anticipated future growth (both internally generated as well as through acquisitions), the Company anticipates that its cash flow from operations, together with borrowings under the Senior Credit Facilities should be sufficient to meet its anticipated requirements for working capital, capital expenditure, interest payments and scheduled principal payments. The Company's future operating performance and ability to service or refinance the Notes and to extend or refinance the Senior Credit

Facilities will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.

     The Notes and the Senior Credit Facilities impose certain restrictions on the Company's ability to make capital expenditures and limit the Company's ability to incur additional indebtedness. Such restrictions could limit the Company's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business or acquisition opportunities. The covenants contained in the Senior Credit Facilities and/or the Indenture also, among other things, limit the ability of the Company to dispose of assets, repay indebtedness or amend other debt instruments, pay distributions, enter into sale and leaseback transactions, make loans or advances and make acquisitions. See "Description of the Notes" and "Description of Certain Indebtedness -- Senior Credit Facilities."

INFLATION

     The Company does not believe that inflation has had a material impact on its financial position or results of operations.

SEASONALITY

     The Company's revenues have been seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, the most marketable motion pictures have been released during the summer and the Thanksgiving through year-end holiday season. The unexpected emergence of a hit film during other periods can alter the traditional trend. The timing of such releases can have a significant effect on the Company's results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter. The seasonality of motion picture exhibition, however, has become less pronounced in recent years as studios have begun to release major motion pictures somewhat more evenly throughout the year.

YEAR 2000

     Until recently computer programs were written to store only two digits of date-related information in order to more efficiently handle and store data. Thus the programs were unable to properly distinguish between the year 1900 and the year 2000. This is frequently referred to as the "Year 2000 Problem." In 1997, the Company initiated a company-wide Year 2000 project to address this problem. Utilizing both internal and external resources, the Company is in the process of defining, assessing and converting, or replacing, various programs and hardware to make them Year 2000 compatible. The Year 2000 Problem goes beyond the Company's internal computer systems and requires coordination with clients, vendors, government entities and other third parties to assure that their systems and related interface are compliant. The Company's total Year 2000 remediation cost is not expected to exceed $100,000.

     The Company believes that with minor modifications, the Year 2000 problem will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed in a timely fashion, the Year 2000 problem could have a material impact on the operations and financial results of the Company.

     The costs of the project and the manner in which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated.

NEW ACCOUNTING PRONOUNCEMENTS

     During fiscal 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income, and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), Disclosures About Segment of an Enterprise and Related Information. SFAS 130 requires disclosure of comprehensive income and its components in a company's financial statements and is effective for fiscal years beginning after December 15, 1997. SFAS 131 requires new disclosures of segment information in a company's financial statements and is effective for fiscal years beginning after December 15, 1997. Adoption of these statements will not impact the Company's consolidated financial position, results of operations or cash flows.

     On June 15, 1998, the Financial Accounting Standards Board issued FAS No. 133, Accounting for Derivative and Financial Instruments and Hedging Activities. FAS 133 establishes a new model for accounting for derivatives and hedging activities based on these fundamental principles: (i) derivatives represent assets and liabilities that should be recognized at fair value on the balance sheet; (ii) derivative gains and losses do not represent liabilities or assets and, therefore, should not be reported on the balance sheet as deferred credits or deferred debits and (iii) special hedge accounting should be provided only for transactions that meet certain specified criteria, which include a requirement that the change in the fair value of the derivative be highly effective in offsetting the change in the fair value or cash flows of the hedged item. This Statement is effective for fiscal years beginning after June 15, 1999 and is not expected to have a material effect on the Company's financial position or results of operations.

                                    BUSINESS

THE COMPANY

     After giving pro forma effect to the Act III Combination, the Company is the largest motion picture exhibitor in the United States based upon the number of screens in operation. At July 2, 1998, on the same pro forma basis, the Company operated 392 theatres, with an aggregate of 3,310 screens in 29 states. The Company operates primarily multiplex theatres and has an average of 8.4 screens per location, which management believes is among the highest in the industry and which compares favorably to an average of approximately 6.2 screens per location for the five largest North American motion picture exhibitors at May 1, 1997. Since its inception in November 1989, the Company has achieved substantial growth in revenues and EBITDA. For the twelve months ended July 2, 1998, the Company, without giving effect to the Act III Combination, had revenues, operating income and EBITDA of $545.0 million, $17.3 million and $128.0 million, respectively. Act III's consolidated revenues, operating income and EBITDA for the twelve months ended June 30, 1998, were $264.6 million, $11.2 million and $68.6 million, respectively. As a result of the Company's focus on revenue enhancements, operating efficiencies and strict cost controls, the Company has increased its EBITDA margins each year, achieving what management believes are among the highest EBITDA margins in the motion picture exhibition industry. For the five year period ended January 1, 1998, the Company, without giving effect to the Act III Combination, had compound annual growth rates in revenues, operating income and EBITDA of 23.4%, 39.6% and 38.3%, respectively, and the Company's EBITDA margins increased from 15.5% to 23.2%.

     The Company develops, acquires and operates multiplex theatres primarily in mid-sized metropolitan markets and suburban growth areas of larger metropolitan markets, predominantly in the eastern and northwestern United States. The Company seeks to locate theatres in markets that it believes are underscreened or served by older theatre facilities. The Company also seeks to locate each theatre where it will be the sole or leading exhibitor within a particular geographic film licensing zone. Management believes that at July 2, 1998, approximately 75% of the Company's screens were located in film licensing zones in which the Company was the sole exhibitor.

     Since its inception and after giving pro forma effect to the Act III Combination, the Company has grown by acquiring a net of 322 theatres with 2,353 screens, constructing 70 theatres with 879 screens and adding 78 screens to existing theatres. This strategy has served to establish and enhance the Company's presence in selected geographic markets. The Company anticipates that its future growth will result largely from the development of new theatres, the addition of new screens to existing theatres and strategic acquisitions of other theatre circuits. At July 2, 1998, after giving pro forma effect to the Act III Combination, the Company had 48 new theatres with 727 screens under construction and 47 new screens under construction at nine existing theatres. In addition, on the same pro forma basis, the Company had entered into leases in connection with its plans to develop an additional 54 theatres with 838 screens. The Company has historically achieved substantial returns on invested capital for newly built theatres. The Company's theatres built during fiscal years 1992 through 1996 yielded a return on invested capital of 29.6% (calculated as 1997 theatre cash flow divided by cumulative capital expenditures for such theatres).

     On August 26, 1998, the Company acquired Act III, the ninth largest motion picture exhibitor in the United States based on number of screens in operation. As of June 30, 1998, Act III operated 131 theatres, with an aggregate of 843 screens, strategically located in concentrated areas throughout the Pacific Northwest, Texas and Nevada. The Company has acquired ten other theatre circuits during the last four years, including Cobb Theatres, Georgia State Theatres and Litchfield Theatres. These acquisitions have enabled the Company to become the leading operator in certain of its markets and to improve its market concentration in the eastern and northwestern United States. Through the integration of these acquisitions, the Company has achieved (or, in the case of the recently completed Act III Combination, expects to achieve) economies of scale by consolidating purchasing, operating and other administrative functions. The Company continues to consider strategic acquisitions of complementary theatres or theatre companies. In addition, the Company may enter into joint ventures, which could serve as a platform for both domestic and international expansion.

BUSINESS STRATEGY

     Operating Strategy

     Management believes that the following are the key elements of the Company's operating strategy:

     Multiplex Theatres. Management believes that the Company's multiplex theatres promote increased attendance and maximize operating efficiencies through reduced labor costs and improved utilization of theatre capacity. The Company's multiplex theatres enable it to offer a diverse selection of films, stagger movie starting times, increase management's flexibility in determining the number of weeks that a film will run and the size of the auditorium in which it is shown, and more efficiently serve patrons from common concessions and other support facilities. The Company further believes that the development of multiplex theatres allows it to achieve an optimal relationship between the number of screens (generally 14 to 18) and the size of the auditoriums (100 to 500 seats). The Company's multiplex theatres are designed to increase the profitability of the theatres by maximizing the revenue per square foot generated by the facility and reducing the cost per square foot of constructing and operating the theatres.

     Cost Control. The Company's cost control programs have resulted in an increase in its EBITDA margins, which management believes are among the highest in the motion picture exhibition industry. Management's focus on cost control extends from a theatre's initial development to its daily operation. Management believes that it is able to reduce construction and operating costs by designing prototype theatres adaptable to a variety of locations and by actively supervising all aspects of construction. In addition, through the use of detailed management reports, the Company closely monitors labor scheduling, concession yields and other significant operating expenses. A significant component of theatre management's compensation is based on controlling operating expenses at the theatre level.

     Revenue Enhancements. The Company strives to enhance revenue growth through: (i) the addition of specialty cafes within certain theatre lobbies serving non-traditional concessions; (ii) the sale of screen slide and rolling stock advertising time prior to scheduled movies; (iii) the marketing and advertising of certain theatres in its circuit; (iv) the addition of state-of-the-art video arcades; and (v) the rental of theatres to organizations during non-peak hours.

     Patron Satisfaction/Quality Control. The Company emphasizes patron satisfaction by providing convenient locations, comfortable seating, spacious neon-enhanced lobby and concession areas and a wide variety of film selections. The Company's theatre complexes feature clean, modern auditoriums with high quality projection and digital stereo surround-sound systems. As of July 2, 1998, 78% of the Company's theatres were equipped with digital surround-sound systems. The Company is adding stadium seating to certain of its existing theatres and expects that all of its new theatres will feature stadium seating. The Company believes that all of these features serve to enhance its patrons' movie-going experience and help build patron loyalty. In addition, the Company promotes patron loyalty through specialized marketing programs for its theatres and feature films. To maintain quality and consistency within the Company's theatres, the Company conducts regular inspections of each theatre and operates a "mystery shopper" program.

     Integration of Acquisitions. The Company has acquired 11 theatre circuits during the last four years. Management believes that acquisitions provide the opportunity for the Company to increase revenue growth while realizing joint operating efficiencies through the integration of operations. In this regard, the Company believes it has achieved (or, in the case of the recently completed Act III Combination, believes it will achieve) cost savings through the consolidation of its purchasing function, the centralization of certain other operating functions and the uniform application of the most successful cost control strategies of the Company and its acquisition targets.

     Centralized Corporate Decision Making/Decentralized Operations. The Company centralizes many of its functions through its corporate office, including film licensing, concessions purchasing and new theatre construction and design. The Company also devotes significant resources to training its theatre managers. These managers are responsible for most aspects of a theatre's day-to-day operations and implement cost controls at the theatre level, including the close monitoring of payroll, concession and advertising expenses.

     Marketing. The Company actively markets its theatres through grand opening promotions, including "VIP" preopening parties, newspaper and radio advertising, television commercials in certain markets and promotional activities, such as live music, spotlights and skydivers, which frequently generate media coverage. The Company also utilizes special marketing programs for specific films and concession items. The Company seeks to develop patron loyalty through a number of marketing programs such as a free summer children's film series, cross-promotion ticket redemptions and promotions within local communities.

     Performance-Based Compensation Packages. The Company maintains an incentive program for its corporate personnel, district managers and theatre managers that links employees' compensation to profitability. The Company believes that its incentive program, which consists of cash bonuses and stock options, aligns the employees' interests with those of the Company's shareholders.

     Growth Strategy

     Management believes that the following characteristics are the key elements of the Company's growth strategy:

     Develop New Multiplex Theatres in Existing and Target Markets. The Company develops multiplex theatres with generally 14 to 18 screens, in both its existing markets and in other mid-sized metropolitan markets and suburban growth areas of larger metropolitan markets in the United States. Management seeks to locate its theatres in areas that are underscreened or that are served by aging theatre facilities. The Company seeks to identify new geographical markets that present opportunities for expansion and growth and, when identified, targets these geographical markets for future development. At July 2, 1998, after giving pro forma effect to the Act III Combination, the Company had 48 new theatres with 727 screens under construction. In addition, on the same pro forma basis, the Company has entered into leases in connection with its plans to develop an additional 54 theatres with 838 screens. The Company's theatres built during fiscal years 1992 through 1996 yielded a return on invested capital of 29.6% (calculated as 1997 theatre cash flow divided by cumulative capital expenditures for such theatres).

     Add New Screens and Upgrade Existing Theatres. To enhance profitability and to maintain competitiveness at existing theatres, the Company continues to add additional screens and upgrade its existing theatres, including by adding stadium seating to certain existing theatres. The Company believes that through the addition of screens and the upgrade of its facilities it can leverage the favorable real estate location of certain of its theatres and thereby improve its operating margins at those theatres. By upgrading certain existing theatres the Company is able to create barriers to entry in the markets served by those theatres. At July 2, 1998, after giving pro forma effect to the Act III Combination, the Company had 47 new screens under construction at nine existing theatre facilities and anticipates that it will add a total of 115 to 135 screens to certain of its existing theatres by the end of 1999. The addition of screens to existing theatres is designed not to disrupt operations at the theatres.

     Acquire Theatres. While management believes that a significant portion of its future growth will come through the development of new theatres, the Company will continue to consider strategic acquisitions of complementary theatres or theatre companies. In addition, the Company may enter into joint ventures, which could serve as a platform for both domestic and international expansion. On August 26, 1998, the Company acquired Act III, the ninth largest motion picture exhibitor in the United States based on number of screens in operation. The Company currently has no other plans or agreements for any specific acquisitions or joint ventures.

     Develop Complementary Theatre Concepts. To complement the Company's theatre development, it has opened six FunScapes(TM) entertainment complexes and currently has two additional FunScapes(TM) under construction. The Company may seek to develop additional FunScapes(TM) at strategic locations. The Company has also signed an agreement to include IMAX(R) 3-D theatres in ten of its new multiplex theatres over the next five years, the first of which is expected to open in Chicago in November 1998. Management believes that the Company's theatres with IMAX(R) 3-D will draw higher traffic levels than its other theatres by attracting patrons during non-peak hours and expanding its customer base in certain markets.

INDUSTRY OVERVIEW

     The domestic motion picture exhibition industry is currently comprised of approximately 360 exhibitors, 122 of which operate ten or more total screens. At May 1, 1997, the five largest exhibitors operated approximately 37% of the total screens in operation with no one exhibitor operating more than 10% of the total screens. From 1986 through 1997, the net number of screens in operation in the United States increased from approximately 22,000 to approximately 31,000, and admissions revenues increased from approximately $3.8 billion to approximately $6.4 billion. The motion picture exhibition industry continues to grow despite the emergence of competing film distribution channels. Since 1991, the industry has experienced significant growth with attendance increasing at a 3.3% compound annual rate. This growth is principally attributed to an increase in the supply of first-run, big budget films, increased investment in advertising and promotion by studios, the investment by leading exhibitors in appealing, modern multiplex theatres to replace aging locations and the moderate price of movies relative to other out-of-home entertainment options.

     In an effort to realize greater operating efficiencies, operators of multi-theatre circuits have emphasized the development of larger multiplex complexes. Typically, multiplexes have six or more screens per theatre, although in some instances multiplexes may have as many as 30 screens in a single theatre. The multi-screen format provides numerous benefits for theatre operators, including allowing facilities (concession stands and restrooms) and operating costs (lease rentals, utilities and personnel) to be spread over a larger base of screens and patrons. Multiplexes have varying seating capacities (typically from 100 to 500 seats) that allow for multiple show times of the same film and a variety of films with differing audience appeal to be shown, and provide the flexibility to shift films to larger or smaller auditoriums depending on their popularity. To limit crowd congestion and maximize the efficiency of floor and concession staff, the starting times of films at multiplexes are staggered. Certain trends in the theatre exhibition industry favor larger, better capitalized companies, creating an environment for new construction and consolidation. Foremost among these trends is larger exhibitors actively seeking and building multiplexes or megaplexes. Moreover, many smaller theatre owners who operate older cinemas without state-of-the-art stadium seating and projection and sound equipment may not have the capital required to maintain or upgrade their circuits. The growth of the number of screens, strong domestic consumer demand, and growing foreign theatrical and domestic and foreign ancillary revenue opportunities have led to an increase in the volume of major film releases. The greater number of screens has allowed films to be produced for and marketed to specific audience segments (e.g., horror films for teenagers) without using capacity required for mainstream product.

     The greater number of screens has also prompted distributors to increase promotion of new films. Not only are there more films in the market at any given time, but the multiplex format allows for much larger simultaneous national theatrical release. In prior years a studio might have released 1,000 prints of a major film, initially releasing the film only in major markets, and gradually releasing it in smaller cities and towns nationwide. Today studios might release over 4,000 prints of a major film and can open it nationally in one weekend. These national openings have made up-front promotion of films critical to attract audiences and stimulate word-of-mouth advertising.

     Motion pictures are generally made available through various distribution methods at various dates after the theatrical release date. The release dates of motion pictures in these other "distribution windows" begin four to six months after the theatrical release date with video cassette rentals, followed generally by off-air or cable television programming including pay-per-view services, pay television, other basic cable and broadcast network syndicated programming. These new distribution windows have given producers the ability to generate a greater portion of a film's revenues through channels other than theatrical release. This increased revenue potential after a film's initial domestic release has enabled major studios and certain independent producers to increase film production and theatrical advertising. The additional non-theatrical revenue has also permitted producers to incur higher individual film production and marketing costs. The total cost of producing and distributing a picture averaged approximately $53.4 million in 1997 compared with approximately $17.5 million in 1986, while the average cost to advertise and promote a picture averaged approximately $19.2 million in 1997 as compared with $5.4 million in 1986. These higher costs have further enhanced the importance of a large theatrical release. Distributors strive for a successful opening run at the theatre to establish a film and substantiate the film's revenue potential both internationally and through other release windows. The value of home video and pay cable distribution agreements frequently depends on the success of a film's theatrical release. Furthermore, the studios' revenue-sharing percentage and ability to control who views the product within each of the distribution windows generally declines as one moves farther from the theatrical release window. As theatrical distribution remains the cornerstone of a film's financial success, it is the primary distribution window for the public's evaluation of films and motion picture promotion.

     Management expects that the overall supply of films will continue to increase, although there can be no assurance that any such increase will occur. There has also been an increase in the number of major studios and reissues of films as well as an increased popularity of films made by independent producers. Since January 1994, the number of large budget films and the level of marketing support provided by the production companies has risen, as evidenced by the increase in average production costs and average advertising costs per film of approximately 55.8% and 38.7%, respectively.

THEATRE OPERATIONS

     After giving pro forma effect to the Act III Combination, the Company is the largest motion picture exhibitor in the United States based upon the number of screens in operation. The Company develops, acquires and operates primarily multiplex theatres in mid-size metropolitan markets and suburban growth areas of larger metropolitan markets predominately in the eastern and northwestern United States.

     For the twelve month period ended July 2, 1998, without giving pro forma effect to the Act III Combination, the Company generated 62.5% of its revenues from theatres in five states. The following table sets forth, for the same period and on the same pro forma basis, the number of theatres and screens owned and operated by the Company, providing certain operating data for the five states where the Company has its largest presence.

                                                     NUMBER     NUMBER        PERCENT OF
                                                       OF         OF            TOTAL
                      STATE                         THEATRES    SCREENS    THEATRE REVENUE*
                      -----                         --------    -------    ----------------
Florida...........................................     70          748           29.4%
Virginia..........................................     39          268           12.1
Ohio..............................................     35          299           10.6
Georgia...........................................     16          158            6.1
Alabama...........................................     13          126            4.3
Other.............................................     88          868           37.5
                                                      ---        -----          -----
          Total...................................    261        2,467          100.0%
                                                      ===        =====          =====

---------------

* For the twelve month period ended July 2, 1998.

     For the twelve month period ended June 30, 1998, Act III generated 98.5% of its revenues from theatres in five states. The following table sets forth, for the same period, the number of theatres and screens owned and operated by Act III, providing certain operating data for the five states where Act III has its largest presence.

                                                     NUMBER     NUMBER        PERCENT OF
                                                       OF         OF            TOTAL
                      STATE                         THEATRES    SCREENS    THEATRE REVENUE*
                      -----                         --------    -------    ----------------
Oregon............................................     48         245            29.9%
Washington........................................     41         252            34.1
Texas.............................................     25         211            21.4
Alaska............................................      8          49             6.6
Nevada............................................      4          54             6.5
Other.............................................      5          32             1.5
                                                      ---         ---           -----
          Total...................................    131         843           100.0%
                                                      ===         ===           =====

---------------

* For the twelve month period ended June 30, 1998.

     Multiplex theatres enable the Company to offer a wide selection of films attractive to a diverse group of patrons residing within the drawing area of a particular theatre complex. Varied auditorium seating capacities within the same theatre enable the Company to exhibit films on a more cost effective basis for a longer period of time by shifting films to smaller auditoriums to meet changing attendance levels. In addition, operating efficiencies are realized through the economies of having common box office, concession, projection, lobby and rest room facilities, which enable the Company to spread certain costs, such as payroll, advertising and rent, over a higher revenue base. Staggered movie starting times also reduce staffing requirements, reduce lobby congestion and contribute to more desirable parking and traffic flow patterns.

     The Company has designed prototype theatres, adaptable to a variety of locations, which management believes result in construction and operating cost savings. The Company's multiplex theatre complexes, which typically contain auditoriums ranging from 100 to 500 seats each, feature wall-to-wall screens, digital stereo surround-sound, multi-station concessions, computerized ticketing systems, plush stadium seating with cup holders, neon-enhanced interiors and exteriors and video game areas adjacent to the theatre lobby.

     The Company's real estate department includes leasing and site selection, construction supervision and property management. By utilizing a network of contingent real estate brokers, the Company is able to service a wide geographic region without incurring incremental staffing costs. The Company also closely monitors the construction of its theatres to ensure that they will open on time and remain on budget. The property management department ensures that ongoing occupancy costs are reviewed for accuracy and compliance with the terms of the lease.

     In addition to leasing and site selection, the Company's central corporate office coordinates film buying, concession purchasing, advertising and financial and accounting activities.

     The Company's theatre operations are under the supervision of its Chief Operating Officer and are divided into three geographic divisions, each of which is headed by a Vice President supervising several district theatre supervisors. The district theatre supervisors are responsible for implementing Company operating policies and supervising the managers of the individual theatres, who are responsible for most of the day-to-day operations of the Company's theatres. The Company seeks theatre managers with experience in the motion picture exhibition industry and requires all new managers to complete a training program at designated training theatres. The program is designed to encompass all phases of theatre operations, including the Company's philosophy, management strategy, policies, procedures and operating standards.

     Management closely monitors the Company's operations and cash flow through daily reports generated from computerized box office terminals located in each theatre. These reports permit the Company to maintain an accurate and immediate count of admissions by film title and show times and provide management with the information necessary to effectively and efficiently manage the Company's theatre operations. Additionally, daily payroll data is input at in-theatre terminals which allows the regular monitoring of payroll expenses. In addition, the Company has a quality assurance program to maintain clean, comfortable and modern facilities. Management believes that operating a theatre circuit consisting primarily of modern multiplex theatres also enhances the Company's ability to license commercially successful films from distributors. To maintain quality and consistency within the Company's theatre circuit, the district supervisors regularly inspect each theatre and the Company operates a "mystery shopper" program, which involves unannounced visits by unidentified customers who report on the quality of service, film presentation and cleanliness at individual theatres. The Company has an incentive compensation program for theatre level management which rewards managers for controlling theatre level operating expenses while complying with the Company's operating standards.

     In addition to revenues from box office admissions, the Company receives revenues from concession sales and video games located adjacent to the theatre lobby. Concession sales constituted 28.6% of total revenues for fiscal 1997. The Company emphasizes prominent and appealing concession stations designed for rapid and efficient service. Although popcorn, candy and soft drinks remain the best selling concession items, the Company's theatres offer a wide range of concession choices. The Company continually seeks to increase concession sales through optimizing product mix, introducing special promotions from time to time and training employees to cross sell products. In addition to traditional concession stations, select existing theatres and theatres currently under development feature specialty concession cafes serving items such as cappuccino, fruit juices, cookies and muffins, soft pretzels and yogurt. Management negotiates directly with manufacturers for many of its concession items to ensure adequate supplies and to obtain competitive prices.

     The Company relies upon advertisements including movie schedules published in newspapers to inform its patrons of film selections and show times. Newspaper advertisements are typically displayed in a single grouping for all of the Company's theatres located in the newspapers's circulation area. Multimedia advertising campaigns for major film releases are organized and financed primarily by the film distributors.

     The Company actively markets its theatres through grand opening promotions, including "VIP" preopening parties, newspaper and radio advertising, television commercials in certain markets and promotional activities such as live music, spotlights and skydivers, which frequently generate media coverage. The Company also utilizes special marketing programs for specific films and concession items. The Company seeks to develop patron loyalty through a number of marketing programs such as free summer children's film series, cross-promotion ticket redemptions and promotions within local communities.

     As of July 2, 1998, the Company operated 27 theatres with an aggregate of 178 screens, which exhibit second-run movies and charge lower admission prices (typically $1.00 to $2.00). These movies are the same high quality features shown at all of the Company's theatres. The terminology second-run is an industry term for the showing of movies after the film has been shown for varying periods of time at other theatres. The Company believes that the increased attendance resulting from lower admission prices and the lower film rental costs of second-run movies compensate for the lower admission prices and slightly higher operating costs as a percentage of admission revenues at the Company's discount theatres. The design, construction and equipment in the Company's discount theatres are of the same high quality as its first-run theatres. The Company's discount theatres generate theatre level cash flows similar to the Company's first-run theatres.

FILM LICENSING

     The Company licenses films from distributors on a film-by-film and theatre-by-theatre basis. The Company negotiates directly with film distributors. Prior to negotiating for a film license, the Company evaluates the prospects for upcoming films. Criteria considered for each film include cast, director, plot, performance of similar films, estimated film rental costs and expected Motion Picture Association of America rating. Successful licensing depends greatly upon the exhibitor's knowledge of trends and historical film preferences of the residents in markets served by each theatre, as well as on the availability of commercially successful motion pictures.

     Films are licensed from film distributors owned by major film production companies and from independent film distributors that generally distribute films for smaller production companies. Film distributors typically establish geographic film licensing zones and allocate each available film to one theatre within that zone. Film zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density. As of July 2, 1998, the Company believes that approximately 75% of its screens were located in film licensing zones in which such theatres were the sole exhibitors, permitting the Company to exhibit many of the most commercially successful films in these zones.

     In film zones where the Company is the sole exhibitor, the Company obtains film licenses by selecting a film from among those offered and negotiating directly with the distributor. In film zones where there is competition, a distributor will either require the exhibitors in the zone to bid for a film or will allocate its films among the exhibitors in the zone. When films are licensed under the allocation process, a distributor will select an exhibitor, who then negotiates film rental terms directly with the distributor. Over the past several years, distributors have generally used the allocation rather than bidding process to license their films. When films are licensed through a bidding process, exhibitors compete for licenses based upon economic terms. The Company currently does not bid for films in any of its markets, although it may be required to do so in the future. Although the Company predominantly licenses first-run films, if a film has substantial remaining potential following its first-run, the Company may license it for a second-run. Film distributors establish second-run availability on a national or market-by-market basis after the release from first-run theatres.

     Film licenses entered into in either a negotiated or bidding process typically specify rental fees based on the higher of a gross receipts formula or a theatre admissions revenue formula. Under a gross receipts formula, the distributor receives a specified percentage of box office receipts, with the percentage declining over the term of the film run. First-run film rental fees may begin at up to 70% of admission revenues and gradually decline to as low as 30% over a period of four weeks or more. Second-run film rental fees typically begin at 35% of admission revenues and often decline to 30% after the first week. Under a theatre admissions revenue formula, the distributor receives a specified percentage of the excess of admission revenues over a negotiated allowance for theatre expenses. In addition, the Company is occasionally required to pay non-refundable guarantees of film rental fees or to make refundable advance payments of film rental fees or both in order to obtain a license for a film. Rental fees actually paid by the Company generally are adjusted subsequent to the exhibition of a film in a process known as settlement. The commercial success of a film relative to original distributor expectations is the primary factor taken into account in the settlement process; secondarily, the past performance of other films in a specific theatre is a factor. To date, the settlement process has not resulted in material adjustments in the film rental fees accrued by the Company.

     The Company's business is dependent upon the availability of marketable motion pictures, its relationships with distributors and its ability to obtain commercially successful films. Many distributors provide quality first-run movies to the motion picture exhibition industry; however, according to industry reports, eight distributors accounted for approximately 94% of industry admission revenues during 1997, and 46 of the top 50 grossing films. No single distributor dominates the market. Disruption in the production of motion pictures by the major studios and/or independent producers, the lack of commercial success of motion pictures or the Company's inability to otherwise obtain motion pictures for exhibition would have a material adverse effect upon the Company's business. The Company licenses films from each of the major distributors and believes that its relationships with distributors are good. From year to year, the revenues attributable to individual distributors will vary widely depending upon the number and quality of films each distributes. The Company believes that in 1997 no single distributor accounted for more than 21% of the films licensed by the Company, or films producing more than 21% of the Company's admission revenues.

COMPLEMENTARY CONCEPTS

     FunScapes(TM). To complement the Company's theatre development, the Company developed and operates its FunScapes(TM) entertainment complexes in certain locations which are designed to increase both the drawing radius for patrons and patron spending by offering a wider array of entertainment options at a single destination. The Company currently operates FunScapes(TM) in Chesapeake, Virginia; Rochester, New York; Syracuse, New York; Brandywine, Delaware; and Fort Lauderdale, Florida. Each complex includes a 13 to 16 screen theatre and a 50,000 to 70,000 square foot family entertainment center, which generally features a 36-hole, tropical-themed miniature golf course, a children's soft play and exercise area, laser tag, video batting cages, a video golf course, virtual reality games, a high-tech video arcade and party rooms. A food court connects the theatres to the entertainment center and features nationally recognized brand name pizza, taco, sandwich and dessert restaurants.

     Each theatre and entertainment center totals approximately 95,000 to 140,000 square feet and management believes the facility is a comprehensive entertainment destination. The Company currently has two additional FunScapes(TM) under construction and may seek to develop additional FunScapes(TM) at strategic locations. The $6.0 million to $10.0 million estimated cost of construction of an entertainment center is comparable to the cost of constructing the adjacent theatre complex.

     IMAX(R) 3-D Theatres. The Company recently signed an agreement to include IMAX(R) 3-D theatres in ten new multiplex theatre projects over the next five years, the first is expected to open in Chicago in November 1998. Management believes that the Company's theatres with IMAX(R) 3-D, which will contain highly automated projection systems and specialized sound systems, will draw higher traffic levels than theatres without them, allow the Company to attract patrons during non-peak hours and expand its customer base in certain markets.

COMPETITION

     The motion picture exhibition industry is fragmented and highly competitive, particularly in film licensing, attracting patrons and finding new theatre sites. Theatres operated by national and regional circuits and by smaller independent exhibitors compete with the Company's theatres. The Company believes that the principal competitive factors in the motion picture exhibition industry include: licensing terms; the seating capacity, location and reputation of an exhibitor's theatres; the quality of projection and sound equipment at the theatres; and the exhibitor's ability and willingness to promote the films.

     In those areas where real estate is readily available, there are few barriers preventing competing companies from opening theatres near one of the Company's existing theatres, which may have a material adverse effect on the Company's theatre. In addition, competitors have built or are planning to build theatres in certain areas in which the Company operates, which may result in excess capacity in such areas and adversely affect attendance and pricing at the Company's theatres in such areas.

     In addition, alternative motion picture exhibition delivery systems, including cable television, video cassettes, satellite and pay-per-view services, exist for the exhibition of filmed entertainment in periods subsequent to the theatrical release. The expansion of such delivery systems (such as video on demand) could have a material adverse effect upon the Company's business and results of operations. The Company also competes for the public's leisure time and disposable income with all forms of entertainment, including sporting events, concerts, live theatre and restaurants.

MANAGEMENT INFORMATION SYSTEMS

     The Company has a significant commitment to its management information systems, some of which have been developed internally. The point of sale terminals within each theater provide comprehensive information to the corporate office by 8:00 a.m. each morning. These daily management reports address all aspects of theater operations, including concession sales, fraud detection and film booking. Payroll information is gathered daily from theaters through the use of automated time keeping systems, enabling a daily comparison of actual to budgeted labor for each theater. The Company's systems allow it to properly schedule and manage its hourly workforce. A corporate help desk is also available to monitor and resolve any processing problems that might arise in the theatres.

PROPERTIES

     As of July 2, 1998, after giving pro forma effect to the Act III Combination, the Company operated 247 of its 392 theatres pursuant to lease agreements, owned the land and buildings for 101 theatres and operated 44 locations pursuant to ground leases. Of the 392 theatres operated by the Company as of July 2, 1998, 322 were acquired as existing theatres and 70 have been developed by the Company.

     The majority of the Company's leased theatres are subject to lease agreements with original terms of 20 years or more and, in most cases, renewal options for up to an additional ten years. The renewal options generally provide for increased rent. These leases provide for minimum annual rentals. Under certain conditions, further rental payments may be based on a percentage of revenues above specified amounts. A significant majority of the leases are net leases, which require the Company to pay the cost of insurance, taxes and a portion of the lessor's operating costs.

     The Company's corporate office is located in approximately 50,000 square feet of space in Knoxville, Tennessee, which the Company acquired in 1994. The Company believes that these facilities are adequate for its operations.

EMPLOYEES

     As of July 2, 1998, after giving pro forma effect to the Act III Combination, the Company employed 12,819 persons, of which 1,463 were full-time and 11,356 were part-time employees. Of the Company's employees, as of the same date and on the same pro forma basis, 285 were corporate personnel, 1,539 were theatre management personnel and the remainder were hourly theatre personnel. Film projectionists at 16 of the Company's theatres in the Seattle, Washington; Las Vegas, Nevada; and the Cleveland and Youngstown, Ohio markets are represented by the International Alliance of Theatrical Stage Employees and Moving Picture Machine Operators of the United States and Canada pursuant to collective bargaining agreements. These collective bargaining agreements expire over various periods through March 2000. The Company's expansion into new markets may increase the number of employees represented by unions. The Company considers its employee relations to be good.

REGULATION

     The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The Company has never been a party to any of such cases, but the manner in which it can license films is subject to consent decrees resulting from these cases. Consent decrees bind certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors, including the Company, on a theatre-by-theatre basis. Consequently, exhibitors cannot assure themselves of a supply of films by entering into long-term arrangements with major distributors, but must negotiate for licenses on a film-by-film and theatre-by-theatre basis.

     The Company believes that it is in substantial compliance with all current applicable regulations relating to accommodations for the disabled. The Company intends to comply with future regulations in this regard, and the Company does not currently anticipate that compliance will require the Company to expend substantial funds.

     The Company's theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship, and health and sanitation requirements and licensing. At July 2, 1998, approximately 45.2% of the Company's employees were paid at the federal minimum wage and, accordingly, the minimum wage largely determines the Company's labor costs for those employees.

LEGAL PROCEEDINGS

     From time to time the Company is involved in routine litigation and proceedings in the ordinary course of business. The Company does not have any litigation that management believes is likely to have a material adverse effect upon the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following persons are the directors and executive officers of the Company. Certain information relating to the directors and executive officers, which has been furnished to the Company by the individuals named, is set forth below.


              NAME                   AGE                             POSITION
              ----                   ---                             --------
Michael L. Campbell..............    44     Chairman, President, Chief Executive Officer and Director
Gregory W. Dunn..................    39     Executive Vice President and Chief Operating Officer
R. Keith Thompson................    36     Senior Vice President Real Estate and Construction
D. Mark Monroe...................    36     Vice President, Acting Chief Financial Officer and
                                              Treasurer
Susan Seagraves..................    41     Vice President, Corporate Controller and Assistant
                                              Secretary
David Deniger....................    53     Director
Thomas O. Hicks..................    52     Director
Henry R. Kravis..................    54     Director
Michael J. Levitt................    39     Director
John R. Muse.....................    47     Director
Alexander Navab, Jr..............    32     Director
Clifton S. Robbins...............    40     Director
George R. Roberts................    55     Director


     Michael L. Campbell founded the Company in November 1989 and has served as Chairman of the Board, President and Chief Executive Officer since inception. Prior thereto, Mr. Campbell was the Chief Executive Officer of Premiere Cinemas Corporation ("Premiere"), which he co-founded in 1982, and served in such capacity until Premiere was sold in October 1989. Mr. Campbell serves on the Executive Committee of the Board of Directors of the National Association of Theatre Owners.

     Gregory W. Dunn has served as Executive Vice President and Chief Operating Officer since 1995. From 1991 to 1995, Mr. Dunn was Vice President Marketing and Concessions. From 1989 to 1991, Mr. Dunn was the Purchasing and Operations Manager for Goodrich Quality Theaters, a Grand Rapids, Michigan based theatre chain. From 1986 to 1989, he was a film buyer for Tri-State Theatre Service, Inc.


     R. Keith Thompson has served as Senior Vice President Real Estate and Construction since February 1993. Prior thereto, he served as Vice President Finance since joining the Company in 1991. From June 1984 to July 1991, Mr. Thompson was a Vice President of Corporate Lending at PNC Commercial Corporation.



     D. Mark Monroe is a certified public accountant and has served as Acting Chief Financial Officer since October 1, 1998 and as Vice President and Treasurer since November 1997. From September 1995 to October 1997, Mr. Monroe served as the Director of Accounting Projects. From 1992 to 1995, Mr. Monroe was a manager with Pershing, Yoakley and Associates, a regional accounting and consulting firm. From 1986 to 1991, Mr. Monroe was with Ernst & Young LLP.


     Susan Seagraves has served as Vice President and Corporate Controller since January 1994 when she joined the Company and as Assistant Secretary since May 1997. Ms. Seagraves is a certified public accountant, a certified management accountant and a fellow of health care management. From 1990 through 1993, Ms. Seagraves was an adjunct faculty member of Tusculum College and Bristol University.

     David Deniger became a director of the Company upon the closing of the Regal Merger. Mr. Deniger is a Managing Director and principal of Hicks Muse. Mr. Deniger is also General Partner, President and CEO of Olympus Real Estate Corporation. Prior to forming Olympus Real Estate Corporation with Hicks Muse, Mr. Deniger was a founder and served as President and Chief Executive Officer of GE Capital Realty Group, Inc. ("GECRG"), a wholly owned subsidiary of General Electric Capital Corporation organized to underwrite, acquire and manage real estate equity investments made by GE Capital and its co-investors. Prior to forming GECRG, Mr. Deniger was President and CEO of FGB Realty Advisors, a wholly owned subsidiary of MacAndrews & Forbes Financial Service Group. Mr. Deniger also serves as Chairman of the Board of the Arnold Palmer Golf Management Company and Park Plaza International.

     Thomas O. Hicks became a director of the Company upon the closing of the Regal Merger. Mr. Hicks has been Chairman and Chief Executive Officer of Hicks Muse since co-founding the firm in 1989. Prior to forming Hicks Muse, Mr. Hicks co-founded Hicks & Haas Incorporated in 1983 and served as its Co-Chairman and Co-Chief Executive Officer through 1989. Mr. Hicks also serves as a director of Berg Electronics Corp., Capstar Broadcasting Corporation, Chancellor Media Corporation, Cooperative Computing, Inc., CorpGroup Limited, Group MVS, S.A. de C.V., Home Interiors & Gifts, Inc., International Home Foods, Inc., LIN Television Corporation, Olympus Real Estate Corporation, Sybron International Corporation and Viasystems Group, Inc.

     Henry R. Kravis became a director of the Company upon the closing of the Regal Merger. He is a managing member of KKR & Co. L.L.C., the limited liability company which serves as the general partner of KKR. He is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., The Boyds Collection, Ltd., Bruno's, Inc., Evenflo & Spalding Holdings Corporation, The Gillette Company, IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Group, Inc., Newsquest Capital plc, Owens-Illinois, Inc., Owens-Illinois Group, Inc., PRIMEDIA, Inc., Randall's Food Markets, Inc., Reltec Corporation, Safeway, Inc., Sotheby's Holdings Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

     Michael J. Levitt became a director of the Company upon the closing of the Regal Merger. Mr. Levitt is a Managing Director and principal of Hicks Muse. Before joining Hicks Muse, Mr. Levitt was a Managing Director and Deputy Head of Investment Banking with Smith Barney Inc. from 1993 through 1995. From 1986 through 1993, Mr. Levitt was with Morgan Stanley & Co. Incorporated, most recently as a Managing Director responsible for the New York based Financial Entrepreneurs Group. Mr. Levitt also serves as a director of Capstar Broadcasting Corporation, Chancellor Media Corporation, Group MVS, S.A. de C.V., International Home Foods, Inc., LIN Television Corporation and Sunrise Television Corp.

     John R. Muse became a director of the Company upon the closing of the Regal Merger. Mr. Muse is Chief Operating Officer and co-founder of Hicks Muse. Prior to the formation of Hicks Muse in 1989, Mr. Muse headed the investment/merchant banking activities of Prudential Securities for the southwestern region of the United States from 1984 to 1989. Prior to joining Prudential Securities, Mr. Muse served as Senior Vice President and a director of Schneider, Bernet & Hickman, Inc. in Dallas from 1979 to 1983 and was responsible for the company's investment banking activities. Mr. Muse is a director of Arena Brands, Inc., Arnold Palmer Golf Management Co., Glass's Group, International Home Foods, Inc., LIN Television Corporation, Olympus Real Estate Corporation, Suiza Foods Corporation and Sunrise Television Corp.

     Alexander Navab, Jr. became a director of the Company upon the closing of the Regal Merger. He has been an executive of KKR and a limited partner of KKR Associates since 1993. From 1991 to 1993, Mr. Navab was an associate at James D. Wolfensohn, Inc. He is also a director of Borden, Inc., KSL Recreation Group, Inc., Newsquest Capital plc, Reltec Corporation and World Color Press, Inc.

     Clifton S. Robbins became a director of the Company upon the closing of the Regal Merger. He was a General Partner of KKR from January 1, 1995 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Prior thereto, he was an executive thereof. Mr. Robbins is a director of AEP Industries, Inc., Borden, Inc., IDEX Corporation, KinderCare Learning Center, Inc. and Newsquest Capital plc.

     George R. Roberts became a director of the Company upon the closing of the Regal Merger. He is a managing member of KKR & Co. L.L.C., the limited liability company which serves as the general partner of KKR. He is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., The Boyds Collection, Ltd., Bruno's, Inc., Evenflo & Spalding Holdings Corporation, IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Group, Inc., Owens-Illinois, Inc., Owens-Illinois Group, Inc., PRIMEDIA, Inc., Randall's Food Markets, Inc., Reltec Corporation, Safeway Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

COMPOSITION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company consists of nine members, including four directors designated by KKR and four directors designated by Hicks Muse. Directors of the Company are elected annually by the stockholders to serve during the ensuing year or until their respective successors are duly elected and qualified. See "Certain Transactions -- KKR/Hicks Muse Stockholders Agreement."

COMPENSATION OF DIRECTORS

     Each director of the Company who is not also an officer or employee of the Company receives a fee of $40,000 per year. Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors of the Company or committees thereof.

LIMITATION ON DIRECTOR'S LIABILITY

     Article 8 of the Amended and Restated Charter (the "Charter") of the Company and its Amended and Restated Bylaws provide that the Company shall indemnify against liability, and advance expenses to, any present or former director or officer of the Company to the fullest extent allowed by the Tennessee Business Corporation Act, as amended from time to time, or any subsequent law, rule or regulation adopted in lieu thereof. Additionally, the Charter provides that no director of the Company shall be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) any unlawful distributions or (iv) receiving any improper personal benefit. The Company has entered into indemnification agreements with certain of the Company's directors and executive officers. The effect of these provisions is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his or her fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. Directors' and officers' liability insurance has also been obtained by the Company, the effect of which is to indemnify certain directors and officers of the Company against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.

EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term or other compensation during the last three fiscal years for the Company's Chief Executive Officer and each of the Company's other executive officers whose salary and bonus exceeded $100,000 during fiscal 1997 (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                         LONG TERM
                                                                                       COMPENSATION
                                                       ANNUAL COMPENSATION                AWARDS
                                              -------------------------------------   ---------------
                                                                                        SECURITIES
                                                                                        UNDERLYING
                                              FISCAL YEAR   SALARY($)   BONUS($)(1)   OPTIONS/SARS(#)
                                              -----------   ---------   -----------   ---------------
Michael L. Campbell.........................     1997       $241,500     $671,941         190,000
  Chairman, President and Chief                  1996        209,463      716,988         150,000
  Executive Officer                              1995        179,236      441,252         112,500
Gregory W. Dunn.............................     1997       $125,000     $135,000          60,000
  Executive Vice President and Chief             1996        115,358      130,000          52,500
  Operating Officer                              1995         87,536       75,000          61,875
Lewis Frazer III(2).........................     1997       $120,000     $120,000          60,000
  Former Executive Vice President, Chief         1996        108,413      124,950          45,000
  Financial Officer and Secretary                1995         84,804       70,000          56,250
R. Keith Thompson...........................     1997       $110,000     $ 70,000          40,000
  Senior Vice President Real Estate              1996         95,568       60,000          30,000
  and Construction                               1995         77,033       50,000          22,500
Robert A. Engel(2)..........................     1997       $ 95,000     $ 50,000              --
  Former Senior Vice President Film and          1996         85,540       55,000          30,000
  Advertising                                    1995         77,033       45,000          22,500


---------------

(1) For fiscal years 1997 and 1996, reflects cash bonus earned in fiscal 1997 and 1996, respectively, and paid the following fiscal year. For fiscal year 1995, reflects bonuses earned in the fiscal year indicated and paid in the following fiscal year one-half in cash and one-half in restricted stock purchased in the name of the executive officer. Shares of restricted stock vested on January 2, 1997, one year after the grant date. Restricted stock was awarded as follows: Mr. Campbell -- 10,227 shares for fiscal 1995; Mr. Dunn -- 1,738 shares for fiscal 1995; Mr. Frazer -- 1,623 shares for fiscal 1995; Mr. Thompson -- 1,159 shares for fiscal 1995; and Mr. Engel -- 1,042 shares for fiscal 1995. Such shares for fiscal 1995 represent the total aggregate holdings of restricted stock by the Named Executive Officers for fiscal 1995 and had a fair market value of approximately $192,574, $32,727, $30,561, $21,824 and $19,621, for Messrs. Campbell, Dunn, Frazer, Thompson and Engel, respectively, based on a price of $18.83, the closing price of the Common Stock on The Nasdaq Stock Market on December 28, 1995 (as adjusted for a three-for-two stock split in September 1996). Dividends are paid on all restricted shares to the same extent as on any other shares of Common Stock.


(2) As of October 1, 1998, Messrs. Frazer and Engel were no longer employees of the Company.

     The following table summarizes certain information regarding stock options issued to the Named Executive Officers during fiscal 1997. No stock appreciation rights have been granted by the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                             ------------------------------------------------
                                          PERCENT OF
                             NUMBER OF      TOTAL                                POTENTIAL REALIZABLE
                             SECURITIES    OPTIONS                                  ANNUAL RATES OF
                             UNDERLYING   GRANTED TO                              STOCK APPRECIATION
                              OPTIONS     EMPLOYEES    EXERCISE                     OPTION TERM(2)
                              GRANTED     IN FISCAL      PRICE     EXPIRATION   -----------------------
           NAME                (#)(1)        1997      ($/SHARE)      DATE        5%($)        10%($)
           ----              ----------   ----------   ---------   ----------   ----------   ----------
Michael L. Campbell........   150,000       14.90%      $31.875     08/08/07    $3,006,885   $7,620,069
                               40,000        3.97         22.75     11/07/07       572,290    1,450,303
Gregory W. Dunn............    50,000        4.97        31.875     08/08/07     1,002,295    2,540,023
                               10,000         .99         22.75     11/07/07       143,072      362,575
Lewis Frazer III...........    50,000        4.97        31.875     08/08/07     1,002,295    2,540,023
                               10,000         .99         22.75     11/07/07       143,072      362,575
R. Keith Thompson..........    30,000        2.98        31.875     08/08/07       601,377    1,524,013
                               10,000         .99         22.75     11/07/07       143,072      362,575
Robert A. Engel............        --          --            --           --            --           --

---------------

(1) All options were granted pursuant to the 1993 Employee Stock Incentive Plan (the "Plan"), have a term of ten years, and vest in one-third increments annually beginning August 8, 2000 and November 7, 2000, respectively. After the Recapitalization, the options issued pursuant to the Plan not redeemed in the Option/Warrant Redemption were converted into options for shares of the Company's Common Stock after the Merger.

(2) Potential realizable value is calculated from a base stock price of $22.75 and $31.875, the exercise prices of the options granted.

     The following table summarizes certain information with respect to stock options exercised by the Named Executive Officers pursuant to the Company's stock option plans.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN THE
                                                          OPTIONS HELD AT            MONEY OPTIONS HELD AT
                          SHARES                        JANUARY 1, 1998(#)           JANUARY 1, 1998(1)($)
                        ACQUIRED ON      VALUE      ---------------------------   ---------------------------
         NAME           EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           -----------   -----------   -----------   -------------   -----------   -------------
Michael L. Campbell...        --             --       222,357        674,857      $4,966,121     $6,724,840
Gregory W. Dunn.......        --             --        42,749        226,969         943,477      2,126,744
Lewis Frazer III......        --             --        50,203        234,940       1,084,520      2,457,802
R. Keith Thompson.....     3,677        $69,530        23,954        126,110         530,282      1,164,124
Robert A. Engel.......        --             --        59,701         89,795       1,403,604      1,202,416

---------------

(1) Reflects the market value of the underlying securities at exercise or at $27.875, the closing price on The Nasdaq Stock Market on December 31, 1997, less the exercise price.


Campbell and Dunn Employment Agreements



     The Company has entered into employment agreements with Messrs. Campbell and Dunn pursuant to which they respectively serve as Chief Executive Officer and Chief Operating Officer of the Company. The terms of the employment agreements commenced upon the closing of the Regal Merger and continue for three years. The employment agreements provide for initial base salaries of $500,000 and $325,000 per year for Messrs. Campbell and Dunn, respectively. Messrs. Campbell and Dunn are entitled to receive annual target bonuses of 140% and 100%, respectively, of their base salaries based upon the achievement by the Company of certain EBITDA and other performance targets set by the board of directors of the Company. The employment agreements also provide that the Company will supply Messrs. Campbell and Dunn with other customary benefits generally made available to other senior executives of the Company. Each of the employment agreements also contains a noncompetition and no-raid provision pursuant to which each of Messrs. Campbell and Dunn has agreed, subject to certain exceptions, that during the term of his employment agreement and for one year thereafter, he will not compete with the Company or its theatre affiliates and will not solicit or hire certain employees of the Company. Each of the employment agreements also contains severance provisions providing for the termination of employment of Messrs. Campbell and Dunn by the Company under certain circumstances in which Messrs. Campbell and Dunn will be entitled to receive severance payments equal to the greater of (i) two times their respective annual base salaries and (ii) the balance of their respective base salaries over the then remaining employment term, in either case payable over 24 months (or if longer, the remaining balance of the employment term) and continuation of health, life, disability and other similar welfare plan benefits.

                              CERTAIN TRANSACTIONS

     The following is a summary description of the principal terms of the following agreements and is subject to and qualified in its entirety by reference to the full text of such agreements, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

KKR/HICKS MUSE STOCKHOLDERS AGREEMENT

     Concurrently with the consummation of the Regal Merger, the Company entered into the KKR/Hicks Muse Stockholders Agreement with KKR and Hicks Muse. Among other things, the KKR/Hicks Muse Stockholders Agreement provides that each of Hicks Muse and KKR has the right to appoint an equal number of directors to the Board of Directors of the Company, subject to maintaining specified ownership thresholds. The number of directors appointed by KKR and Hicks Muse together shall constitute a majority of the Board of Directors. The KKR/Hicks Muse Stockholders Agreement further provides that Hicks Muse and KKR will amend the Company's bylaws to provide that no action may be validly taken at a meeting of the Board of Directors unless a majority of the Board of Directors, a majority of the directors designated by Hicks Muse and a majority of the directors designated by KKR have approved such action.

     The KKR/Hicks Muse Stockholders Agreement provides that neither Hicks Muse nor KKR may transfer its shares of Common Stock to a person other than its respective affiliates for a period of five years following the closing date of the Regal Merger. In addition, the KKR/Hicks Muse Stockholders Agreement provides KKR and Hicks Muse with certain registration rights and limits the ability of either KKR or Hicks Muse to separately acquire motion picture exhibition assets in excess of a specified amount without first offering the other the right to participate in such acquisition opportunity.

DLJ STOCKHOLDERS AGREEMENT

     Concurrently with the consummation of the Regal Merger, the Company, Hicks Muse, KKR and DLJ entered into a stockholders agreement (the "DLJ Stockholders Agreement"). Under the DLJ Stockholders Agreement, DLJ has the right to participate pro rata in certain sales of Common Stock by KKR and Hicks Muse, and KKR and Hicks Muse have the right to require DLJ to participate pro rata in certain sales by KKR and Hicks Muse. The DLJ Stockholders Agreement also grants DLJ stockholders certain registration and pre-emptive rights.

CERTAIN FEES

     Each of KKR and Hicks Muse received a fee for negotiating the Recapitalization and arranging the financing therefor, plus the reimbursement of their respective expenses in connection therewith, and from time to time, each of KKR and Hicks Muse may receive customary investment banking fees for services rendered to the Company in connection with divestitures, acquisitions and certain other transactions. In addition, KKR and Hicks Muse have agreed to render management, consulting and financial services to the Company for an aggregate annual fee of $1.0 million.

                             PRINCIPAL STOCKHOLDERS

     The following table and the accompanying footnotes set forth, as of September 28, 1998, the beneficial ownership of the Common Stock of the Company by (i) each person who is known to the Company to own beneficially more than 5% of the Common Stock, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers as a group. Unless noted otherwise, the address for each executive officer is in care of the Company at 7132 Commercial Park Drive, Knoxville, Tennessee 37918.

                                                               NUMBER OF       PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER               SHARES(1)     OF CLASS(1)
            ------------------------------------              -----------    -----------
5% STOCKHOLDERS:(1)
Hicks Muse Parties(2).......................................  100,000,000       46.3
  200 Crescent Court
  Suite 1600
  Dallas, Texas 75201
KKR 1996 GP L.L.C.(3).......................................  100,000,000       46.3
  c/o Kohlberg Kravis Roberts & Co. L.P.
  9 West 57th Street
  Suite 4200
  New York, New York 10019
OFFICERS AND DIRECTORS:
David Deniger...............................................           --
Thomas O. Hicks.............................................           --
Henry R. Kravis.............................................           --
Michael J. Levitt...........................................           --
John R. Muse................................................           --
Alexander Navab, Jr.........................................           --
Clifton S. Robbins..........................................           --
George R. Roberts...........................................           --
Michael L. Campbell.........................................    2,368,350        1.1
Gregory W. Dunn.............................................      498,654       *
Lewis Frazer III............................................      566,463       *
Robert A. Engel, Jr.........................................           --
R. Keith Thompson...........................................      272,769       *
All directors and executive officers as a group (15
  persons)..................................................    3,794,083        1.7

---------------

 *  Represents less than 1.0% of class.

(1) The amounts and percentage of Common Stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no economic interest.

(2) Includes shares owned of record by Regal Equity Partners, L.P. ("Regal Partners"), a limited partnership whose sole general partner is TOH/Ranger, LLC ("Ranger LLC"). Mr. Hicks is the sole member and director of Ranger LLC and, accordingly, may be deemed to be the beneficial owner of the Common Stock held directly or indirectly by Regal Partners. John R. Muse, Charles
    W. Tate, Jack D. Furst, Lawrence D. Stuart, Jr. and Michael J. Levitt are officers of Ranger LLC and as such may be deemed to share with Mr. Hicks the power to vote or dispose of the Common Stock held by Regal

    Partners. Each of Messrs. Hicks, Muse, Tate, Furst, Stuart and Levitt disclaims beneficial ownership of the Common Stock not respectively owned of record by him.

(3) KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996 L.P. KKR Associates 1996 L.P., a limited partnership, is the sole general partner of KKR 1996 Fund L.P., a limited partnership formed at the direction of KKR, and possesses sole voting and investment power with respect to such shares. KKR 1996 GP L.L.C. is a limited liability company, the members of which are Henry R. Kravis, George R. Roberts, Robert I. MacDowell, Paul E. Raether, Michael W. Michelson, Michael T. Tokarz, James H. Greene, Jr., Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly. Messrs. Kravis, Roberts and Robbins are members of the Executive Committee of KKR 1996 GP L.L.C. Messrs. Kravis, Roberts and Robbins will also be directors of the Company after the Closing Date. Mr. Alexander Navab, Jr. is a limited partner of KKR Associates 1996 L.P. and will also be a director of the Company. Each of such individuals may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership of such shares.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITIES

     Concurrently with the consummation of the Regal Merger, the Company entered into the Senior Credit Facilities. In connection with the Act III Combination, the Company amended the Senior Credit Facilities to increase its borrowing capacity thereunder. The following is a summary description of the principal terms of the Senior Credit Facilities and is subject to and qualified in its entirety by reference to the Senior Credit Facilities, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used in this section but not otherwise defined in this Prospectus shall have the meanings ascribed to them in the Senior Credit Facilities.

     General. The Senior Credit Facilities are provided by a syndicate of banks and other financial institutions (the "Lenders") for which The Bank of Nova Scotia ("Scotiabank") acts as administrative agent (the "Administrative Agent"), BancAmerica Robertson Stephens ("BARS") acts as the syndication agent (the "Syndication Agent"), The Chase Manhattan Bank ("Chase") acts as documentation agent, and Scotiabank, BARS and Chase acts as the arrangers. The Senior Credit Facilities provide for borrowings of up to $500.0 million (such amount declining as described below) under the Revolving Credit Facility and for borrowings of up to an aggregate of $712.5 million under three term loan facilities (the "Term Facilities"). The proceeds of the Loans (as defined herein) are available for acquisitions and for general corporate purposes, including for working capital needs. The Senior Credit Facilities may be amended at any time, including to increase the amount thereof, in accordance with the terms thereof.

     Revolving Credit Facility. The Revolving Credit Facility provides for borrowings of up to $500.0 million (the "Revolving Loans"). On the fourth, fifth and sixth anniversaries of the closing date of the Regal Merger, the commitment amount under the Revolving Credit Facility will be permanently reduced to $460.0 million, $400.0 million and $300.0 million, respectively (or, if the amount of the Revolving Credit Facility is increased, to amounts corresponding proportionately to such increase). In addition, an aggregate of $460.0 million of the Revolving Loans are available in the form of Letters of Credit and Swing Line Loans. The Revolving Credit Facility is available on a revolving basis ending on the seventh anniversary of the closing date of the Regal Merger.

     Term Facilities. Under the Senior Credit Facilities, there are three Term loan facilities as follows: (i) a seven-year Term loan facility (the "Term A Facility"); (ii) an eight-year Term loan facility (the "Term B Facility"); and
(iii) a nine-year Term loan facility (the "Term C Facility"). The Term A Facility was made available in a borrowing on the closing date of the Regal Merger and an additional borrowing in connection with the Act III Combination to the Company pursuant to which Term loans ("Term A Loans") were made. The maximum amount available for borrowing under the Term A Facility was $240.0 million. Once repaid, Term A Loans may not be reborrowed. Term A Loans amortize in annual installments totaling 1% for years one through six and 94% for year seven. The final maturity for all Term A Loans is the seventh anniversary of the closing date of the Regal Merger. The Term B Facility was made available in a borrowing on the closing date of the Regal Merger and an additional borrowing in connection with the Act III Combination to the Company pursuant to which Term loans ("Term B Loans") were made. The maximum amount available for borrowing under the Term B Facility was $337.5 million. Once repaid, Term B Loans may not be reborrowed. Term B Loans amortize in annual installments totaling 1% for years one through seven and 93% for year eight. The final maturity for all Term B Loans is the eighth anniversary of the closing date of the Regal Merger. The Term C Facility was made available in a single borrowing on the closing date of the Regal Merger to the Company pursuant to which Term loans ("Term C Loans" and together with the Revolving Loans, the Term A Loans and the Term B Loans, the "Loans") were made. The maximum amount available for borrowing under the Term C Facility was $135.0 million. Once repaid, Term C Loans may not be reborrowed. Term C Loans amortize in annual installments totaling 1% for years one through eight and 92% for year nine. The final maturity for all Term C Loans is the ninth anniversary of the closing date of the Regal Merger.

     Interest. The Loans bear interest at the Administrative Agent's alternate base rate or reserve adjusted LIBOR rate plus, in each case, the applicable margins set forth below, determined in accordance with the Company's Total Leverage Ratio.

                          REVOLVING LOANS AND
                              TERM A LOANS
    TOTAL                ----------------------
LEVERAGE RATIO           LIBOR RATE   BASE RATE
--------------           ----------   ---------
> or = 5.5:1              2.250%      1.000%
> or = 5.0:1 < 5.5:1      2.000%       .750%
> or = 4.5:1 < 5.0:1      1.625%       .375%
> or = 4.0:1 < 4.5:1      1.375%       .125%
> or = 3.5:1 < 4.0:1      1.125%       .000%
> or = 3.0:1 < 3.5:1       .875%       .000%
     < 3.0:1               .625%       .000%

                             TERM B LOANS             TERM C LOANS
    TOTAL               ----------------------   ----------------------
LEVERAGE RATIO          LIBOR RATE   BASE RATE   LIBOR RATE   BASE RATE
--------------          ----------   ---------   ----------   ---------
> or = 5.5:1              2.500%      1.250%       2.750%      1.500%
> or = 4.5:1 < 5.5:1      2.250%      1.000%       2.500%      1.250%
     < 4.5:1              2.000%       .750%       2.250%      1.000%

Interest periods for LIBOR Rate Loans shall be, at the Company's option, one, two, three or six months or, if available, nine or twelve months, and shall be payable on the last business day of the applicable interest period therefor (or, if earlier, on each third-month date following the commencement of such interest period). Interest on Base Rate Loans shall be payable quarterly in arrears.

     Optional and Mandatory Prepayments. Outstanding Loans are voluntarily payable without penalty; provided, however, that LIBOR rate breakage costs, if any, shall be for the account of the Company. Mandatory prepayments will be required from 100% of net cash proceeds from the sale of assets other than in the course of ordinary business (subject to certain exceptions) to the extent such proceeds are not reinvested in the business of the Company and its subsidiaries within 18 months after receipt. Mandatory prepayments shall be applied pro rata among the Term Facilities and shall be applied to scheduled amortization payments in a manner to be agreed upon by the Administrative Agent, the Syndication Agent and the Company.

     Fees. Commencing on the closing date of the Regal Merger, a non-refundable fee (the "Commitment Fee") is accruing on the daily average unused portion of the commitment amount of the Revolving Credit Facility (whether or not then available), payable quarterly in arrears and on the final maturity date of the Revolving Credit Facility (whether by stated maturity or otherwise). The Commitment Fee will be determined and adjusted, in a range from .425% to .200% per annum, in increments based upon the Total Leverage Ratio of the Company.

     Security. The Senior Credit Facilities are secured by a first-priority pledge of (i) the common stock of all existing and future direct domestic subsidiaries of the Company and (ii) 65% of the common stock of all direct material foreign subsidiaries of the Company, with certain exceptions which may be agreed upon.

     Guarantees. The Company's payment obligations under the Senior Credit Facilities are guaranteed on a senior basis by all direct and indirect U.S. subsidiaries of the Company, with certain exceptions which may be agreed upon.

     Covenants. The Senior Credit Facilities contain financial covenants pursuant to which the Company must maintain a minimum fixed charge coverage ratio and a maximum senior leverage ratio. In addition, the Senior Credit Facilities contain covenants pertaining to the management and operation of the Company and its subsidiaries. The Senior Credit Facilities also subject the Company and its subsidiaries to restrictions on the incurrence of additional debt and contingent obligations, the making of dividends or similar distributions, the sale of assets or similar transfers other than in the ordinary course of business, the making of certain acquisitions and investments, the consummation of mergers and consolidations, and entering into certain transactions with affiliates.

     Events of Default. The Senior Credit Facilities contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA events, judgment defaults, actual or asserted invalidity of any security interest and change of control.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were sold by the Company on May 27, 1998 in the Original Offering. In connection with that placement, the Company entered into the Registration Rights Agreement, which requires that the Company file the Registration Statement under the Securities Act with respect to the Notes and, upon the effectiveness of that Registration Statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of Notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act. Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon consummation of the Exchange Offer.

     In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) the Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of the Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Notes and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Rights Agreement if (i) the Company determines that it is not permitted to effect the Exchange Offer as contemplated hereby because of any applicable law or Commission policy, or (ii) any holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer (a) that it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) that it may not resell the Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that this Prospectus is not appropriate or available for such resales, or (c) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged for a Note in the Exchange Offer,
(ii) the date on which such Old Note has been electively registered under the Securities Act and disposed of in accordance with such "shelf" registration statement, (iii) the date on which such Old Note is sold pursuant to Rule 144 under circumstances in which any legend borne by such Old Note relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed or such Old Note is eligible to be sold pursuant to paragraph (k) of Rule 144, or (iv) such Old Note shall cease to be outstanding. Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement nor otherwise require that the Company register such holder's shares of Old Notes under the Securities Act. See "-- Procedures for Tendering."

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions set forth below, the Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such Notes, whether or not such person is the registered holder (other than any such holder or such other person which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer that purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a person participating in the distribution of the Notes) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such Notes. Holders of Old Notes accepting the Exchange Offer will represent to the Company in the Letter of Transmittal that such conditions have been met. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. See "Plan of Distribution."

     Each broker-dealer that receives Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for 180 days following the date of this Prospectus in connection with resales of Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Letter of Transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other retransfer of Notes.

     The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the Exchange Offer (except as set forth in the second paragraph under "-- Purpose and Effect" above), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the Notes are substantially the same as the form and terms of the Old Notes except that the Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued.

     As of September 25, 1998, Old Notes representing $400.0 million aggregate principal amount were outstanding and there was one registered holder, a nominee of DTC. This Prospectus, together with the Letter of Transmittal, is being sent to such registered holder and to others believed to have beneficial interests in the Old Notes. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on November 16, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "-- Conditions to Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.


PROCEDURES FOR TENDERING


     Only a holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "-- Book-Entry Transfer," to tender in the Exchange Offer a holder must complete, sign, and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal prior to the Expiration Date, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, in case the Old Notes are under definitive form such Old Notes can be surrendered to Banque Generale du Luxembourg and any related service, including the delivery of newly issued Notes, may be effected through Banque Generale du Luxembourg. For so long as the Old Notes remain under book-entry form, Banque Generale du Luxembourg will act as intermediary only between the Exchange Agent and the holders of Old Notes for advising holders in order to correctly complete documents and forwarding all such documents to the Exchange Agent.


     The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT

TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "-- Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Notes, whether or not such person is the registered holder, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Notes and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

     In all cases, issuance of Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

     Each broker-dealer that receives Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "-- Exchange Agent" on or prior to 5:00 p.m., New York City time, on the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     ATOP is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures under "-- Procedures for Tendering" at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the Notes for such Old Notes, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. In any such event the Company is required to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment.

EXCHANGE AGENT


     All executed Letters of Transmittal should be directed to the Exchange Agent. IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:


                       IBJ SCHRODER BANK & TRUST COMPANY

      By Registered or Certified Mail:           By Hand or Overnight Delivery before 4:30
                                                                   p.m.:

      IBJ Schroder Bank & Trust Company              IBJ Schroder Bank & Trust Company
                 P.O. Box 84                                 One State Street
            Bowling Green Station                        New York, New York 10004
        New York, New York 10274-0084               Attn: Securities Processing Window,
         Attn: Reorganization Dept.                                SC-1

                   By Facsimile (for Eligible Institutions):
                                 (212) 858-2611

                               For Information or
                           Confirmation by Telephone:
                                 (212) 858-2103

    (Originals of all documents sent by facsimile should be sent promptly by registered or certified mail,
                   by hand or by overnight delivery service.)


     All documentation with respect to the Exchange Offer (including the Registration Statement) will also be available at the office of Banque Generale du Luxembourg. For holders of Old Notes listed on the Luxembourg Stock Exchange, questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal may also be directed to Banque Generale du Luxembourg as follows:



                         BANQUE GENERALE DU LUXEMBOURG


                            50, Avenue J.F. Kennedy


                               L-2951 Luxembourg


                            Telephone: 352-4242-4530


FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $1.0 million, which includes fees and expenses of the Exchange Agent, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes are to be issued under the Indenture between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), a copy of which is available upon request to the Company. The Old Notes were also issued pursuant to the Indenture. The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the Notes, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Indenture. For definitions of certain terms used in this section, see "-- Certain Definitions" below. For purposes of this summary, the term "Company" refers only to Regal Cinemas, Inc. and not to any of its Subsidiaries.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York) and at the office of the Luxembourg Paying Agent, except that, at the option of the Company, payment of interest may be made by check mailed to the address of each holder as such address appears in the Note Register.

     The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Currently, the Trustee acts as a Paying Agent and the Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which currently is the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes.

     Subject to the covenants described below under "Certain Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be unsecured, senior subordinated obligations of the Company, initially limited to $400.0 million aggregate principal amount, and will mature on June 1, 2008. Interest on the Notes will accrue at a rate of 9 1/2% per annum and will be payable in cash semi-annually on each June 1 and December 1, commencing December 1, 1998 to the holders of record of Notes at the close of business on the May 15 and November 15, respectively, immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from May 27, 1998. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     The Notes may be redeemed at any time on or after June 1, 2003, in whole or in part, at the option of the Company, at the redemption prices (expressed as a percentage of the principal amount thereof on the applicable redemption date) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on June 1 of each of the years set forth below:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2003........................................................   104.750%
2004........................................................   103.167
2005........................................................   101.583
2006 and thereafter.........................................   100.000

     In addition, prior to June 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the Notes at a redemption price equal to 109.50% of the principal amount thereof plus accrued and unpaid interest to the redemption date; provided, however, that after any such redemption, at least $260.0 million of the aggregate principal amount of the Notes remain outstanding immediately after giving effect to such redemption. Any such redemption will be required to occur on or prior to the date that is 90 days after the receipt by the Company of the proceeds of an Equity Offering. The Company shall effect such redemption on a pro rata basis.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, in the absence of such requirements or if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate, provided that no such Notes of $1,000 principal amount or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address and will be published in Luxembourg. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

CHANGE OF CONTROL

     The Indenture provides that, upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder's Notes in cash pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

     The Indenture provides that, prior to the giving of the notice referred to below, but in any event within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, if the purchase of the Notes would violate or constitute a default under any other Indebtedness of the Company, then the Company shall, to the extent needed to permit such purchase of Notes, either (i) repay all such Indebtedness and terminate all commitments outstanding thereunder or (ii) obtain the requisite consents, if any, under such Indebtedness to permit the purchase of the Notes as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to make the Change of Control Offer or purchase the Notes pursuant to the provisions described below.

     Within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company must send, by first-class mail postage prepaid, a notice to each holder of Notes (and publish notice in Luxembourg), which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the U.S. Paying Agent and the Registrar (or the Luxembourg Paying Agent and Transfer Agent) for the Notes at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date. The Company will not be required to make a Change of Control Offer pursuant to this covenant if a third party makes a Change of Control Offer in compliance with this covenant and repurchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     The Change of Control covenant will not apply in the event of (a) changes in a majority of the board of directors of the Company and (b) certain transactions with Permitted Holders (including Hicks Muse, KKR, their respective officers and directors and their respective Affiliates). In addition, the Change of Control covenant is not intended to afford holders of Notes protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of Notes, but would not constitute a Change of Control. The Company could, in the future, enter into certain transactions including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control repurchase feature of the Notes, but would increase the amount of Indebtedness outstanding at such time. However, the Indenture contains limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved, subject, in each case, to limitations and qualifications. See "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" and "-- Certain
Covenants -- Merger, Consolidation and Sale of Assets" below.

     With respect to the sale of "all or substantially all" the assets of the Company, which would constitute a Change of Control for purposes of the Indenture, the meaning of the phrase "all or substantially all" varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company and, therefore, it may be unclear whether a Change of Control has occurred and whether the Notes should be subject to a Change of Control Offer.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Facilities. Future Senior Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Facilities may prohibit the Company's prepayment of Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the Senior Credit Facilities and any other Senior Indebtedness containing similar restrictions or obtain the requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

     None of the provisions in the Indenture relating to a purchase of Notes upon a Change of Control is waivable by the board of directors of the Company. Without the consent of each holder of Notes affected thereby, after the mailing of the notice of a Change of Control Offer, no amendment to the Indenture may, directly or indirectly, affect the Company's obligation to purchase the outstanding Notes or amend, modify or change the obligation of the Company to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions of the definitions with respect to any such offer.

RANKING AND SUBORDINATION

     The payment of the principal of, premium (if any), and interest on the Notes, any liquidated damages ("Additional Amounts") under the Registration Rights Agreement and all other Obligations with respect to the Notes, is subordinated in right of payment, to the extent set forth in the Indenture, to the payment in full in cash of all existing and future Senior Indebtedness of the Company; provided, however, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "-- Satisfaction and Discharge of Indenture; Defeasance" below is not subordinate to any Senior Indebted-ness or subject to the restrictions described herein. The Notes will also be effectively subordinated to all existing and future liabilities (including the guarantees of the Company's obligations under the Senior Credit Facilities, trade payables and tort claims) of the subsidiaries of the Company. As of July 2, 1998 on a pro forma basis after giving effect to the Act III Combination, the Company would have had $1,185.6 million of Indebtedness outstanding, of which $751.4 million would have been Senior Indebtedness, and the Company's subsidiaries would have had capital lease obligations and indebtedness to third parties of approximately $40.0 million (excluding guarantees of certain Senior Indebtedness of the Company). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its subsidiaries may incur, under certain circumstances the amount of such additional Indebtedness could be substantial and, in any case, all or a portion of such Indebtedness may be Senior Indebtedness and may be secured. See "-- Certain
Covenants -- Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock."

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured, nor is any Indebtedness deemed to be subordinate or junior to other Indebtedness merely because it matures after such other Indebtedness. Secured Indebtedness is not deemed to be Senior Indebtedness merely because it is secured.

     The Company may not pay principal of, premium (if any) or interest on or other Obligations with respect to, the Notes or make any deposit pursuant to the provisions described under "-- Satisfaction and Discharge of Indenture; Defeasance" below and may not otherwise redeem, purchase or retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and/or any such acceleration has been rescinded or such Senior Indebtedness has been paid; provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes (except that holders of the Notes may receive (i) Qualified Capital Stock issued by the Company to pay interest on the Notes or issued in exchange for the Notes, (ii) securities substantially identical to the Notes issued by the Company in payment of interest accrued thereon or (iii) securities issued by the Company which are subordinated to Senior Indebtedness at least to the same extent as the Notes and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Notes) for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice has been cured or waived or is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, but subject to the provisions of the first sentence of this paragraph and the provisions of the immediately succeeding paragraph, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given, and not more than one payment Blockage Period may occur, in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day

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

period is given by or on behalf of any holders of Designated Senior Indebtedness (other than the agent under the Senior Credit Facilities), the agent under the Senior Credit Facilities may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Payment Blockage Periods is in effect exceed 179 days in the aggregate during any 360-consecutive-day period. No nonpayment default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. The failure of the Company to pay principal when due or to pay interest on the Notes for more than 30 days after the scheduled payment therefor as a result of the occurrence of a Payment Blockage Period shall nevertheless constitute an Event of Default under the Indenture.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of the Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution, and until the Senior Indebtedness is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear (except that holders of the Notes may receive (i) Qualified Capital Stock issued by the Company to pay interest on the Notes or issued in exchange for the Notes, (ii) securities substantially identical to the Notes issued by the Company in payment of interest accrued thereon or (iii) securities issued by the Company which are subordinated to Senior Indebtedness at least to the same extent as the Notes and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Notes). If a distribution is made to the Trustee or to holders of the Notes that, due to the subordination provisions of the Indenture, should not have been made to them, the Trustee or such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the Representative (if any) of any issue of Designated Senior Indebtedness which is then outstanding; provided, however, that the Company and the Trustee shall be obligated to notify such a Representative (other than with respect to the Senior Credit Facilities) only if such Representative has delivered or caused to be delivered an address for the service of such a notice to the Company and the Trustee (and the Company and the Trustee shall be obligated only to deliver the notice to the address so specified). If a notice is required pursuant to the immediately preceding sentence, the Company may not pay the Notes (except payment (i) in Qualified Capital Stock issued by the Company to pay interest on the Notes or issued in exchange for the Notes, (ii) in securities substantially identical to the Notes issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company which are subordinated to the Senior Indebtedness at least to the same extent as the Notes and have a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Notes), until five Business Days after the respective Representative of the Designated Senior Indebtedness receives notice (at the address specified in the preceding sentence) of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the Indenture, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and creditors of the Company who are not holders of Senior Indebtedness (including holders of the Notes) may recover less, ratably, than holders of Senior Indebtedness. In addition, subject to the "Merger, Consolidation and Sale of Assets" covenant, the Indenture does not prohibit the sale, transfer or other disposition of assets of the Company to its Subsidiaries. In the event of any such transfer or contribution, holders of the Notes will be effectively subordinated to the claims of creditors of such Restricted Subsidiaries with respect to such assets.

FALL-AWAY EVENT

     The Company's and its Restricted Subsidiaries' obligations to comply with the provisions of the Indenture described below under the captions "-- Certain Covenants -- Limitation on Incurrence of Addi-

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

tional Indebtedness and Issuance of Capital Stock," "-- Limitation on Layering," "-- Limitation on Restricted Payments," "Merger, Consolidation and Sale of Assets" and "-- Limitations on Transactions with Affiliates" will terminate if and when the Notes are Investment Grade Status (a "Fall-away Event"); provided, however, that the Company's and its Restricted Subsidiaries' obligations to comply with such provisions shall be reinstated as to future events if the Notes cease to be of Investment Grade Status, subject to the terms, conditions and obligations set forth in the Indenture. As a result, upon the occurrence of a Fall-away Event the Notes will be entitled to substantially no covenant protection.

CERTAIN COVENANTS

     The Indenture provides that all of the following restrictive covenants will be applicable to the Company unless and until a Fall-away Event occurs. In such event, the Company will be released from its obligations to comply with the restrictive covenants described below as well as the related events of default under the Notes and the Indenture.

     Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock. The Indenture provides that (a) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (other than Permitted Indebtedness) and the Company will not issue any Disqualified Capital Stock and its Restricted Subsidiaries will not issue any Preferred Stock (except Preferred Stock issued to the Company or a Restricted Subsidiary of the Company so long as it is so held); provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness or issue shares of such Capital Stock if, in either case, the Company's Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Capital Stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 7:1.

     (b) The Company will not incur or suffer to exist, or permit any of its Restricted Subsidiaries to incur or suffer to exist, any Obligations with respect to an Unrestricted Subsidiary that would violate the provisions set forth in the definition of Unrestricted Subsidiary.

     (c) For purposes of determining compliance with this covenant, in the event that an item of Permitted Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of the clauses of the definition of Permitted Indebtedness or pursuant to the first paragraph hereof except as otherwise set forth in clause (v) of the definition of Permitted Indebtedness. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     Limitation on Layering. The Indenture provides that the Company will not incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to all Senior Subordinated Indebtedness (including the Notes).

     Limitation on Restricted Payments. The Indenture provides that (a) the Company will not, and will not cause or permit any of its Restricted Subsidiaries, to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

          (i) a Default or Event of Default shall have occurred and be continuing; or

          (ii) the Company is not able to incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant; or

          (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the board of directors of the Company in good faith) exceeds the sum of (a) (x) 100% of Consolidated EBITDA of the Company accrued subsequent to the Issue Date to the most recent date for which financial information is available to the Company (taken as one accounting period), less (y) 1.75 times Consolidated Interest Expense for the same period, plus (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the board of directors of the Company in good faith, received subsequent to the Issue Date by the Company from any Person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Restricted Subsidiary of the Company, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company upon such conversion or exchange, (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clause (2) of paragraph (b) below and (iii) any net cash proceeds received from the issuance and sale of Designated Preferred Stock), plus (c) without duplication of any amount included in clause (iii)(b) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(b) above), received by the Company as a capital contribution subsequent to the Issue Date, plus (d) the greater of (i) $100 million and (ii) 15% of the Total Assets of the Company and its consolidated Subsidiaries as determined in accordance with GAAP as of the date of the most recently prepared internal balance sheet of the Company.

     (b) Notwithstanding the foregoing, these provisions will not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) (A) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Company or any warrants, options or other rights to acquire shares of any class of such Capital Stock ("Retired Capital Stock") either (x) solely in exchange for shares of Qualified Capital Stock or other warrants, options or rights to acquire Qualified Capital Stock or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of, Disqualified Capital Stock (in each case "Refunding Capital Stock") and (B) the declaration and payment of dividends on Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that could have been paid on such Retired Capital Stock pursuant to this covenant (other than this clause
(b)(2)(B)) immediately prior to such retirement; provided, however, that at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(3) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause (3) unless, after giving pro forma effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant; (4)(A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued after the Issue Date or (B) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2)(B) above; provided, however, in either case, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries would be able to incur $1.00 of Indebtedness under the first paragraph of the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant; (5) repurchases of warrants, options or rights to acquire Capital Stock deemed to occur upon exercise of warrants, options or rights to acquire Capital Stock if such warrants, options or rights represent a portion of the exercise price of such warrants, options or rights;
(6) the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock or the declaration and payment of dividends to holders of Preferred Stock of Restricted Subsidiaries, in each case, issued in accordance with the covenant entitled "-- Incurrence of Additional Indebtedness and

Issuance of Capital Stock"; (7) commencing on the six month anniversary of the Issue Date, a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company in existence on the Issue Date and which are not held by KKR, Hicks Muse or any of their respective affiliates on the Issue Date (including any Capital Stock issued in respect of such Capital Stock as a result of a stock split, recapitalization, merger, combination, consolidation or otherwise, but excluding any Equity Interests issued pursuant to any management equity plan or stock option plan or similar agreement); provided that notwithstanding the foregoing, the Company and its Restricted Subsidiaries shall be permitted to make Restricted Payments under this clause (7) only if after giving effect thereto, the Company would be permitted to incur at least $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant; and (8) dividends on the Company's Capital Stock (other than Disqualified Capital Stock) after the first underwritten Equity Offering in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received from shares of Capital Stock (other than Disqualified Capital Stock) sold for the account of the issuer thereof (and not for the account of any stockholder) in such initial underwritten Equity Offering; provided, however, that in the case of clauses other than clauses (1) and (2)(A), no Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1), 2(B), (3), (4) and (8) shall be included in such calculation.

     To the extent the issuance of Capital Stock and the receipt of capital contributions are applied to permit the issuance of Indebtedness pursuant to clause (v) of the definition of Permitted Indebtedness, the issuance of such Capital Stock and the receipt of such capital contributions shall not be applied to permit payments under this covenant.

     Merger, Consolidation and Sale of Assets. The Indenture provides that the Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company's assets determined on a consolidated basis for the Company to another Person or adopt a plan of liquidation unless (i) either (1) the Company is the Surviving Person or
(2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such Surviving Person shall assume all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction and the use of the proceeds therefrom), (1) no Default or Event of Default shall have occurred and be continuing and (2) either (x) such Surviving Person shall be able to incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant or
(y) the Leverage Ratio for such Surviving Person would be less than the Leverage Ratio of the Company immediately prior to such transaction; and (iv) the Company has delivered to the Trustee prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding the foregoing clauses (ii) and (iii), (1) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate thereof organized solely for the purpose of reorganizing the Company in another jurisdiction in the U.S. to realize tax or other benefits. In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company, as the case may be, is not the Surviving Person and the Surviving Person is to assume all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company, as the case may be, and the Company shall be discharged from its Obligations under the Indenture and the Notes.

     Limitations on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions involving aggregate payments or consideration in excess of $5.0 million (including, without limitation, the purchase, sale, lease, contribution or exchange of any property or the rendering of any service) with or for the benefit of any of its or any of its Restricted Subsidiary's Affiliates (other than transactions between the Company and a Restricted Subsidiary of the Company or among Restricted Subsidiaries of the Company) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arms-length basis from a person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $10.0 million or more, such determination will be made in good faith by a majority of members of the board of directors of the Company and by a majority of the disinterested members of the board of directors of the Company, if any. The foregoing restrictions will not apply to (1) reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder; (2) any obligations of the Company under any employment agreement, noncompetition or confidentiality agreement with any officer of the Company, as in effect on the Issue Date (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant); (3) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments"; (4) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Company; (5) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries consistent with past practices; (6) payments made in connection with the Transactions, including, without limitation, fees payable to and expenses of Hicks Muse and KKR; (7) payments by the Company or any of its Restricted Subsidiaries to KKR or Hicks Muse or their respective Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Company in good faith; (8) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that is on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arms-length basis from a person that is not an Affiliate; (9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms (taken as a whole) of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect; (10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the management thereof, or are on terms (taken as a whole) at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (11) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such amendment, taken as a whole, is not disadvantageous to the Holders in any material respect) or any transaction contemplated thereby and (12) any purchases of Capital Stock (other than Disqualified Capital Stock) of the Company by Affiliates thereof.

     Reports. The Indenture provides that so long as any of the Notes are outstanding, the Company will provide to the Trustee and the holders of Notes and file with the Commission, to the extent such submissions are accepted for filing by the Commission, copies of the annual reports and of the information, documents and other reports that the Company would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act, regardless of whether the Company is then obligated to file such reports. All such reports sent to Holders will be available at the office of the Luxembourg Paying Agent.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":
(i) the failure to pay interest on the Notes when the same becomes due and payable and the Default continues for a period of 30 days (whether or not such payment is prohibited by the provisions described under "-- Ranking and Subordination" above); (ii) the failure to pay principal of or premium, if any, on any Notes when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment is prohibited by the provisions described under "-- Ranking and Subordination" above); (iii) a default in the observance or performance of any other covenant or agreement contained in the Notes or the Indenture, which default continues for a period of 60 days after the Company receives written notice thereof specifying the default from the Trustee or holders of at least 30% in aggregate principal amount of outstanding Notes; (iv) the failure to pay at the final stated maturity (after giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $20 million or more at any time; (v) one or more judgments in an aggregate amount in excess of $20 million (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against the Company or any of its Significant Restricted Subsidiaries and such judgment or judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Restricted Subsidiaries.

     Upon the happening of any Event of Default specified in the Indenture (other than those of the type described in clause (vi) of the preceding paragraph), the Trustee may, and the Trustee upon the request of holders of 30% in principal amount of the outstanding Notes shall, or the holders of at least 30% in principal amount of outstanding Notes may, declare the principal of all the Notes, together with all accrued and unpaid interest and premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Senior Credit Facilities, will become due and payable upon the first to occur of an acceleration under the Senior Credit Facilities or five Business Days after receipt by the Company and the agent under the Senior Credit Facilities of such Acceleration Notice (unless all Events of Default specified in such Acceleration Notice have been cured or waived). If an Event of Default with respect to bankruptcy proceedings relating to the Company or any Significant Restricted Subsidiaries occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

     At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes then outstanding (by notice to the Trustee) may rescind and cancel such declaration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Defaults and Events of Default have been cured or waived except nonpayment of principal of or interest on the Notes that has become due solely by such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes) on overdue installments of interest and overdue payments of principal which has become due otherwise than by such declaration of acceleration has been paid,
(iv) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable

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

expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (vi) of the first paragraph of "-- Events of Default" above, the Trustee has received an Officers' Certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived. The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes. In the event of any Event of Default specified in clause (iv) of the first paragraph of "-- Events of Default," such Event of Default and all consequences thereof (including without limitation any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 60 days after such Event of Default arose (x) the Indebtedness that is the basis for such Event of Default has been discharged, or
(y) the holders of such Indebtedness have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or
(z) if the default that is the basis for such Event of Default has been cured.

     The Company is required to deliver to the Trustee, within 120 days after the end of the Company's fiscal year, a certificate indicating whether the signing officers know of any Default or Event of Default that occurred during the previous year and whether the Company has complied with its obligations under the Indenture. In addition, the Company will be required to notify the Trustee of the occurrence and continuation of any Default or Event of Default promptly after the Company becomes aware of the same.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default thereunder should occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     The Company may terminate its obligations under the Indenture at any time by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the Notes (except for certain obligations of the Company to register the transfer or exchange of such Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Indenture, if the Company deposits with the Trustee, in trust, U.S. legal tender or U.S. Government Obligations or a combination thereof that, through the payment of interest and premium thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest and premium on the Notes on the dates such payments are due or through any date of redemption, if earlier than the dates such payments are due, in any case in accordance with the terms of such Notes, as well as the Trustee's fees and expenses. To exercise either such option, the Company is required to deliver to the Trustee (A) an Opinion of Counsel or a private letter ruling issued to the Company by the Internal Revenue Service (the "IRS") to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and, in the case of an Opinion of Counsel furnished in connection with a discharge pursuant to clause (i) above, accompanied by a private letter ruling issued to the Company by the IRS to such effect, (B) subject to certain qualifications, an Opinion of Counsel to the effect that funds so deposited will not be subject to avoidance under applicable bankruptcy law and (C) an Officers' Certificate and an Opinion of Counsel to the effect that the Company has complied with all conditions precedent to the defeasance. Notwithstanding the foregoing, the Opinion of Counsel required by clause (A) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year or

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

(iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, together, without the consent of the holders of the Notes, may amend or supplement the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Notes, except that, without the consent of each holder of the Notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes and the Indenture;
(v) make any change in provisions of the Indenture protecting the right of each holder of a Note to receive payment of principal of, premium on and interest on such Note on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the Notes to waive a Default or Event of Default; or (vi) after the Company's obligation to purchase the Notes arises under the Indenture, amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offer.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

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

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

     "Acquired Preferred Stock" means the Preferred Stock of any Person at such time as such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation.

     "Affiliate" means, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) any transaction pursuant to which any Person shall become a Restricted Subsidiary of the Company or shall be consolidated or merged with the Company or any Restricted Subsidiary of the Company or (ii) the acquisition by the Company or any Restricted Subsidiary of the Company of assets of any Person comprising a division, line of business or theatre site of such Person.

     "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the state of New York) on which banks are open for business in New York, New York.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture), other than to Hicks Muse, KKR or any of their respective officers or directors or any Affiliates of any of the foregoing (the "Permitted Holders"); or (ii) the acquisition by any Person or Group (other than the Permitted Holders or any direct or indirect subsidiary of any Permitted Holder) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

     "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement.

     "Consolidated EBITDA" means, for any period, the net income of the Company and its Restricted Subsidiaries for such period plus, to the extent such amount was deducted in calculating such net income (i) Consolidated Interest Expense,
(ii) income taxes, (iii) depreciation expense, (iv) amortization expense, (v) all other non-cash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items,

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

nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such net income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; (vi) upfront expenses resulting from equity offerings, investments, mergers, recapitalizations, option buyouts, Dispositions, Asset Acquisitions and similar transactions to the extent such expenses reduce net income; (vii) restructuring charges reducing net income; and (viii) gains or losses on Dispositions; provided that, Consolidated EBITDA shall not include (x) the net income (or net loss) of any Person that is not a Restricted Subsidiary, except (I) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period and (II) with respect to net losses, to the extent of the amount of investments made by the Company or any Restricted Subsidiary in such Person during such period; (y) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (iii) of paragraph (a) of the "Limitation on Restricted Payments" covenant described above (and in such case, except to the extent includable pursuant to clause (x) above), the net income (or net loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; and (z) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than any agreement or instrument evidencing Indebtedness or Preferred Stock outstanding on the Issue Date or incurred or issued thereafter in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant; provided that the terms of any such agreement restricting the declaration and payment of dividends or similar distributions apply only in the event of a default with respect to a financial covenant or a covenant relating to payment (beyond any applicable period of grace) contained in such agreement or instrument and provided such terms are determined by the Company to be customary in comparable financings and such restrictions are determined by the Company not to materially affect the Company's ability to make principal or interest payments on the Notes when due).

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Swap Agreements (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof), all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Construction Indebtedness Amount" shall mean an amount equal to the lesser of (i) $100 million and (ii) the total Indebtedness of any Person and its Restricted Subsidiaries outstanding on the last day of any Reference Period incurred in connection with the construction or enhancement of motion picture theatres or screens that, on such day, are not open for business.

     "Contemplated Acquisition" means the business combination, by the Act III Merger or otherwise, of Act III and the Company.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Debt Rating" shall mean the rating assigned to the Notes by Moody's or S&P, as the case may be.

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

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Preferred Stock" means preferred stock of the Company (other than Disqualified Capital Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii) paragraph (a) of the "Certain Covenants -- Limitation on Restricted Payments" covenant.

     "Designated Senior Indebtedness" means (i) all obligations under the Senior Credit Facilities and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, or transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets or Capital Stock.

     "Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control if such Capital Stock requires that the Change of Control Offer with respect to the Notes be completed prior to any similar offer being made with respect to such Capital Stock), in whole or in part, on or prior to the final maturity date of the Notes; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable or is so redeemable at the sole option of the holder thereof prior to the final maturity date of the Notes shall be deemed Disqualified Capital Stock.

     "Equity Offering" means a private sale or public offering of Capital Stock or preferred stock (other than Disqualified Capital Stock) of the Company.

     "GAAP" means generally accepted accounting principles in the United States of America, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or the Commission or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect on the date of the Indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property or services, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Agreements, Commodity Agreements and Currency Agreements and (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through
(vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be (i) the outstanding principal amount of all unconditional obligations described above, as such amount would be calculated in accordance with GAAP,
(ii) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (iii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in the motion picture exhibition and distribution business of nationally recognized standing that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged.

     "Interest Swap Agreements" means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

     "Investment Grade Status" exists as of a date and thereafter if at such date either (i) the Debt Rating of Moody's is at least Baa3 (or the equivalent) or higher or (ii) the Debt Rating of S&P is at least BBB- (or the equivalent) or higher.

     "Issue Date" means the date of original issuance of the Notes.

     "Leverage Ratio" means, the ratio of (i) the aggregate outstanding amount of Indebtedness (excluding any Construction Indebtedness Amount and net of any cash and cash equivalents) of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP plus the aggregate liquidation preference of all Disqualified Capital Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person (other than any such Disqualified Capital Stock or Preferred Stock held by such Person or any of its Restricted Subsidiaries) on such date to (ii) the aggregate amount of Consolidated EBITDA for the most recent four full fiscal quarters (the "Four Quarter Period") for which financial statements of the Company have been filed with the Commission or delivered to the Trustee pursuant to the "Reports" covenant. The Four Quarter Period shall be hereinafter referred to as the "Reference Period."

     For purposes of this definition, the aggregate outstanding principal amount of Indebtedness or aggregate liquidation preference of Preferred Stock of the Person and its Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness or Preferred Stock giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness or Preferred Stock is being incurred has occurred, on the last day of the Reference Period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to (i) the Transactions, (ii) the incurrence of the Indebtedness or Preferred Stock of such Person and its Restricted Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness or Preferred Stock, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period, (iii) any Dispositions, Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness or Preferred Stock) or Theatre Completions at any time on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition, Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition) or Theatre Completion occurred on the first day of the Reference Period, (iv) the effects of incremental contributions to Consolidated EBITDA the Company reasonably believes in good faith could have been achieved during the Reference Period as a result of such Asset Acquisition or Theatre Completion (regardless whether such incremental contributions could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission); provided, however, that such incremental contributions were identified and quantified in good faith in an officer's certificate delivered to the Trustee at the time of any calculation of the Leverage Ratio and (v) any motion picture theatre that was permanently closed for business at any time on or subsequent to the first day of the Reference Period and on or prior to the date of determination as if such theatre was closed on the first day of the Reference Period. In calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated EBITDA," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding
(i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Agreements that will remain in effect for at least 12 months, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements. For purposes of calculating the Consolidated EBITDA associated with any Theatre Completion, the amount thereof for the Reference Period shall be the amount of Consolidated EBITDA expected by the Company in good faith to be derived by the Company from such Theatre Completion during the first 12-month period following the date on which the relevant theatre or screen opens for business.

     "Lien" means, with respect to any asset, any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Permitted Indebtedness" means, without duplication, (i) Indebtedness outstanding on the Issue Date; (ii) Indebtedness of the Company and any of its Restricted Subsidiaries incurred under the Senior Credit Facilities (including letter of credit obligations), provided that the aggregate principal amount at any time outstanding does not exceed $725.0 million, which amount shall be increased to $1.22 billion upon the consummation of the Contemplated Acquisition; (iii) Indebtedness evidenced by or arising under the Notes and the Indenture in respect of the Notes; (iv) Interest Swap Agreements, Commodity Agreements and Currency Agreements; provided, however, that such agreements are entered into for bona fide hedging purposes and not for speculative purposes;
(v) additional Indebtedness of the Company or any of its Restricted Subsidiaries not otherwise permitted under the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant, in an aggregate principal amount, which when aggregated with the aggregate principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (v), does not at any one time outstanding exceed the sum of (x) $100.0 million and (y) 100% of the net cash proceeds received by the Company from the issue or sale after the Issue Date of Capital Stock (other than Disqualified Capital Stock) of the Company or net cash proceeds contributed to the capital of the Company (other than in respect of Disqualified Capital Stock) as determined in accordance with clauses (iii)(b) and (iii)(c) of paragraph (a) of the "Limitation on Restricted Payments" covenant to the extent such net cash proceeds have not been applied pursuant to such clause to make Restricted Payments or to effect other transactions pursuant to the second paragraph of the "Limitation on Restricted Payments" covenant (it being understood that any Indebtedness incurred under this clause (v) shall cease to be deemed incurred or outstanding for purposes of this clause (v) from and after the first date on which the Company could have incurred such Indebtedness under the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant without reliance upon this clause (v), and such Indebtedness shall thereupon be deemed to have been so incurred); (vi) Refinancing Indebtedness (other than in respect of Indebtedness incurred pursuant to clauses (ii), (v) and (xiii) of this definition); (vii) Indebtedness owed by the Company to any Restricted Subsidiary of the Company (so long as it shall remain a Restricted Subsidiary of the Company) or by any Restricted Subsidiary (so long as it remains a Restricted Subsidiary of the Company) of the Company to the Company or any Restricted Subsidiary of the Company; (viii) guarantees by the Company or Restricted Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Indenture; (ix) Indebtedness in respect of performance bonds, reimbursement obligations with respect to letters of credit, bankers' acceptances, completion guarantees and surety or appeal bonds provided by the Company or any of its Restricted Subsidiaries in the ordinary course of their business or Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; (x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Subsidiaries of the Company (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiaries of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds, including non-cash proceeds, actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause); (xi) Indebtedness (including but not limited to Capitalized Lease Obligations, mortgage financings or purchase money obligations) incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property or assets (whether through direct purchase of assets or the Capital Stock of any Person owning such assets) or incurred to refinance any such purchase price or cost of construction or improvement; (xii) Indebtedness or Disqualified Capital Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness or Disqualified Capital Stock is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either (i) the Company would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the first paragraph of the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant or (ii) the Leverage Ratio is less than immediately prior to such acquisition or merger; and (xiii) Indebtedness incurred in connection with any Real Estate Financing Transaction; provided, however, that the amount of Indebtedness outstanding under clause (ii) above and this clause (xiii) shall not exceed $725.0 million (which amount shall be increased to $1.22 billion upon consummation of the Contemplated Acquisition) at any time outstanding.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Real Estate Financing Transaction" means a financing or series of financings consisting principally of one or more mortgage financings, real estate sale or leaseback transactions or an asset-backed program based on real estate owned by the Company or any of its Subsidiaries (funded by the issuance of commercial paper, medium term notes or other forms of borrowing and including credit enhancement facilities), and which may consist of or include such other forms of financing consistent with the foregoing as the Board of Directors of the Company shall approve in good faith, in each case as such financing or financings may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any amendment extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such financing or financings or any successor or replacement agreement and whether including the same or any other lender or group of lenders, and whether including or replacing as borrowers or guarantors one or more Subsidiaries of the Company.

     "Refinancing Indebtedness" means any refinancing by the Company or its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant that does not
(i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, fees, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Senior Indebtedness; provided, however, that if, and for so long as, any issue of Senior Indebtedness lacks such a representative, then the Representative for such issue of Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such issue of Senior Indebtedness.

     "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock or dividends or distributions by a Restricted Subsidiary so long as in the case of any dividend or distribution payable on or in respect of any class or series of Capital Stock issued by a Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Capital Stock) on shares of the Company's Capital Stock, or (ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company, or any warrants, rights or options to acquire shares of Capital Stock of the Company, other than through the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock.

     "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Issue Date. The board of directors of the Company may designate any Unrestricted Subsidiary or any person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action) the Company could have incurred at least $1.00 of additional indebtedness under the first paragraph pursuant to the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant.

     "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

     "Secured Indebtedness" means any Indebtedness of the Company or a Restricted Subsidiary secured by a Lien.

     "Senior Credit Facilities" means the credit facilities under that certain Credit Agreement dated as of the closing date of the Regal Merger (the "Closing Date"), among the Company and The Bank of Nova Scotia, as administrative agent and collateral agent, BancAmerica Robertson Stephens, as syndication agent, and the other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending or shortening the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder or increasing the amount of Indebtedness thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders (or other institutions).

     "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, all Indebtedness of the Company, including interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceeding) and premium, if any, thereon, and other monetary amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness ranks pari passu with the Notes; provided, however, that Senior Indebtedness will not include (1) any obligation of the Company to any Restricted Subsidiary, (2) any liability for federal, state, foreign, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and the Existing Regal Notes or (5) obligations in respect of any Capital Stock.

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Significant Restricted Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, through one or more intermediaries, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person. Notwithstanding anything in the Indenture to the contrary, all references to the Company and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Company and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything in the Indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Restricted Subsidiary for purposes of the Indenture.

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

     "Theatre Completion" means any motion picture theatre or screen or enhancement which was first opened for business during any applicable period.

     "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

     "Unrestricted Subsidiary" means a Subsidiary of the Company created after the Issue Date and so designated by a resolution adopted by the board of directors of the Company; provided, however, that (a) neither the Company nor any of its other Restricted Subsidiaries (1) provides any credit support for any Indebtedness or other Obligations of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness or other Obligations of such Subsidiary and (b) at the time of designation of such Subsidiary, such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Incurrence of Additional Indebtedness and Issuance of Capital Stock" covenant and (y) no Default or Event of Default shall have occurred or be continuing. Any designation pursuant to this definition by the board of directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Company's board of directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or shares owned by foreign nationals to the extent mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Notes for Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE OF OLD NOTES FOR NOTES

     The exchange of Old Notes for Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Old Notes and, therefore, such exchange should not constitute an exchange for federal income tax purposes. Accordingly, such exchange should have no federal income tax consequences to holders of Old Notes.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Registration Statement is declared effective, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until January 14, 1999, all dealers effecting transactions in the Notes may be required to deliver a Prospectus.


     The Company will not receive any proceeds from any sale of Notes by broker-dealers. Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Notes. Any broker-dealer that resells the Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of the Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Registration Statement is declared effective, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal or otherwise. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any broker-dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Notes will be passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

                                    EXPERTS

     The consolidated financial statements of Regal Cinemas, Inc. at January 1, 1998 and January 2, 1997, and for each of the three years in the period ended January 1, 1998, included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report appearing herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The report of Coopers & Lybrand L.L.P. with respect to the Company's consolidated financial statements makes reference to the fact that separate financial statements of Cobb Theatres, including the Consolidated Balance Sheet as of December 31, 1996, and the Consolidated Statements of Income and Cash Flows for the year ended December 31, 1996, were audited by Ernst & Young LLP, independent auditors, as stated in their report dated July 2, 1997. The report of Coopers & Lybrand L.L.P. with respect to the Company's consolidated financial statements, also makes reference to the fact that separate financial statements of Cobb Theatres including Consolidated Statements of Income, Members' Equity and Cash Flows for each of the two years in the period ended August 31, 1996, were audited by Ernst & Young LLP, independent auditors, as stated in their report dated October 23, 1996. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of Act III Cinemas, Inc., as of and for the year ended December 31, 1997, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Prospectus, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Act III Cinemas, Inc. as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, included in this Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     On September 9, 1998, the Company dismissed its independent public accountants, PricewaterhouseCoopers LLP, and replaced them with Deloitte & Touche LLP. PricewaterhouseCoopers LLP's reports on the Company's consolidated financial statements at January 1, 1998, and January 2, 1997, and for each of the three years in the period ended January 1, 1998 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audit of the Company's consolidated financial statements at January 1, 1998, and January 2, 1997, and for each of the three years in the period ended January 1, 1998 and the subsequent interim period, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                              REGAL CINEMAS, INC.

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Report of Ernst & Young LLP, Independent Auditors...........   F-3
Consolidated Balance Sheets at January 2, 1997 and January
  1, 1998...................................................   F-5
Consolidated Statements of Income for the Years Ended
  December 28, 1995, January 2, 1997 and January 1, 1998....   F-6
Consolidated Statements of Changes in Shareholders' Equity
  for the Years Ended December 28, 1995, January 2, 1997 and
  January 1, 1998...........................................   F-7
Consolidated Statements of Cash Flows for the Years Ended
  December 28, 1995, January 2, 1997 and January 1, 1998....   F-8
Notes to Consolidated Financial Statements..................   F-9
Condensed Consolidated Balance Sheets at July 2, 1998
  (Unaudited) and January 1, 1998...........................  F-19
Condensed Consolidated Statements of Operations for the Six
  Months Ended July 2, 1998 and July 3, 1997 (Unaudited)....  F-20
Condensed Consolidated Statements of Cash Flows for the Six
  Months Ended July 2, 1998 and July 3, 1997 (Unaudited)....  F-21
Notes to Condensed Consolidated Financial Statements........  F-22

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Regal Cinemas, Inc.

     We have audited the accompanying consolidated balance sheets of Regal Cinemas, Inc. and Subsidiaries (the "Company") as of January 2, 1997 and January 1, 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended January 1, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the acquisition of Cobb Theatres, L.L.C. which has been accounted for as pooling of interests as described in Note 1 to the consolidated financial statements. We did not audit the financial statements of Cobb Theatres, L.L.C. for 1995 and 1996. Such statements reflect aggregate total assets constituting 23% in 1996 and aggregate total revenues constituting 34% and 31% in 1995 and 1996, respectively, of the related consolidated totals. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Cobb Theatres, L.L.C. is based solely on the report of other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regal Cinemas, Inc. and Subsidiaries as of January 2, 1997 and January 1, 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 1, 1998, in conformity with generally accepted accounting principles.

                                            /s/ COOPERS & LYBRAND L.L.P.

Knoxville, Tennessee
February 6, 1998

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Cobb Theatres, L.L.C.

     We have audited the consolidated balance sheet of Cobb Theatres, L.L.C. as of December 31, 1996 and the related consolidated statements of operations and cash flows for the year then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cobb Theatres, L.L.C. at December 31, 1996 and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

Birmingham, Alabama
July 2, 1997

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Cobb Theatres, L.L.C.

     We have audited the consolidated balance sheets of Cobb Theatres, L.L.C. as of August 31, 1996 and 1995, and the related consolidated statements of operations, changes in members' equity and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cobb Theatres, L.L.C. at August 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

Birmingham, Alabama
October 23, 1996

                              REGAL CINEMAS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                               JANUARY 2,     JANUARY 1,
                                                                  1997           1998
                                                               -----------    -----------
                                                               (IN THOUSANDS OF DOLLARS,
                                                                 EXCEPT SHARE AMOUNTS)
Current assets:
  Cash and equivalents......................................    $ 17,116       $  18,398
  Accounts receivable.......................................       2,892           4,791
  Inventories...............................................       2,024           2,159
  Prepaids and other current assets.........................       6,168           6,377
  Refundable income taxes...................................       3,477           2,424
                                                                --------       ---------
          Total current assets..............................      31,677          34,149
                                                                --------       ---------
Property and equipment:
  Land......................................................      41,793          53,955
  Buildings and leasehold improvements......................     260,184         366,323
  Equipment.................................................     167,475         211,465
  Construction in progress..................................      43,539          46,529
                                                                --------       ---------
                                                                 512,991         678,272
  Accumulated depreciation and amortization.................     (93,227)       (112,927)
                                                                --------       ---------
          Total property and equipment, net.................     419,764         565,345
Goodwill, net...............................................      28,804          52,619
Other assets................................................       8,580           8,537
                                                                --------       ---------
          Total assets......................................    $488,825       $ 660,650
                                                                ========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt......................    $    761       $     306
  Accounts payable..........................................      36,101          38,982
  Accrued expenses..........................................      14,325          13,739
                                                                --------       ---------
          Total current liabilities.........................      51,187          53,027
                                                                --------       ---------
Long-term debt, less current maturities.....................     143,865         288,277
Other liabilities...........................................      14,471          12,771
                                                                --------       ---------
          Total liabilities.................................     209,523         354,075
                                                                --------       ---------
Commitments (Note 4)
Shareholders' equity:
  Preferred stock, no par; 1,000,000 shares authorized, none
     issued.................................................          --              --
  Common stock, no par; 100,000,000 shares authorized;
     35,977,325 issued and outstanding in 1996; 36,113,524
     issued and outstanding in 1997.........................     221,613         223,707
Retained earnings...........................................      57,689          82,868
                                                                --------       ---------
          Total shareholders' equity........................     279,302         306,575
                                                                --------       ---------
          Total liabilities and shareholders' equity........    $488,825       $ 660,650
                                                                ========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                              REGAL CINEMAS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                         YEARS ENDED
                                                           ----------------------------------------
                                                           DECEMBER 28,    JANUARY 2,    JANUARY 1,
                                                               1995           1997          1998
                                                           ------------    ----------    ----------
                                                                  (IN THOUSANDS OF DOLLARS,
                                                                  EXCEPT PER SHARE AMOUNTS)
Revenues:
  Admissions.............................................    $213,388       $266,003      $325,118
  Concessions............................................      87,272        110,237       137,173
  Other operating revenues...............................       8,362         12,953        16,806
                                                             --------       --------      --------
          Total revenues.................................     309,022        389,193       479,097
Operating expenses:
  Film rental and advertising costs......................     115,408        145,247       178,173
  Cost of concessions and other..........................      11,363         15,129        16,573
  Theatre operating expenses.............................     105,688        127,706       156,588
  General and administrative expenses....................      14,848         16,581        16,609
  Depreciation and amortization..........................      19,359         24,695        30,535
  Merger expenses........................................       1,246          1,639         7,789
  Loss on impairment of assets...........................          --             --         4,960
                                                             --------       --------      --------
          Total operating expenses.......................     267,912        330,997       411,227
                                                             --------       --------      --------
Operating income.........................................      41,110         58,196        67,870
                                                             --------       --------      --------
Other income (expense):
  Interest expense.......................................     (10,672)       (12,844)      (13,959)
  Interest income........................................         368            619           816
  Other..................................................        (653)           676          (407)
                                                             --------       --------      --------
Income before income taxes and extraordinary item........      30,153         46,647        54,320
Provision for income taxes...............................     (12,200)       (20,830)      (19,121)
                                                             --------       --------      --------
Income before extraordinary item.........................      17,953         25,817        35,199
Extraordinary item:
  Loss on extinguishment of debt, net of applicable
     taxes...............................................        (448)          (751)      (10,020)
                                                             --------       --------      --------
Net income...............................................      17,505         25,066        25,179
GST and Neighborhood dividends...........................        (433)          (229)           --
                                                             --------       --------      --------
Net income applicable to common stock....................    $ 17,072       $ 24,837      $ 25,179
                                                             ========       ========      ========
Earnings per common share before effect of extraordinary
  item:
  Basic..................................................    $   0.57       $   0.76      $   0.98
  Diluted................................................    $   0.56       $   0.73      $   0.95
Extraordinary item:
  Basic..................................................    $  (0.01)      $  (0.02)     $  (0.28)
  Diluted................................................    $  (0.01)      $  (0.02)     $  (0.27)
Earnings per common share:
  Basic..................................................    $   0.56       $   0.74      $   0.70
  Diluted................................................    $   0.55       $   0.71      $   0.68

  The accompanying notes are an integral part of these consolidated financial statements.

                              REGAL CINEMAS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                             COMMON      RETAINED
                                                             STOCK       EARNINGS      TOTAL
                                                            --------     --------     --------
                                                                (IN THOUSANDS OF DOLLARS,
                                                                  EXCEPT SHARE AMOUNTS)
Balances at December 29, 1994.............................  $ 70,641     $17,414      $ 88,055
  Payment of GST dividends and partnership
     distributions........................................        --        (490)         (490)
  Issuance of 241,313 shares of common stock..............     2,426          --         2,426
  Issuance of 194,142 shares upon exercise of stock
     options and restricted stock awards..................       407          --           407
  Issuance of Neighborhood stock prior to merger..........       150          --           150
  Income tax benefits related to exercised stock
     options..............................................       817          --           817
  Stock option amortization...............................       150          --           150
  Net income..............................................        --      17,505        17,505
                                                            --------     -------      --------
Balances at December 28, 1995.............................    74,591      34,429       109,020
  Payment of GST dividends and partnership
     distributions........................................        --        (263)         (263)
  Issuance of 5,015,741 shares of common stock, net of
     offering costs.......................................   140,651          --       140,651
  Issuance of 457,902 shares upon exercise of stock
     options and restricted stock awards..................     1,177          --         1,177
  Income tax benefits related to exercised stock
     options..............................................     5,017          --         5,017
  Conformation of Cobb Theatres fiscal year (see Note
     2)...................................................        --      (1,543)       (1,543)
  Stock option amortization...............................       177          --           177
  Net income..............................................        --      25,066        25,066
                                                            --------     -------      --------
Balances at January 2, 1997...............................   221,613      57,689       279,302
  Issuance of 136,228 shares upon exercise of stock
     options and restricted stock awards..................       723          --           723
  Income tax benefits related to exercised stock
     options..............................................     1,306          --         1,306
  Stock option amortization...............................        65          --            65
  Net income..............................................        --      25,179        25,179
                                                            --------     -------      --------
Balances at January 1, 1998...............................  $223,707     $82,868      $306,575
                                                            ========     =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              REGAL CINEMAS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED
                                                         ----------------------------------------
                                                         DECEMBER 28,    JANUARY 2,    JANUARY 1,
                                                             1995           1997          1998
                                                         ------------    ----------    ----------
                                                                (IN THOUSANDS OF DOLLARS)
Cash flows from operating activities:
  Net income...........................................   $  17,505      $  25,066     $  25,179
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.....................      19,359         24,695        30,535
     Noncash loss on extinguishment of debt............         448            751         2,575
     Loss on impairment of assets......................          --             --         4,960
     Deferred income taxes.............................       3,309          4,112         1,293
     Changes in operating assets and liabilities:
       Accounts receivable.............................         125         (1,182)       (1,899)
       Current taxes receivable........................      (1,037)         4,757         2,359
       Inventories.....................................        (215)          (365)         (135)
       Prepaids and other current assets...............      (1,009)          (236)         (209)
       Accounts payable................................       4,625         10,878         2,881
       Accrued expenses and other liabilities..........      (3,137)          (946)       (3,579)
                                                          ---------      ---------     ---------
          Net cash provided by operating activities....      39,973         67,530        63,960
Cash flows from investing activities:
  Capital expenditures.................................    (105,284)      (124,068)     (178,099)
  Investment in goodwill and other assets..............      (7,352)        (7,077)      (24,198)
                                                          ---------      ---------     ---------
  Net cash used in investing activities................    (112,636)      (131,145)     (202,297)
Cash flows from financing activities:
  GST and Neighborhood dividends paid..................        (332)          (500)           --
  Net proceeds from issuance of stock..................          --        126,763            --
  Borrowings under long-term debt......................      81,334        161,500       358,418
  Payments on long-term debt...........................     (10,248)      (211,623)     (214,460)
  Debt issuance costs..................................        (257)        (5,127)       (5,127)
  Partnership distribution.............................         (57)           (34)           --
  Exercise of warrants and options.....................         557          1,177           788
  Redemption of preferred stock........................      (1,150)            --            --
                                                          ---------      ---------     ---------
          Net cash provided by financing activities....      69,847         72,156       139,619
Net increase (decrease) in cash and equivalents........      (2,816)         8,541         1,282
Cash and equivalents at beginning of period............       9,851          8,575        17,116
                                                          ---------      ---------     ---------
Cash and equivalents at end of period..................   $   7,035      $  17,116     $  18,398
                                                          =========      =========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                              REGAL CINEMAS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND BASIS OF PRESENTATION

     Regal Cinemas, Inc. ("Regal") and its wholly owned subsidiaries, Neighborhood Entertainment Inc. ("Neighborhood"), Georgia State Theatres, Inc. ("GST") and the entities through which Cobb Theatres, L.L.C. and Tricob Partnership, an entity controlled by the members of Cobb Theatres, L.L.C., conducted their business ("Cobb Theatres"), collectively referred to as the "Company" operate multi-screen motion picture theatres principally throughout the eastern United States. The Company formally operates on a fiscal year ending on the Thursday closest to December 31. Neighborhood and GST were merged with and into Regal during May 1997.

     On April 17, 1995, Regal issued 814,755 shares of its common stock for all of the outstanding common stock of Neighborhood. On May 30, 1996, Regal issued 1,410,213 shares of its common stock for all of the outstanding common stock of GST. On July 31, 1997, Regal issued 2,837,594 shares of its common stock for the Cobb Theatres acquisition. The mergers have been accounted for as poolings of interests and, accordingly, these consolidated financial statements have been restated for all periods to include the results of operations and financial positions of Neighborhood, GST and Cobb Theatres.

     Separate results of the combining entities for the fiscal years ended 1995, 1996 and 1997 are as follows:

                                                           1995       1996       1997
                                                         --------   --------   --------
                                                                 (IN THOUSANDS)
Revenues:
Regal..................................................  $184,958   $265,127   $397,946
Neighborhood (through April 27 for 1995)...............     5,135         --         --
GST (through May 30 for 1996)..........................    13,321      4,709         --
Cobb Theatres, L.L.C. and Tricob Partnership (through
  July 31 for 1997)....................................   105,608    119,357     81,151
                                                         --------   --------   --------
                                                         $309,022   $389,193   $479,097
                                                         ========   ========   ========
Net income (loss):
Regal..................................................  $ 19,061   $ 29,935   $ 27,940
Neighborhood (through April 27 for 1995)...............    (1,824)        --         --
GST (through May 30 for 1996)..........................       866         90         --
Cobb Theatres, L.L.C. and Tricob Partnership (through
  July 31 for 1997)....................................      (598)    (4,959)    (2,761)
                                                         --------   --------   --------
                                                         $ 17,505   $ 25,066   $ 25,179
                                                         ========   ========   ========

     The net loss for Neighborhood for the four months ended April 27, 1995, and the net loss for Cobb Theatres for the seven months ended July 31, 1997, reflect approximately $1.2 million and $3.5 million, respectively, of expenses (net of applicable income taxes) associated with the mergers, principally legal and accounting fees, severance and benefit related costs and other costs of consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Regal and its wholly-owned subsidiaries. Prior to the merger with Regal, Cobb Theatres formerly operated and reported on a fiscal year ending August 31. The accompanying consolidated financial statements reflect the financial position of Cobb Theatres as of December 31, 1996 and January 1, 1998, and its results of operations for the year ended August 31, 1995 and for the years ended December 31, 1996 and January 1, 1998. Cobb Theatres incurred a net loss of $1,543,000 for the period from September 1, 1995 through December 31, 1995. Such loss has been charged directly to retained earnings in the accompanying consolidated statement of changes in stockholders' equity.

                              REGAL CINEMAS, INC.

     All significant intercompany accounts and transactions have been eliminated from the consolidated financial statements.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Repairs and maintenance are charged to expense as incurred. Gains and losses from disposition of property and equipment are included in income and expense when realized. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets. The Company evaluates the carrying value of property and equipment and intangibles for impairment losses by analyzing the operating performance and future undiscounted cash flows for each theatre. The Company adjusts the net book value of the underlying assets if the sum of expected future cash flows is less than book value.

     CASH EQUIVALENTS -- The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At January 2, 1997 and January 1, 1998, the Company held approximately $15,255,000 and $12,549,000, respectively, in temporary cash investments (valued at cost, which approximates market) in the form of certificates of deposit and variable rate investment accounts with major financial institutions.

     INCOME TAXES -- Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     INVENTORIES -- Inventories consist of concession products and theatre supplies and are stated on the basis of first-in, first-out (FIFO) cost, which is not in excess of net realizable value.

     DEBT ACQUISITION AND LEASE COSTS (INCLUDED IN OTHER ASSETS) -- Debt acquisition and lease costs are deferred and amortized over the terms of the related agreements.

     DEFERRED RENT (INCLUDED IN OTHER LIABILITIES) -- Rent expense is recognized on a straight-line basis after considering the effect of rent escalation provisions and rent holidays for newly opened theatres resulting in a level monthly rent expense for each lease over its term.

     DEFERRED REVENUE (INCLUDED IN OTHER LIABILITIES) -- Deferred revenue relates primarily to vendor rebates. Rebates are recognized as a reduction of costs of concessions as earned.

     INTEREST RATE SWAPS -- Interest rate swaps are entered into as a hedge against interest exposure of variable rate debt. The differences to be paid or received on swaps are included in interest expense. The fair value of the Company's interest rate swap agreements is based on dealer quotes. These values represent the amounts the Company would receive or pay to terminate the agreements taking into consideration current interest rates.

     ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Unless indicated otherwise, the fair value of the Company's financial instruments approximates carrying value.

3. ACQUISITIONS

     In addition to the Neighborhood, GST and Cobb Theatres mergers described in
Note 1, the Company completed the purchase of 23 theatres with 179 screens during 1996 and 1997. The theatres were purchased for consideration of 703,241 shares of Regal common stock valued at $14.1 million and approximately $62.5 million cash.

                              REGAL CINEMAS, INC.

     These transactions have been accounted for using the purchase method of accounting and, accordingly, the purchase prices have been allocated at fair value to the separately identifiable assets (principally property, equipment, and leasehold improvements) of the respective theatre locations, with the remaining balance allocated to goodwill, which is being amortized on a straight line basis generally over twenty to thirty years. The results of operations of these theatre locations have been included in the financial statements for the periods subsequent to the acquisition date.

     The following unaudited pro forma results of operations for all periods presented assume the individual acquisitions occurred as of the beginning of the respective periods after giving effect to certain adjustments, including depreciation, increased interest expense on acquisition debt and related income tax effects. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the dates indicated, or which may occur in the future.

                                                                 1995           1996
                                                              -----------    -----------
                                                              (IN THOUSANDS OF DOLLARS,
                                                                EXCEPT PER SHARE DATA)
1996 ACQUISITION:
  Revenues..................................................   $329,824       $396,598
  Operating income..........................................     42,234         58,280
  Income before extraordinary item..........................     31,399         45,451
  Net income applicable to common stock.....................     18,196         24,921
  Earnings per common share:
     Basic..................................................   $   0.60       $   0.74
                                                               ========       ========
     Diluted................................................   $   0.58       $   0.72
                                                               ========       ========
1997 ACQUISITIONS:
  Revenues..................................................   $413,743       $499,223
  Operating income..........................................     62,533         70,108
  Income before extraordinary item..........................     28,463         36,564
  Net income applicable to common stock.....................     27,483         26,544
  Earnings per common share:
     Basic..................................................   $   0.81       $   0.74
                                                               ========       ========
     Diluted................................................   $   0.79       $   0.71
                                                               ========       ========

4. LEASES

     Leases entered into by the Company, principally for theatres, are accounted for as operating leases. The Company, at its option, can renew a substantial portion of the leases at defined or then fair rental rates for various periods. Certain leases for Company theatres provide for contingent rentals based on revenues. Minimum rentals payable under all noncancelable operating leases with terms in excess of one year as of January 1, 1998, are summarized for the following fiscal years:

                                                              (IN THOUSANDS)
1998........................................................     $ 58,790
1999........................................................       58,542
2000........................................................       57,409
2001........................................................       56,678
2002........................................................       55,380
Thereafter..................................................      642,069

                              REGAL CINEMAS, INC.

     Rent expense under such operating leases was $34,459, $41,427 and $52,632 for fiscal years 1995, 1996 and 1997, respectively.

5. LONG-TERM DEBT

     Long-term debt at January 2, 1997 and January 1, 1998, consists of the following:

                                                              JANUARY 2,   JANUARY 1,
                                                                 1997         1998
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
$125,000,000 Regal senior subordinated notes due
October 1, 2007, with interest payable
semiannually at 8.5%. Notes are redeemable, in
whole or in part, at the option of the Company at
any time on or after October 1, 2002, at the
redemption prices (expressed as percentages of
the principal amount thereof) set forth below
together with accrued and unpaid interest to the
redemption date, if redeemed during the 12 month
period beginning on October 1 of the years
indicated:

                                    REDEMPTION
                  YEAR                PRICE
                  ----              ----------

           2002...............       104.250%
           2003...............       102.033%
           2004...............       101.417%
           2005 and
           thereafter.........       100.000%     ..........   $     --     $125,000

$250,000,000 Regal senior reducing revolving credit facility which expires on June 30, 2003, with interest payable
  quarterly, at LIBOR (5.8% at January 1, 1998) plus .65%.
  Draw capability will expire on June 30, 1999. Repayment of the outstanding balance on the credit facility will begin
  September 30, 1999, and consist of 5% of the outstanding
  balance on a quarterly basis through June 30, 2001.
  Thereafter, payments will be 7.5% of the outstanding
  balance quarterly through June 30, 2003...................     51,000      162,000

$85,000,000 Cobb Theatres notes due March 1, 2003, with
  interest payable semiannually at 10 5/8%..................     85,000          170

Notes payable to banks at rates ranging from prime plus 0.5%
  to 2.0%...................................................      6,908           --

Other.......................................................      1,718        1,413
                                                               --------     --------
                                                                144,626      288,583
Less current maturities.....................................       (761)        (306)
                                                               --------     --------
                                                               $143,865     $288,277
                                                               ========     ========

                              REGAL CINEMAS, INC.

     The Company's debt at January 1, 1998, is scheduled to mature as follows:

                                                              (IN THOUSANDS)
1998........................................................     $    306
1999........................................................          821
2000........................................................           --
2001........................................................           --
2002........................................................           --
Thereafter..................................................      287,456
                                                                 --------
          Total.............................................     $288,583
                                                                 ========

     On August 14, 1997, the Company commenced a tender offer for all of the Cobb Notes and a consent solicitation in order to effect certain changes in the Indenture. Upon completion of the tender offer, holders had tendered and given consents with respect to 96.86% of the outstanding principal amount of the Cobb Notes. In addition, the Company and the trustee executed a supplement to the Indenture, effecting the proposed amendments which included, among other things, the elimination of all financial covenants and the release of security for the Cobb Notes. On September 18, 1997, the Company paid, for each $1,000 principal amount, $1,136.97 for Cobb Notes tendered on or prior to August 28, 1997 and $1,126.97 for Cobb Notes tendered after August 28, 1997, plus, in each case, accrued and unpaid interest of $5.02. After completion of the tender offer, the Company purchased an additional $2,500,000 of the aggregate principal amount of the Cobb Notes. Regal financed the purchase price of the Cobb Notes with borrowings under a loan agreement with a bank. All such borrowings were repaid with a portion of the net proceeds of the offering of the $125,000,000 Regal Senior Subordinated Notes. Regal recognized an extraordinary charge totaling approximately $10.0 million (net of tax) in 1997, relating to the purchase of the Cobb Notes. The fair value of the senior subordinated notes was $126,250,000 at January 1, 1998.

     Upon consummation of the Neighborhood merger, Regal refinanced all existing debt of the acquired company, recognizing a loss on extinguishment of debt (net of applicable income taxes) of $448,000 in 1995. Additionally, Cobb Theatres refinanced existing debt, recognizing a loss on extinguishment of debt (net of applicable income taxes) of $751,000 in 1996. Such losses are reported as extraordinary items in the accompanying consolidated statements of income.

     In March 1995, Regal entered into a seven-year interest rate swap agreement for the management of interest rate exposure. At January 1, 1998, the agreement had effectively converted $20 million of LIBOR floating rate debt under the reducing revolving credit facility to a 7.32% fixed rate obligation. Regal continually monitors its position and the credit rating of the interest swap counterparty. The fair value of the interest swap agreement was $(955,000) at January 1, 1998.

6. COMMON AND PREFERRED STOCK

     COMMON STOCK -- Regal's common shares authorized, issued and outstanding throughout the financial statements and notes reflect the retroactive effect of stock issued in connection with the pooling transactions described in Note 1 and the authorization of additional shares and the effect of the two 3-for-2 stock splits authorized on December 13, 1995 and September 16, 1996, respectively.

     PREFERRED STOCK -- The Company currently has 1,000,000 shares of preferred stock authorized with none issued. The Company may issue the preferred shares from time to time in such series having such designated preferences and rights, qualifications and limitations as the Board of Directors may determine.

                              REGAL CINEMAS, INC.

     STOCK OPTIONS -- The Company has three employee stock option plans under which 4,929,064 options are authorized and reserved. The options vest over three-to-five year periods and expire ten years after the respective grant dates. Activity within the plans is summarized as follows:

                                                                WEIGHTED          OPTIONS
                                                                AVERAGE        EXERCISABLE AT
                                                 SHARES      EXERCISE PRICE       YEAR END
                                                ---------    --------------    --------------
Under option at December 29, 1994.............  1,993,081        $ 5.54
Options granted in 1995.......................    808,875        $14.16
Options exercised in 1995.....................   (174,709)       $ 2.09
Options canceled in 1995......................    (29,524)       $ 2.37
                                                ---------
Under option at December 28, 1995.............  2,597,723        $ 8.49            32,927
                                                                                  =======
Options granted in 1996.......................    952,750        $25.06
Options exercised in 1996.....................   (370,915)       $ 2.86
                                                ---------
Under option at January 2, 1997...............  3,179,558        $14.11            56,330
                                                                                  =======
Options granted in 1997.......................    977,000        $28.18
Options exercised in 1997.....................   (112,603)       $ 5.44
Options canceled in 1997......................    (72,500)       $22.96
                                                ---------
Under option at January 1, 1998...............  3,971,455        $17.72           576,604
                                                =========        ======           =======

                                        OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                          -----------------------------------------------   ----------------------------
                                           WEIGHTED-
                            NUMBER          AVERAGE           WEIGHTED        NUMBER         WEIGHTED
        RANGE OF          OUTSTANDING      REMAINING          AVERAGE       EXERCISABLE      AVERAGE
    EXERCISE PRICES        AT 1/1/98    CONTRACTUAL LIFE   EXERCISE PRICE    AT 1/1/98    EXERCISE PRICE
    ---------------       -----------   ----------------   --------------   -----------   --------------
$ 1.21..................      14,625          4.25             $ 1.21          11,812         $1.21
$ 2.37..................     212,233          4.52             $ 2.37         184,810         $2.37
$ 3.86..................     323,366          5.52             $ 3.86         153,348         $3.86
$ 9.78-$10.08...........     755,106          6.62             $ 9.79         226,634         $9.79
$12.34-$17.06...........     795,375          7.57             $14.11              --            --
$22.00-$31.88...........   1,870,750          9.14             $26.71              --            --
                           ---------                                          -------
                           3,971,455                                          576,604
                           =========                                          =======

     In addition, the Company has the 1993 Outside Directors' Stock Option Plan (the "1993 Directors' Plan"). Directors' stock options for the purchase of 20,250 shares at an exercise price of $12.33, 20,250 shares at an exercise price of $29.59 and 30,000 shares at an exercise price of $27.25 were granted during 1995, 1996 and 1997, respectively. The exercise price of all options granted under the 1993 Directors' Plan vest over 3 years and expire 10 years after the respective grant dates. Options exercisable at the end of 1995, 1996 and 1997, were 47,250, 70,875, and 67,500, respectively.

     Warrants to purchase 158,455 shares of common stock at an exercise price of $1.21 per share expire in 1998. The Company has reserved a sufficient number of shares of common stock for issuance pursuant to the authorized options and warrants.

     The Company makes awards of restricted stock under its employee stock plans as part of certain employees' incentive compensation. In general, the restrictions lapse in the year following grant. Restricted stock awards totaled 25,517 shares, 7,500 shares and 5,000 shares pursuant to 1995, 1996 and 1997 bonus awards, respectively.

     Regal has elected to continue following Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock option

                              REGAL CINEMAS, INC.

plans and its outside directors' plan rather than the alternative fair value accounting provided for under FASB Statement 123, "Accounting for Stock-Based Compensation" (Statement 123). Under APB 25, because the exercise price of the Company's employee and director stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the accompanying financial statements.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company has accounted for its stock options under the fair value method of that Statement. The fair value for the employee and directors options granted during fiscal years 1995, 1996 and 1997, was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 5.96% to 6.59% for 1995 grants, 6.06% to 6.95% for 1996 grants and 5.9% to 6.68% for 1997 grants; volatility factors of the expected market price of the Company's common stock of 32.8% for 1995, 32.8% for 1996 and 33.7% for 1997, and a weighted average expected life of 5 years for employee options and 7 years for outside director options. Additionally, the weighted average grant date fair value of options granted in fiscal years 1995, 1996 and 1997, was $5.67, $10.34 and $11.48 per share, respectively.

     The option valuation model used by the Company was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee and director options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair values of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The pro forma results do not purport to indicate the effects on reported net income for recognizing compensation expense which are expected to occur in future years. The Company's pro forma information for 1995, 1996 and 1997 option grants follows:

                                                         1995       1996       1997
                                                        -------    -------    -------
Pro forma net income.................................   $17,276    $23,930    $22,883
Pro forma earnings per share:
  Basic..............................................   $  0.55    $  0.70    $  0.63
  Diluted............................................   $  0.54    $  0.68    $  0.62

                              REGAL CINEMAS, INC.

7. INCOME TAXES

     Deferred income taxes reflect the impact of temporary differences between amounts recorded for assets and liabilities for financial reporting purposes and amounts utilized for measurement in accordance with tax laws. The tax effects of the temporary differences giving rise to the Company's net deferred tax liability are as follows:

                                                               1996       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Assets:
  Net operating loss carryforward...........................  $ 4,431    $ 4,036
  Alternative minimum tax credits...........................      893        627
  Accrued expenses..........................................    2,213      1,230
  Tax operating lease.......................................      623        524
  State income taxes........................................      531        632
  Other.....................................................       --        296
                                                              -------    -------
                                                                8,691      7,345
                                                              -------    -------
Liabilities:
  Property and equipment....................................   13,927     16,313
  Other.....................................................      620        490
                                                              -------    -------
                                                               14,547     16,803
                                                              -------    -------
Deferred tax liability......................................   (5,856)    (9,458)
Cobb Theatres valuation allowance for deferred tax asset....   (2,309)        --
                                                              -------    -------
Net deferred tax............................................  $(8,165)   $(9,458)
                                                              =======    =======

     The 1995, 1996 and 1997 provisions for income taxes before extraordinary items (see Note 5) consist of the following:

                                                         1995       1996       1997
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Current...............................................  $ 8,969    $16,718    $17,828
Deferred..............................................    3,309      1,803      3,602
Increase (decrease) in deferred income tax valuation
  allowance...........................................      (78)     2,309     (2,309)
                                                        -------    -------    -------
                                                        $12,200    $20,830    $19,121
                                                        =======    =======    =======

     A reconciliation of the Company's income tax provision to taxes computed by applying the statutory Federal rate of 35% to pretax financial reporting income before extraordinary items is as follows:

                                                         1995       1996       1997
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Tax at statutory Federal rate.........................  $10,837    $16,244    $19,012
state income taxes, net of Federal benefit............    1,105      1,870      2,161
Increase (decrease) in deferred income tax valuation
  allowance...........................................      (78)     2,309     (2,309)
Nondeductible merger expenses and other...............      336        407        257
                                                        -------    -------    -------
                                                        $12,200    $20,830    $19,121
                                                        =======    =======    =======

                              REGAL CINEMAS, INC.

     At January 1, 1998, Cobb Theatres had net operating loss carryforwards of approximately $10.6 million that may be offset against future taxable income. Substantially all of the carryforward expires in 2009 through 2011. The $2,309 increase in the valuation allowance in 1996, and corresponding decrease in 1997, primarily reflect the change in the assessment of the likelihood of utilization of Cobb net operating loss carryforwards prior to, and after the merger of Cobb with Regal. Neighborhood and Cobb Theatres had approximately $266,000 and $627,000, respectively, of alternative minimum tax credit carryforwards available to reduce their future income tax liabilities. Under current Federal income tax law, the alternative minimum tax credit carryforwards have no expiration date.

8. RELATED PARTY TRANSACTIONS

     Prior to May 1996, Regal obtained film licenses through an independent film booking agency owned by a director of the Company. Additionally, this director provides consulting services to the Company. The Company paid $626,000 and $655,000 in 1995 and 1996, respectively, for booking fees and consulting services.

     Regal paid $626,000, $952,000 and $1,200,057 in 1995, 1996 and 1997,
respectively, for legal services provided by a law firm, a member of which serves as a director of the Company.

     Cobb Theatres leased office and warehouse facilities from a related party. The related rent expense amounted to approximately $266,000, $509,000 and $186,826 in 1995, 1996 and 1997, respectively.

     Cobb Theatres had an agreement with a corporation owned by a related party, to provide aircraft services. The fees for such services amounted to approximately $335,000, $432,000 and $257,250 for 1995, 1996 and 1997,
respectively.

9. EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which changes the calculations used for earnings per share ("EPS") and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The Statement is effective for financial statements issued for periods ending after December 15, 1997; earlier application was not permitted. All per share data has also been adjusted to give effect to the December 1995 and September 1996 common stock splits.

     The following reconciliation details the numerators and denominators used to calculate basic and diluted earnings per share for 1995, 1996 and 1997 (in 000's).

                                                                   1995
                                                 -----------------------------------------
                                                   INCOME          SHARES        PER-SHARE
                                                 (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                 -----------    -------------    ---------
Basic EPS net income applicable to common
  stock........................................    $17,072         30,428          $0.56
                                                                                   =====
Effect of dilutive securities..................                       883
                                                   -------         ------
Diluted EPS net income.........................    $17,072         31,311          $0.55
                                                   =======         ======          =====

                              REGAL CINEMAS, INC.

                                                                   1996
                                                 -----------------------------------------
                                                   INCOME          SHARES        PER-SHARE
                                                 (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                 -----------    -------------    ---------
Basic EPS net income applicable to common
  stock........................................    $24,837         33,726          $0.74
                                                                                   =====
Effect of dilutive securities..................                     1,074
                                                   -------         ------
Diluted EPS net income.........................    $24,837         34,800          $0.71
                                                   =======         ======          =====

                                                                   1997
                                                 -----------------------------------------
                                                   INCOME          SHARES        PER-SHARE
                                                 (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                 -----------    -------------    ---------
Basic EPS net income applicable to common
  stock........................................    $25,179         36,113          $0.70
                                                                                   =====
Effect of dilutive securities..................                     1,072
                                                   -------         ------
Diluted EPS net income.........................    $25,179         37,185          $0.68
                                                   =======         ======          =====

10. SUBSEQUENT EVENT

     Regal has entered into an Agreement and Plan of Merger as of January 19, 1998 (the "Merger Agreement"), among Screen Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of KKR 1996 Fund L.P. (the "KKR Fund"), Monarch Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of an affiliate of Hicks, Muse, Tate & Furst Incorporated (the "HMTF Fund" and together with the KKR Fund, the "Funds"), and the Company. Pursuant to and subject to the terms and conditions of the Merger Agreement, Screen Acquisition Corp. and Monarch Acquisition Corp. will be merged with and into the Company (the "Merger") and the Company will continue after the Merger as a corporation owned by the Funds (the "Surviving Corporation"). Each share of Company common stock will be converted into the right to receive $31.00 in cash from the Surviving Corporation.

     The Merger is subject to termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), approval by Company shareholders, the obtaining of necessary financing to consummate the Merger and certain other conditions. The waiting period under the HSR Act expired on March 1, 1998.

                              REGAL CINEMAS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                     ASSETS

                                                                JULY 2,     JANUARY 1,
                                                                 1998          1998
                                                              -----------   ----------
                                                              (UNAUDITED)
Current assets:
  Cash and equivalents......................................   $  27,480    $  18,398
  Accounts receivable.......................................       1,080        4,791
  Inventories...............................................       2,194        2,159
  Prepaids and other current assets.........................       8,255        6,377
  Refundable income taxes...................................       7,744        2,424
                                                               ---------    ---------
          Total current assets..............................      46,753       34,149
                                                               ---------    ---------
Property and equipment:
  Land......................................................      54,330       53,955
  Buildings and leasehold improvements......................     415,345      366,323
  Equipment.................................................     244,428      211,465
  Construction in progress..................................      55,310       46,529
                                                               ---------    ---------
                                                                 769,413      678,272
  Accumulated depreciation and amortization.................    (131,232)    (112,927)
                                                               ---------    ---------
          Total property and equipment, net.................     638,181      565,345
Goodwill, net...............................................      55,475       52,619
Other assets................................................      44,005        8,537
                                                               ---------    ---------
          Total assets......................................   $ 784,414    $ 660,650
                                                               =========    =========

                        LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
  Current maturities of long-term debt (Note 4).............   $     306    $     306
  Accounts payable..........................................      38,582       38,982
  Accrued expenses..........................................      35,517       13,739
                                                               ---------    ---------
          Total current liabilities.........................      74,405       53,027
                                                               ---------    ---------
Long-term debt, less current maturities (Note 4)............     775,963      288,277
Other liabilities...........................................      10,184       12,771
                                                               ---------    ---------
          Total liabilities.................................     860,552      354,075
                                                               ---------    ---------
Commitments (Note 4)
Shareholders' equity (deficit) (Note 1):
  Preferred stock, no par; 100,000,000 shares authorized,
     none issued............................................          --           --
  Common stock, no par; 500,000,000 shares authorized;
     155,494,566 and 223,903,849 shares issued and
     outstanding at July 2, 1998 and January 1, 1998........    (118,941)     223,707
Retained earnings...........................................      42,803       82,868
                                                               ---------    ---------
          Total shareholders' equity (deficit)..............   $ (76,138)   $ 306,575
                                                               ---------    ---------
          Total liabilities and shareholders' equity........   $ 784,414    $ 660,650
                                                               =========    =========

     See accompanying notes to condensed consolidated financial statements.

                              REGAL CINEMAS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                              -------------------
                                                              JULY 2,    JULY 3,
                                                                1998       1997
                                                              --------   --------
Revenue:
  Admissions................................................  $190,918   $150,455
  Concessions...............................................    82,041     62,996
  Other operating revenue...................................    15,184      8,739
                                                              --------   --------
          Total revenues....................................   288,143    222,190
                                                              --------   --------
Operating expenses:
  Film rental and advertising costs.........................   103,987     81,298
  Cost of concessions and other.............................    12,995     10,217
  Theatre operating expenses................................   100,177     75,112
  General and administrative expenses.......................     8,011      9,544
  Depreciation and amortization.............................    19,917     14,460
  Recapitalization expenses (Note 1)........................    62,047         --
                                                              --------   --------
          Total operating expenses..........................   307,134    190,631
                                                              --------   --------
Operating income (loss).....................................   (18,991)    31,559
Other income (expense):
  Interest expense..........................................   (13,327)    (6,077)
  Interest income...........................................       467        173
  Other.....................................................      (236)      (331)
                                                              --------   --------
Income (loss) before income taxes and extraordinary loss....   (32,087)    25,324
Provision for (benefit from) income taxes (Note 5)..........    (3,912)     9,799
                                                              --------   --------
Income (loss) before extraordinary loss)....................   (28,175)    15,525
  Extraordinary loss -- loss on retirement of debt, net of
     income tax benefit of $7,602 (Note 4)..................   (11,890)
                                                              --------   --------
Net income (loss)...........................................  $(40,065)  $ 15,525
                                                              ========   ========

     See accompanying notes to condensed consolidated financial statements.

                              REGAL CINEMAS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                              -----------------------
                                                                JULY 2,      JULY 3,
                                                                 1998          1997
                                                              -----------    --------
Cash flows from operating activities:
Net income (loss)(1)........................................  $   (40,065)   $ 15,525
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Noncash loss on extinguishment of debt.................        3,026          --
     Depreciation and amortization..........................       19,917      14,460
     Loss (gain) on sale of assets..........................          (23)        331
     Deferred income taxes..................................       (9,664)        133
     Changes in operating assets and liabilities:
       Accounts receivable..................................        3,711       1,139
       Inventories..........................................          (35)       (534)
       Prepaids and other current assets....................       (7,198)       (554)
       Accounts payable.....................................         (400)      1,594
       Accrued expenses and other liabilities...............       28,855       4,693
                                                              -----------    --------
          Net cash provided (used) by operating
            activities(1)...................................       (1,876)     36,787
Cash flows from investing activities:
  Capital expenditures, net.................................      (91,119)    (77,387)
  Investment in goodwill and other assets...................       (8,030)    (13,775)
                                                              -----------    --------
          Net cash used in investing activities.............      (99,149)    (91,162)
Cash flows from financing activities:
  Long-term debt borrowings.................................      790,000      50,868
  Payments made on long-term debt...........................     (302,314)         --
  Deferred financing costs..................................      (34,931)         --
  Proceeds from issuance of common stock....................      774,717         751
  Purchase and retirement of common stock...................   (1,117,407)         --
  Stock compensation expense................................           42          60
                                                              -----------    --------
          Net cash provided by financing activities.........      110,107      51,679
                                                              -----------    --------
Net increase (decrease) in cash and equivalents.............        9,082      (2,696)
Cash and equivalents at beginning of period.................       18,398      17,116
                                                              -----------    --------
Cash and equivalents at end of period.......................  $    27,480    $ 14,420
                                                              ===========    ========

---------------

(1) Includes $46,451 of Recapitalization expenses, net of tax benefit.

     See accompanying notes to condensed consolidated financial statements.

                              REGAL CINEMAS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. RECAPITALIZATION

     On May 27, 1998, an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR") and an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") merged with and into Regal Cinemas, Inc. (the "Merger"), with the Company continuing as the surviving corporation of the Merger. The Merger and related transactions have been recorded as a recapitalization (the "Recapitalization"). In the Recapitalization, the Company's existing shareholders, received cash for their shares of common stock. In addition, in connection with the Recapitalization, the Company canceled options and repurchased warrants held by certain former directors, management and employees of the Company (the "Option/Warrant Redemption"). The aggregate amount paid to effect the Merger and the Option/Warrant Redemption was approximately $1.2 billion.

     The net proceeds of the $400 million senior subordinated notes, initial borrowings of $375.0 million under the senior credit facility and the proceeds of $776.9 million from the investment by KKR, Hicks Muse, DLJ Merchant Banking Partners II, L.P. and affiliated funds ("DLJ") and management in the Company was used: (i) to fund the cash payments required to effect the Merger and the Option/Warrant Redemption; (ii) to repay and retire the Company's existing senior credit facilities; (iii) to repurchase the existing Regal 8.5% senior subordinated notes; (iv) to pay related fees and expenses; and (v) for general corporate purposes. Upon consummation of the Merger, KKR owned $287.3 million of the Company's equity securities, Hicks Muse owned $437.3 million of the Company's equity securities and DLJ owned $50.0 million of the Company's equity securities. Each investor received securities consisting of a combination of Common Stock and the Company's Series A Convertible Preferred Stock, no par value ("Convertible Preferred Stock"), which was converted into Common Stock on June 3, 1998. To equalize KKR's and Hicks Muse's investments in the Company at $362.3 million each, Hicks Muse exchanged $75.0 million of Convertible Preferred Stock, with KKR for $75.0 million of common stock of Act III Cinemas, Inc. ("Act III"). Upon completion of the Recapitalization and the conversion of the Convertible Preferred Stock, KKR, Hicks Muse and DLJ own approximately 46.6%, 46.6% and 6.4%, respectively, of the Company's Common Stock.

     During 1998, nonrecurring costs of approximately $62.0 million, including approximately $39.8 million of compensation costs, were incurred in connection with the Recapitalization. Financing costs of approximately $34.2 million were incurred and classified as deferred financing costs which will be amortized over the lives of the new debt facilities (see Note 4). Of the total Merger Recapitalization costs above, $19.5 million was paid to KKR and Hicks Muse.

2. THE COMPANY AND BASIS OF PRESENTATION

     Regal Cinemas, Inc. ("Regal") and its wholly owned subsidiaries, collectively referred to as the "Company" operates multi-screen motion picture theatres principally throughout the eastern United States. The Company formally operates on a fiscal year ending on the Thursday closest to December 31.

     On July 31, 1997, Regal issued 2,837,594 shares of its common stock for all of the outstanding common stock of Cobb Theatres. The merger has been accounted for as a pooling of interests and, accordingly, these condensed consolidated financial statements have been restated for all periods to include the results of operations and financial positions of Cobb Theatres.

                              REGAL CINEMAS, INC.

     Separate results of the combining entities for the three and six-month periods ended July 3, 1997 are as follows:

                                                                   SIX
                                                                  MONTHS
                                                                  ENDED
                                                               JULY 3, 1997
                                                              --------------
                                                              (IN THOUSANDS)
Revenues:
  Regal.....................................................     $157,129
  Cobb Theatres, L.L.C. and Tricob Partnership..............       65,061
                                                                 --------
                                                                 $222,190
                                                                 ========
Net (loss):
  Regal.....................................................     $ 16,348
  Cobb Theatres, L.L.C. and Tricob Partnership..............         (823)
                                                                 --------
                                                                 $ 15,525
                                                                 ========

3. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The condensed consolidated balance sheet as of July 2, 1998, the condensed consolidated statements of operations for the three months and six months ended July 2, 1998 and July 3, 1997 and the condensed consolidated statements of cash flows for the six months ended July 2, 1998 and July 3, 1997 have been prepared by the Company, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. The January 1, 1998 information has been derived from the audited January 1, 1998 balance sheet of Regal Cinemas, Inc.

     Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

     It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Report filed on Form 10-K dated March 31, 1998. The results of operations for the three and six-month periods ended July 2, 1998 are not necessarily indicative of the operating results for the full year.

                              REGAL CINEMAS, INC.

4. LONG-TERM DEBT

     Long-term debt at July 2, 1998 and January 1, 1998, consists of the following:

                                                                      JULY 2,    JANUARY 1,
                                                                       1998         1998
                                                                     --------    ----------
                                                                         (IN THOUSANDS)
$400,000 Regal senior subordinated notes due June 1, 2008,
  with interest payable semiannually at 9.5%. Notes are
  redeemable, in whole or in part, at the option of the
  Company at any time on or after June 1, 2003, at the
  redemption prices (expressed as percentages of the
  principal amount thereof) set forth below together with
  accrued and unpaid interest to the redemption date, if
  redeemed during the 12 month period beginning on June 1 of the years indicated:

YEAR                                              REDEMPTION PRICE
----                                              ----------------

2003............................................      104.750%
2004............................................      103.167%
2005............................................      101.583%
2006 and thereafter.............................      100.000%       $400,000          --
Term Loans........................................................    375,000          --
Revolving credit facility.........................................         --          --
$125,000 Regal senior subordinated notes, due October 1, 2007 with
  interest payable semiannually at 8.5%...........................                125,000
$250,000 Regal senior reducing revolving credit facility..........         --     162,000
Other.............................................................      1,269       1,583
                                                                     --------    --------
                                                                      776,269     288,583
Less current maturities...........................................       (306)       (306)
                                                                     --------    --------
                                                                     $775,963    $288,277
                                                                     ========    ========

     The Company's debt at July 2, 1998, is scheduled to mature as follows:

                                                              (IN THOUSANDS)
                                                              --------------
1998........................................................     $    306
1999........................................................        2,093
2000........................................................        2,400
2001........................................................        3,750
2002........................................................        3,750
Thereafter..................................................     $763,970
                                                                 --------
          Total.............................................     $776,269
                                                                 ========

     Under the Company's previous $250,000 senior reducing revolving credit facility (the "revolving credit facility"), interest was payable quarterly at LIBOR plus .65%. The margin added to LIBOR was determined based upon certain financial ratios of the Company. The revolving credit facility was repaid in conjunction with the Recapitalization.

     New Credit Facilities -- In connection with the Merger and Recapitalization, the Company entered into credit facilities provided by a syndicate of financial institutions. Such credit facilities (the "Credit Facilities") include a $350,000 Revolving Credit Facility (including the availability of Revolving Loans, Swing Line Loans, and Letters of Credit) and three term loan facilities: Term A ($120,000), Term B ($120,000), and

                              REGAL CINEMAS, INC.

Term C ($135,000) (the "Term Loans"). The Company must pay an annual commitment fee ranging from 0.2% to 0.425%, depending on the Company's Total Leverage Ratio, as defined, of the unused portion of the Revolving Credit Facility. The Revolving Credit Facility expires in June 2005. No borrowings were outstanding under the Revolving Credit Facility at July 2, 1998.

     Borrowings under the Term A Loan or the Revolving Credit Facility can be made at the "Base Rate" plus a margin of 0% to 1%, or the "LIBO Rate," plus
 .625% to 2.25%, both depending on the Total Leverage Ratio. The Base Rate on revolving loans is the rate established by the Administrative Agent in New York as its base rate for dollars loaned in the United States. The LIBO Rate is based on the LIBOR rate for the corresponding length of loan. One percent of the outstanding balance on the Term A Loan is due annually though 2004 with the balance of the Term A Loan due in 2005.

     Borrowings under the Term B Loan can be made at the Base Rate plus a margin of 0.75% to 1.25% or the LIBO Rate plus 2.0% to 2.5%, both depending on the Total Leverage Ratio. One percent of the outstanding balance is due annually through 2005, with the balance of the loan due in 2006.

     Borrowings under the Term C Loan can be made at the Base Rate plus a margin of 1.0% to 1.5% or the LIBO Rate plus 2.25% to 2.75%, both depending on the Total Leverage Ratio. One percent of the outstanding balance is due annually through 2006, with the balance of the loan due in 2007.

     The Credit Facilities contain customary covenants and restrictions on the Company's ability to issue additional debt or engage in certain activities and include customary events of default. In addition, the Credit Facilities specify that the Company must meet or exceed defined interest coverage ratios and must not exceed defined leverage ratios. The Company was in compliance with such covenants at July 2, 1998.

     The Credit Facility is secured by a pledge of the stock of the Company's domestic subsidiaries. The Company's payment obligations under the Credit Facility is guaranteed by its direct and indirect U.S. subsidiaries.

     Tender Offer -- In connection with the Recapitalization, the Company commenced a tender offer for all of the Regal 8.5% senior subordinated notes ("Regal Notes") and a consent solicitation in order to effect certain changes in the Indenture. Upon completion of the tender offer, holders had tendered and given consents with respect to 100% of the outstanding principal amount of the Regal Notes. In addition, the Company and the trustee executed a supplement to the Indenture, effecting the proposed amendments which included, among other things, the elimination of all financial covenants for the Regal Notes. On May 27, 1998, the Company paid, for each $1,000 principal amount, $1,116.24 for Regal Notes tendered plus, in each case, accrued and unpaid interest of $13.22. Regal financed the purchase price of the Regal Notes with funds from the Recapitalization.

     Extraordinary Loss -- An extraordinary loss of $11.9 million, net of income taxes of $7.6 million, was recognized for the write-off of deferred financing costs and prepayment penalties incurred in connection with redeeming the Regal Notes as well as for the write-off of deferred financing costs related to the Company's previous credit facility.

                              REGAL CINEMAS, INC.

5. INCOME TAXES

     The effective income tax rate on income (loss) before extraordinary items for the six month periods ended July 2, 1998 and July 3, 1997 differs from the statutory federal income tax rate of 35% as follows:

                                                                 SIX MONTHS
                                                                    ENDED
                                                              -----------------
                                                              JULY 2,   JULY 3,
                                                               1998      1997
                                                              -------   -------
Federal statutory tax rate..................................    35.0%   35.0%
Nondeductible recapitalization costs........................   (26.8)%     --
State taxes, net of federal effect..........................     4.0%     3.7%
                                                               -----     ----
          Effective rate....................................    12.2%   38.7%
                                                               =====     ====

6. CAPITAL STOCK

     Earnings per share information is not presented as the Company's shares do not trade in a public market. After the Recapitalization, the Company effected a stock split resulting in a price per share of $5.00, which $5.00 per share price is equivalent to the $31.00 per share consideration paid in the Merger. The January 1, 1998 shares outstanding have been adjusted to reflect such equivalent shares.

7. RECLASSIFICATIONS

     Certain reclassifications have been made to the 1997 financial statements to conform with the 1998 presentation. These reclassifications had no impact on previously reported results of operations or shareholders' deficit.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                             ACT III CINEMAS, INC.

                                                              PAGE
                                                              ----
Report of Deloitte & Touche LLP Independent Auditors........   B-2
Report of PricewaterhouseCoopers LLP Independent
  Accountants...............................................   B-3
Consolidated Balance Sheets at December 31, 1996 and 1997...   B-4
Consolidated Statements of Operations for the Years Ended
  December 31, 1995, 1996 and 1997..........................   B-6
Consolidated Statements of Shareholders' Deficit for the
  Years Ended December 31, 1995, 1996 and 1997..............   B-7
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1995, 1996 and 1997..........................   B-8
Notes to Consolidated Financial Statements..................   B-9
Consolidated Balance Sheets at December 31, 1997 and June
  30, 1998 (Unaudited)......................................  B-19
Consolidated Statements of Operations for the Three Months
  and Six Months Ended June 30, 1997 and 1998 (Unaudited)...  B-20
Consolidated Statement of Shareholders' Deficit for the Six
  Months Ended June 30, 1998 (Unaudited)....................  B-21
Consolidated Statements of Cash Flows for the Six Months
  Ended June 30, 1997 and 1998 (Unaudited)..................  B-22
Notes to Consolidated Financial Statements for the Six
  Months Ended June 30, 1997 and 1998 (Unaudited)...........  B-23

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders of
Act III Cinemas, Inc.:

     We have audited the accompanying consolidated balance sheet of Act III Cinemas, Inc. and subsidiaries (the "Company") as of December 31, 1997, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Act III Cinemas, Inc. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Portland, Oregon
March 25, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Act III Cinemas, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of Act III Cinemas, Inc. and its subsidiaries at December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Act III Cinemas, Inc. and its subsidiaries for any period subsequent to December 31, 1996.

    /s/ PRICE WATERHOUSE LLP
------------------------------------
          PRICE WATERHOUSE LLP

Portland, Oregon
February 28, 1997

                             ACT III CINEMAS, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                     ASSETS

                                                                1996       1997
                                                              --------   --------
                                                                  (AMOUNTS IN
                                                                  THOUSANDS)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  8,720   $  2,015
  Restricted cash and cash equivalents......................        --     95,094
  Accounts receivable.......................................     1,324      1,948
  Inventories...............................................     2,122      2,180
  Prepaids and other current assets.........................       641      1,121
  Income tax receivable.....................................        --      5,424
                                                              --------   --------
          Total current assets..............................    12,807    107,782
CONTRACTS RECEIVABLE (Note 3)...............................     2,007        658
PROPERTY AND EQUIPMENT, Net (Note 4)........................   231,621    329,880
INTANGIBLE ASSETS:
  Favorable lease terms acquired, net of accumulated
     amortization of $19,789 and $22,108....................    26,791     24,473
  Excess of purchase price over the fair value of net
     tangible assets acquired, net of accumulated
     amortization of $3,751 and $4,241......................     4,962      4,472
DEFERRED FINANCING COSTS AND OTHER ASSETS, Net..............     3,239     15,346
                                                              --------   --------
TOTAL.......................................................  $281,427   $482,611
                                                              ========   ========

                                                                     (Continued)
                See notes to consolidated financial statements.

                             ACT III CINEMAS, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                     LIABILITIES AND SHAREHOLDERS' DEFICIT

                                                                1996        1997
                                                              --------    ---------
                                                                   (AMOUNTS IN
                                                              THOUSANDS, EXCEPT PER
                                                                 SHARE AMOUNTS)
CURRENT LIABILITIES:
  Current portion of long-term debt and capital lease
     obligations (Note 5)...................................  $  1,978    $  94,831
  Accounts payable..........................................    10,042       18,251
  Accrued film rentals......................................    10,063       12,098
  Interest payable..........................................     5,089        6,628
  Taxes other than income taxes.............................     2,839        3,380
  Other current liabilities.................................     6,650        6,311
  Income taxes payable......................................     1,610          312
                                                              --------    ---------
          Total current liabilities.........................    38,271      141,811
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (Note 5).......   254,130      431,972
DEFERRED INCOME TAXES (Note 8)..............................     9,173       12,632
OTHER NONCURRENT LIABILITIES................................        --          432
                                                              --------    ---------
          Total liabilities.................................   301,574      586,847
COMMITMENTS AND CONTINGENCIES (Note 11).....................        --           --
MANDATORILY REDEEMABLE SECURITIES (Note 6)..................    13,132           --
SHAREHOLDERS' DEFICIT:
  Preferred stock, $.01 par value, 50,000 authorized; none
     issued and outstanding at December 31, 1997............        --           --
  Common stock, $.001 par value, 150,000 shares authorized,
     49,047 and 47,852 shares issued and outstanding (Note
     7).....................................................         1           --
  Additional paid-in capital................................     4,979          607
  Loans to shareholders.....................................        --         (501)
  Accumulated deficit.......................................   (38,259)    (104,342)
                                                              --------    ---------
          Total shareholders' deficit.......................   (33,279)    (104,236)
                                                              --------    ---------
TOTAL.......................................................  $281,427    $ 482,611
                                                              ========    =========

                                                                     (Concluded)

                See notes to consolidated financial statements.

                             ACT III CINEMAS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                               1995        1996        1997
                                                             --------    --------    --------
                                                                  (AMOUNTS IN THOUSANDS)
REVENUES:
  Admissions...............................................  $133,522    $152,257    $172,940
  Concessions..............................................    60,554      69,184      78,190
  Other....................................................     2,115       2,108       2,150
                                                             --------    --------    --------
          Total revenues...................................   196,191     223,549     253,280
                                                             --------    --------    --------
EXPENSES:
  Costs of operations:
     Film rental...........................................    70,232      81,015      93,243
     Cost of concessions...................................     9,292      10,589      12,432
     Other theatre operating expenses......................    55,486      65,935      78,294
  General and administrative expenses (Notes 7 and 10).....     6,341       7,169       8,095
  Depreciation and amortization............................    12,705      19,862      21,821
  Amortization of intangibles and other assets.............     9,457       5,955       4,083
  Recapitalization expenses (Note 2).......................        --          --      25,851
                                                             --------    --------    --------
          Total expenses...................................   163,513     190,525     243,819
                                                             --------    --------    --------
INCOME FROM OPERATIONS.....................................    32,678      33,024       9,461
                                                             --------    --------    --------
OTHER INCOME (EXPENSE):
  Interest income..........................................     1,395         838       1,281
  Interest expense (Note 5)................................   (25,281)    (23,475)    (28,119)
  Other....................................................       153         188       1,826
                                                             --------    --------    --------
                                                              (23,733)    (22,449)    (25,012)
                                                             --------    --------    --------
INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY LOSS...     8,945      10,575     (15,551)
PROVISION FOR (BENEFIT FROM) INCOME TAXES (Note 8).........     3,759       4,690      (1,142)
                                                             --------    --------    --------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS....................     5,186       5,885     (14,409)
EXTRAORDINARY LOSS -- Loss on early retirement of debt, net
  of income tax benefit of $1,391 (Note 9).................        --          --       7,700
                                                             --------    --------    --------
NET INCOME (LOSS)..........................................     5,186       5,885     (22,109)
ACCRETION OF MANDATORILY REDEEMABLE SECURITIES (Note 6)....        24          19          13
DIVIDENDS ON MANDATORILY REDEEMABLE SECURITIES (Note 6)....     1,492       1,717       1,425
                                                             --------    --------    --------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK...............  $  3,670    $  4,149    $(23,547)
                                                             ========    ========    ========

                See notes to consolidated financial statements.

                             ACT III CINEMAS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                   COMMON STOCK     ADDITIONAL   LOANS TO
                                 ----------------    PAID-IN      SHARE-    ACCUMULATED
                                 SHARES    AMOUNT    CAPITAL     HOLDERS      DEFICIT       TOTAL
                                 -------   ------   ----------   --------   -----------   ---------
                                                       (AMOUNTS IN THOUSANDS)
BALANCE, DECEMBER 31, 1994.....   49,314    $ 1     $   4,779     $  --      $ (45,578)   $ (40,798)
Accretion of mandatorily
  redeemable securities........       --     --            --        --            (24)         (24)
Dividends on mandatorily
  redeemable securities........       --     --            --        --         (1,492)      (1,492)
Net income.....................       --     --            --        --          5,186        5,186
Redemption of common stock.....     (267)    --          (300)       --             --         (300)
                                 -------    ---     ---------     -----      ---------    ---------
BALANCE, DECEMBER 31, 1995.....   49,047      1         4,479        --        (41,908)     (37,428)
Accretion of mandatorily
  redeemable securities........       --     --            --        --            (19)         (19)
Dividends on mandatorily
  redeemable securities........       --     --            --        --         (1,717)      (1,717)
Net income.....................       --     --            --        --          5,885        5,885
                                 -------    ---     ---------     -----      ---------    ---------
BALANCE, DECEMBER 31, 1996.....   49,047      1         4,479        --        (37,759)     (33,279)
Accretion of mandatorily
  redeemable securities........       --     --            --        --            (13)         (13)
Dividends on mandatorily
  redeemable securities........       --     --            --        --         (1,425)      (1,425)
Conversion of mandatorily
  redeemable securities........   10,698     --        14,570        --             --       14,570
Stock compensation.............       --     --         1,500        --             --        1,500
Issuance of common stock, net
  of issuance costs of
  $3,520.......................   42,531     --       209,135        --             --      209,135
Purchase and retirement of
  common stock.................  (54,545)    (1)     (229,684)       --        (43,036)    (272,721)
Issuance of common stock.......       21     --           106        --             --          106
Issuance of common stock in
  exchange for notes...........      100     --           501      (501)            --           --
Net loss.......................       --     --            --        --        (22,109)     (22,109)
                                 -------    ---     ---------     -----      ---------    ---------
BALANCE, DECEMBER 31, 1997.....   47,852    $--     $     607     $(501)     $(104,342)   $(104,236)
                                 =======    ===     =========     =====      =========    =========

                See notes to consolidated financial statements.

                             ACT III CINEMAS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                1995        1996       1997
                                                              ---------   --------   --------
                                                                  (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $   5,186   $  5,885   $(22,109)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................     22,162     25,817     25,904
     Amortization of debt discount..........................      1,038        937        823
     Loss on sale of assets.................................         22         --        289
     Gain on installment sale...............................         --         --     (2,301)
     Deferred income taxes..................................        674      1,502      3,459
     Stock compensation.....................................         --         --      1,500
     Other..................................................         --         --        432
     Extraordinary loss -- loss on early retirement of
       debt.................................................         --         --      7,700
     Change in current assets and liabilities:
       Accounts receivable..................................        371       (458)      (624)
       Inventories..........................................       (502)      (268)       (58)
       Prepaids and other current assets....................        (63)      (196)      (480)
       Accounts payable.....................................         69      5,618      8,209
       Accrued film rentals.................................        850      1,131      2,035
       Interest payable.....................................        832         60      1,539
       Taxes other than income taxes........................        452       (318)       541
       Other current liabilities............................        103      1,402       (339)
       Income taxes.........................................      1,675     (1,406)    (5,331)
                                                              ---------   --------   --------
          Net cash provided by operating activities.........     32,869     39,706     21,189
                                                              ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (32,222)   (73,608)  (120,518)
  Increase in restricted cash and cash equivalents..........         --         --    (95,094)
  Proceeds from sale of assets..............................        329         --        149
  Payments received on contracts receivable, net............        380          8      3,650
                                                              ---------   --------   --------
          Net cash used in investing activities.............    (31,513)   (73,600)  (211,813)
                                                              ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt borrowings.................................         --     25,000    476,336
  Deferred financing costs..................................         --         --    (16,807)
  Proceeds from issuance of common stock....................         --         --    209,241
  Purchase and retirement of common stock...................       (300)        --   (272,721)
  Payments made on long-term debt...........................     (9,485)    (1,388)  (212,130)
                                                              ---------   --------   --------
          Cash provided by (used in) financing activities...     (9,785)    23,612    183,919
                                                              ---------   --------   --------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................     (8,429)   (10,282)    (6,705)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     27,431     19,002      8,720
                                                              ---------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $  19,002   $  8,720   $  2,015
                                                              =========   ========   ========

                See notes to consolidated financial statements.

                             ACT III CINEMAS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     SUMMARY OF OPERATIONS AND BASIS OF PRESENTATION -- Act III Cinemas, Inc. ("Cinemas" or the "Company") owns and operates movie theatres through its wholly-owned subsidiary, Act III Theatres, Inc. ("Theatres") in the states of Alaska, Idaho, Missouri, Nevada, Oregon, Texas and Washington.

     The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles which require management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     BASIS OF CONSOLIDATION -- The consolidated financial statements include the accounts of Cinemas, its wholly-owned subsidiary, Theatres, and all of the wholly-owned subsidiaries of Theatres. All significant intercompany accounts and transactions have been eliminated.

     REVENUE RECOGNITION AND FILM RENTAL COSTS -- Revenues are recognized when admissions and concession sales are collected at the theatres. Film rental costs are accrued based on the applicable box office receipts and the terms of the film licenses.

     The Company licenses approximately 90% of its films from seven film distributors.

     CASH AND CASH EQUIVALENTS include short-term investments with an original maturity of less than 90 days. The carrying amount of cash and cash equivalents approximates fair value because of the short-term maturity of those instruments.

     RESTRICTED CASH AND CASH EQUIVALENTS consist of amounts held in trust for the payment of the 11 7/8% Senior Subordinated Notes outstanding at December 31, 1997. Such notes were repaid on February 1, 1998.

     ACCOUNTS RECEIVABLE AND ADVERTISING EXPENSES -- Accounts receivable consist primarily of amounts which will be deducted from final film payments under the terms of co-op advertising arrangements with film distributors. The Company records its share of advertising expense under the co-op arrangements at the time the advertisements are first run. Advertising expense aggregated $4,410, $5,080, and $6,918 for the years ended December 31, 1995, 1996, and 1997, respectively, and is included in other theatre operating expenses in the accompanying consolidated statements of operations. The co-op advertising receivables aggregated $1,286 and $1,514 at December 31, 1996 and 1997, respectively.

     INVENTORIES consist of concession and theatre supplies and are stated at the lower of cost or market. The Company uses the first-in, first-out (FIFO) method to determine cost.

     PREPAIDS AND OTHER CURRENT ASSETS consist primarily of theatre leasehold improvements paid by the Company, which will be reimbursed by the lessor, and prepaid interest expense.

     PROPERTY AND EQUIPMENT are stated at cost. The Company uses the straight-line method to compute depreciation and amortization over the estimated useful lives of the assets as follows:

Buildings and improvements..................................  20 to 31.5 years
Fixtures and equipment......................................      5 to 7 years
Leasehold improvements......................................     4 to 20 years

     Leasehold improvements are amortized using the lesser of the useful life of the improvement or the remaining lease term.

                             ACT III CINEMAS, INC.

     INTANGIBLES -- The Company uses the straight-line method to compute amortization of favorable lease terms acquired over the related lease term and the excess of purchase price over fair value of net tangible assets acquired over a 20 year period.

     IMPAIRMENT OF LONG-LIVED ASSETS -- The Company believes the above useful lives for property and equipment and intangibles are appropriate based on the factors influencing acquisition decisions. These factors include theatre location, profitability and general industry outlook. The Company reviews its property and equipment and intangible assets for asset impairment whenever changes in circumstances indicate that the carrying amount of such assets may not be recoverable. To perform that review, the Company estimates the sum of expected future undiscounted cash flows from the related theatre operations. If the estimated net cash flows are less than the carrying amount of property and equipment and intangibles, the Company would recognize an impairment loss in an amount necessary to write the property and equipment and intangibles down to fair value as determined by the expected discounted future cash flows.

     DEFERRED FINANCING COSTS AND OTHER ASSETS consist primarily of deferred financing fees which are being amortized over the lives of the related debt facilities using the straight-line method, which approximates the effective interest method.

     PREOPENING COSTS are expensed as incurred.

     OTHER CURRENT LIABILITIES include deferred revenues from advance ticket and gift certificate sales of $2,117 and $1,730 at December 31, 1996 and 1997, respectively, and also include payroll related liabilities and accrued percentage rents.

     INCOME TAXES -- The Company utilizes the liability method to account for income taxes such that deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of the enacted tax laws and tax rates. Deferred income tax expense or benefit is based on the changes in the financial statement basis versus the tax basis in the Company's assets or liabilities from period to period.

     STATEMENT OF CASH FLOWS -- The Company made the following cash payments:

                                         1995       1996       1997
                                        -------    -------    -------
Interest.............................   $23,411    $23,342    $24,477
Income taxes.........................     1,979      4,364      1,767

     Interest capitalized totaled zero, $864, and $2,240 for each of the years ended December 31, 1995, 1996, and 1997, respectively.

     As reported in the consolidated statements of shareholders' deficit, the Company's mandatorily redeemable securities accrued dividends and accretion in all periods, which have been excluded from the accompanying consolidated statements of cash flows.

     STOCK-BASED COMPENSATION -- SFAS No. 123, Accounting for Stock-Based Compensation, allows companies to choose whether to account for stock-based compensation on a fair value method or to continue accounting for such compensation under the method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). The Company has chosen to continue to account for stock compensation using APB 25 (see Note 7).

     SFAS NO. 130, REPORTING COMPREHENSIVE INCOME, requires that all items required to be recognized as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The new standard is effective for the Company's year ending December 31, 1998. Adoption of SFAS No. 130 will not impact previously reported net income (loss) or affect the comparability of financial statements.

                             ACT III CINEMAS, INC.

     RECLASSIFICATIONS -- Certain reclassifications have been made to the 1995 and 1996 financial statements to conform with the 1997 presentation. These reclassifications had no impact on previously reported results of operations or common shareholders' deficit.

2. RECAPITALIZATION

     On October 17, 1997, the Company and Act III Acquisition Corp. ("Acquisition Corp.") entered into an Agreement and Plan of Merger (the "Merger Agreement"). Acquisition Corp. was owned by KKR 1996 Fund L.P. and KKR Partners II L.P., entities operated at the direction of Kohlberg Kravis Roberts & Co., a private investment firm ("KKR"). Pursuant to the Merger Agreement, on December 3, 1997, Acquisition Corp. was merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. At December 31, 1997, affiliates of KKR owned approximately 42,531 shares, or approximately 89% of the Company's common stock outstanding after the Merger.

     In order to fund the transactions contemplated by the Merger (the "Recapitalization"), the Company issued $250,000 new bank debt, $150,000 Subordinated Notes due June 2008 to KKR 1996 L.P., and issued 42,531 shares of common stock to KKR affiliates for $212.7 million. In connection with the Merger, the Company repaid the $211,542 outstanding balance on the Company's previous $250,000 credit facility, deposited $95,094 in trust to retire $85,000 Senior Subordinated Notes, including interest of $5,047 and fees of $5,047; paid $13,590 to redeem certain outstanding stock options, and purchased and retired 54,545 shares of common stock for $272.7 million.

     During 1997, nonrecurring costs of approximately $25.8 million, including approximately $17.2 million of compensation costs, were incurred and expensed in connection with the Recapitalization. Financing costs of approximately $15.2 million were incurred and classified as deferred financing costs which will be amortized over the lives of the new debt facilities (see Note 5). In addition, the Company incurred approximately $3.5 million of costs associated with issuing common stock. Such costs were netted against the proceeds from the stock issuance. Of the total Merger and Recapitalization costs above, $6.0 million were paid to KKR.

3. CONTRACTS RECEIVABLE

     Contracts receivable consist primarily of the following items:

     In November 1991, the Company effectively sold six theatres to a then former senior executive officer under a sales contract in the gross amount of $4,034 in settlement of claims previously filed by the officer and the Company against each other. The Company recorded a deferred gain on the sale of $2,802 which was being recognized over the term of the contract under the installment method as cash was received. At December 31, 1996, the balance of the contract, net of the deferred gain of $2,301, was $1,036. During the year ended December 31, 1997, all amounts due under the contract were received. Accordingly, the deferred gain of $2,301 was recognized fully in 1997.

     In March 1992, the Company loaned $2,350 in cash to a Texas corporation in exchange for a noninterest-bearing note to settle a claim previously brought against Act III Theatres, L.P. ("Theatres L.P."), Cinemas' previous majority shareholder. The Texas corporation used such funds to equip and operate a theatre in Texas and is repaying the note in installments of up to $500 per year from the theatre's cash flow, as defined, until such time that the note is fully repaid. Management believes the theatre will provide sufficient cash flow to fully repay the note. The note is secured by the theatre. At December 31, 1996, the balance of this note, net of a $210 discount, was $910. At December 31, 1997, the balance of this note, net of a $117 discount, was $607.

                             ACT III CINEMAS, INC.

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of:

                                                                 1996        1997
                                                               --------    --------
Land........................................................   $ 39,389    $ 43,639
Buildings and improvements..................................    156,007     212,708
Fixtures and equipment......................................     89,981     144,884
Leasehold improvements......................................     17,805      17,805
                                                               --------    --------
                                                                303,182     419,036
Accumulated depreciation and amortization...................    (71,561)    (89,156)
                                                               --------    --------
          Property and equipment, net.......................   $231,621    $329,880
                                                               ========    ========

     At December 31, 1996 and 1997, property and equipment include $23,127 of buildings and improvements held under capital leases with related accumulated amortization of $10,198 and $11,378, respectively.

5. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt consists of:

                                                                1996        1997
                                                              --------    --------
Term loans..................................................  $     --    $250,000
Subordinated note...........................................        --     150,000
Revolving line of credit....................................   135,025          --
11 7/8% Senior Subordinated Notes, due February 1, 2003.....    85,000      90,047
                                                              --------    --------
                                                               220,025     490,047
Less debt discount..........................................    (1,442)         --
Other nonrecourse debt, generally payable in monthly
  installments, plus interest at approximately 10%..........    12,619      12,862
                                                              --------    --------
                                                               231,202     502,909
Capital lease obligations, payable in monthly installments,
  plus interest at approximately 14%........................    24,906      23,894
                                                              --------    --------
                                                               256,108     526,803
Current portion.............................................    (1,978)    (94,831)
                                                              --------    --------
          Total long-term debt and capital lease
            obligations.....................................  $254,130    $431,972
                                                              ========    ========

     Under the Company's previous $250,000 credit facility (the "revolving line of credit"), interest was payable monthly at prime plus .25% or LIBOR plus 1.75% (at the Company's option). The margin added to prime or LIBOR was determined based upon certain financial ratios of the Company. The revolving line of credit was repaid in conjunction with the Recapitalization.

     CREDIT FACILITIES -- In connection with the Merger and Recapitalization, the Company entered into credit facilities provided by a syndicate of financial institutions. Such credit facilities (the "Credit Facilities") include a $300,000 Revolving Credit Facility (including the availability of Revolving Loans, Swing Line Loans, and Letters of Credit) and three term loan facilities:
Term A ($80,000), Term B ($80,000), and Term C ($90,000) (the "Term Loans"). The
Company must pay an annual commitment fee ranging from 0.2% to 0.425%, depending on the Company's Total Leverage Ratio, as defined, of the unused portion of the Revolving Credit Facility. The Revolving Credit Facility expires in December 2004. No borrowings were outstanding under the Revolving Credit Facility at December 31, 1997.

                             ACT III CINEMAS, INC.

     Borrowings under the Term A Loan or the Revolving Credit Facility can be made at the "Base Rate" plus a margin of 0% to 1%, or the "LIBO Rate," plus
 .625% to 2.25%, both depending on the Total Leverage Ratio. The Base Rate on revolving loans is the rate established by the Administrative Agent in New York as its base rate for dollars loaned in the United States. The LIBO Rate is based on the LIBOR rate for the corresponding length of loan. 1% of the outstanding balance on the Term A Loan is due annually through 2003, with the balance of the Term A Loan due in 2004.

     Borrowings under the Term B Loan can be made at the Base Rate plus a margin of 0.75% to 1.25% or the LIBO Rate plus 2.0% to 2.5%, both depending on the Total Leverage Ratio. 1% of the outstanding balance is due annually through 2004, with the balance of the loan due in 2005.

     Borrowings under the Term C Loan can be made at the Base Rate plus a margin of 1.0% to 1.5% or the LIBO Rate plus 2.25% to 2.75%, both depending on the Total Leverage Ratio. 1% of the outstanding balance is due annually through 2005, with the balance of the loan due in 2006.

     The Credit Facilities contain customary covenants and restrictions on the Company's ability to issue additional debt or engage in certain activities and include customary events of default. In addition, the Credit Facilities specify that the Company must meet or exceed defined interest coverage ratios and must not exceed defined leverage ratios. The Company was in compliance with such covenants at December 31, 1997.

     Long-term debt is secured by substantially all assets of the Company.

     SENIOR SUBORDINATED NOTES -- In connection with the Recapitalization, the Company issued $150,000 Senior Subordinated Notes (the "Subordinated Notes") to KKR 1996 Fund L.P., a related party. The notes bear interest at the treasury bill rate, as defined, plus 4% through May 1998, the treasury bill rate plus 5% through May 1999, the 10-year treasury note rate plus 5% through May 2000, the 10-year treasury note rate plus 6% through May 2001, and the 10-year treasury note rate plus 7% thereafter, in no event exceeding 12% for any period. Through May 2002, interest is payable semiannually on June 1 and December 1, at the Company's discretion. Any accrued but unpaid interest outstanding at November 30, 2002 must be repaid on December 1 of that year. Subsequent to December 1, 2002, interest is payable semiannually.

     The principal of the Subordinated Notes is due in May 1998 but may be automatically extended through May 1999 (the "Conversion Date"). On the Conversion Date, the Subordinated Notes, if unpaid, become due and payable on May 30, 2008. The Subordinated Notes are subordinated to all other indebtedness of the Company. The Subordinated Notes are classified as long-term at December 31, 1997 due to the automatic extension of the due date permitted under their terms.

     The 11 7/8% Senior Subordinated Notes (the "11 7/8% Notes"), due February 1, 2003, were repaid on February 1, 1998. On December 3, 1997, pursuant to the terms of the 11 7/8% Notes, the Company deposited funds in an irrevocable trust sufficient to redeem the $85,000 principal balance, accrued interest of $5,047, and prepayment penalties of $5,047 on the first available call date, February 1, 1998. Prior to their redemption, interest on the 11 7/8% Notes was due semiannually on February 1 and August 1 of each year.

                             ACT III CINEMAS, INC.

     As of December 31, 1997, scheduled maturities of long-term debt, including capital lease obligations, are summarized as follows:

                                                            CAPITAL LEASES
YEAR ENDING                             LONG-TERM   -------------------------------     TOTAL
DECEMBER 31,                              DEBT      PAYMENTS   INTEREST   PRINCIPAL   PRINCIPAL
------------                            ---------   --------   --------   ---------   ---------
   1998...............................  $ 93,638    $ 4,360    $ 3,167     $ 1,193    $ 94,831
   1999...............................     3,623      4,377      2,990       1,387       5,010
   2000...............................     3,461      4,377      2,643       1,734       5,195
   2001...............................     3,556      4,402      2,530       1,872       5,428
   2002...............................     3,660      4,747      2,517       2,230       5,890
   Thereafter.........................   394,971     20,400      4,922      15,478     410,449
                                        --------    -------    -------     -------    --------
                                        $502,909    $42,663    $18,769     $23,894    $526,803
                                        ========    =======    =======     =======    ========

6. MANDATORILY REDEEMABLE SECURITIES

     Mandatorily redeemable securities consist of:

                                                        MANDATORILY REDEEMABLE SECURITIES
                                                       -----------------------------------
                                                                  CARRYING     REDEMPTION
                                                       SHARES       VALUE         VALUE
                                                       -------    ---------    -----------
Balance, December 31, 1994...........................    200      $  9,880      $  9,949
Accretion to redemption value........................     --            24            --
Accretion of dividends...............................     --         1,492         1,492
                                                        ----      --------      --------
Balance, December 31, 1995...........................    200        11,396        11,441
Accretion to redemption value........................     --            19            --
Accretion of dividends...............................     --         1,717         1,717
                                                        ----      --------      --------
Balance, December 31, 1996...........................    200        13,132        13,158
Accretion to redemption value........................     --            13            --
Accretion of dividends...............................     --         1,425         1,425
Conversion of securities into common stock...........   (200)      (14,570)      (14,583)
                                                        ----      --------      --------
Balance, December 31, 1997...........................     --      $     --      $     --
                                                        ====      ========      ========

     MANDATORILY REDEEMABLE SECURITIES -- During 1990, Cinemas authorized and issued shares of its mandatorily redeemable senior subordinated convertible preferred stock ("Senior Subordinated Convertible Preferred Stock"), par value $.01 per share.

     The holders of the Senior Subordinated Convertible Preferred Stock were entitled to annual dividends, payable on September 30, at the rate of 15% per annum of the base amount of each share. The base amount was defined as $25,000 per share, adjusted by the amount of any dividends on such shares accrued to date and not previously paid or added to the base amount.

     Cinemas was required to redeem the Senior Subordinated Convertible Preferred Stock on February 8, 2000 at the base amount per share. Accretion to record the value of the Senior Subordinated Convertible Preferred Stock at its redemption value on its scheduled redemption date was calculated using the effective interest method.

     Each share of Senior Subordinated Convertible Preferred Stock was convertible into one share (prior to the stock split referred to below) of common stock at the holder's option. In connection with the Merger and Recapitalization, the holders of all 200 outstanding shares of Senior Subordinated Convertible Preferred Stock elected to convert their shares to common stock.

                             ACT III CINEMAS, INC.

7. SHAREHOLDERS' DEFICIT

     STOCK SPLIT -- Effective December 3, 1997, the Company declared a 53,488.9 to one stock split. Share data for all periods presented has been restated to reflect the effects of the split.

     STOCK OPTION AND INCENTIVE COMPENSATION PLANS -- Prior to the Merger, certain members of management of the Company and its subsidiaries were granted either nonqualified stock options or incentive stock options to purchase shares of common stock under the Management Stock Option Plan. All options issued under the Management Stock Option Plan became fully vested upon consummation of the Merger, and all participants either received cash, for the difference between the per share price inherent in the Merger and Recapitalization and the exercise price of their options, or retained their existing options. In addition, certain members of management were issued options under the newly formed 1997 Stock Option Plan for Key Employees of Act III Cinemas, Inc. (the "Plan").

     Under the Plan, the Compensation Committee of the Board of Directors of the Company may award either nonqualified stock options or incentive stock options to purchase shares of common stock. The number of shares of common stock which may be issued pursuant to such options may not exceed 20% of common shares outstanding. The option price per share is determined by the Compensation Committee, provided that, in the case of incentive stock options, the purchase price per share shall not be less than 100% of the fair market value of the Company's common stock on the grant date.

     The following table summarizes the stock option activity under the stock option plans:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                              NUMBER OF     EXERCISE
                                                                SHARES       PRICE
                                                              ----------    --------
December 31, 1994...........................................   1,631,411     $0.09
  Granted...................................................   1,872,112      0.34
                                                              ----------     -----
December 31, 1995...........................................   3,503,523      0.22
  Granted...................................................   1,738,389      0.37
                                                              ----------     -----
December 31, 1996...........................................   5,241,912      0.27
  Granted...................................................   6,419,923      4.92
  Exercised.................................................  (3,057,199)     0.20
                                                              ----------     -----
December 31, 1997...........................................   8,604,636     $3.77
                                                              ==========     =====

     Additional information regarding options outstanding as of December 31, 1997 is as follows:

                            OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                  ---------------------------------------   -----------------------
                  OUTSTANDING    WEIGHTED AVG.   WEIGHTED   EXERCISABLE    WEIGHTED
                     AS OF         REMAINING     AVERAGE       AS OF       AVERAGE
   RANGE OF       DECEMBER 31,    CONTRACTUAL    EXERCISE   DECEMBER 31,   EXERCISE
EXERCISE PRICES       1997        LIFE (YRS)      PRICE         1997        PRICE
---------------   ------------   -------------   --------   ------------   --------
$.34 to $.37       2,291,691          8.8         $0.37      2,291,691      $0.37
    $5.00          6,312,945          9.9          5.00             --       5.00
                   ---------          ---         -----      ---------      -----
                   8,604,636          9.6         $3.77      2,291,691      $0.37
                   =========          ===         =====      =========      =====

     As discussed in Note 1, the Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for stock options granted at the fair value on the date of grant. Had compensation cost for the Company's stock option plans been determined based on the estimated fair value of the options at the date of grant, the effect on 1995, 1996, and 1997 net income or loss of applying SFAS No. 123 would not have been material.

                             ACT III CINEMAS, INC.

     For the years ended December 31, 1995, 1996, and 1997, the Company recognized $77, $630, and $15,171, respectively, of compensation expense related to these options, of which $14,325 of 1997 expense resulted from the full vesting of all options upon consummation of the Merger.

     The Company has a discretionary Management Incentive Compensation Plan whereby designated executives and key employees may be awarded an incentive amount based on 3.5% of earnings before income taxes and interest, as defined in the agreement. Compensation expense related to this plan was $782, $951, and $991 for the years ended December 31, 1995, 1996, and 1997, respectively.

     Compensation expense related to the stock option plans and the Management Incentive Compensation Plan is included in general and administrative expenses in the accompanying consolidated statements of operations, except for compensation expense relating to the Merger and Recapitalization, which is included in recapitalization expenses.

8. INCOME TAXES

     The income tax provision (benefit) associated with income (loss) before extraordinary items consists of the following:

                                                           1995      1996      1997
                                                          ------    ------    -------
Current:
  Federal...............................................  $2,838    $2,945    $(4,601)
  State.................................................     247       243         --
                                                          ------    ------    -------
          Total current.................................   3,085     3,188     (4,601)
                                                          ------    ------    -------
Deferred:
  Federal...............................................     620     1,386      3,867
  State.................................................      54       116       (408)
                                                          ------    ------    -------
          Total deferred................................     674     1,502      3,459
                                                          ------    ------    -------
          Total income tax provision (benefit)..........  $3,759    $4,690    $(1,142)
                                                          ======    ======    =======

     The effective income tax rate on income before extraordinary items for the years ended December 31, 1995, 1996, and 1997 differs from the statutory federal income tax rate of 34% as follows:

                                                              1995    1996    1997
                                                              ----    ----    -----
Federal statutory tax rate..................................  34.0%   34.0%    34.0%
Nondeductible recapitalization costs........................    --      --    (25.5)
Purchase accounting amortization adjustments................   2.4     4.6     (1.0)
State taxes, net of federal effect..........................   3.1     2.8      0.5
Other.......................................................   2.5     2.9     (0.7)
                                                              ----    ----    -----
          Effective rate....................................  42.0%   44.3%     7.3%
                                                              ====    ====    =====

                             ACT III CINEMAS, INC.

     DEFERRED INCOME TAXES -- The components of the net deferred tax liability are:

                                                               1996       1997
                                                              -------    -------
Deferred tax assets:
  Capital lease obligation..................................  $ 9,215    $ 9,212
  Intangibles...............................................      206         45
  Debt discount associated with warrants....................    2,459         --
  Net operating loss and tax credit carryforwards...........       --      3,097
  Other.....................................................      503        245
                                                              -------    -------
          Total deferred tax asset..........................   12,383     12,599
                                                              -------    -------
Deferred tax liabilities:
  Property and equipment and accumulated depreciation.......   17,536     20,849
  Intangibles and accumulated amortization..................    4,020      4,382
                                                              -------    -------
          Total deferred tax liability......................   21,556     25,231
                                                              -------    -------
          Net deferred tax liability........................  $ 9,173    $12,632
                                                              =======    =======

     Net operating loss and tax credit carryforwards, if unused, will expire in 2012.

9. EXTRAORDINARY LOSS

     An extraordinary loss of $7,700, net of income taxes of $1,391, was recognized for the write-off of deferred financing costs and prepayment penalties incurred in connection with redeeming the 11 7/8% Notes as well as for the write-off of deferred financing costs related to the Company's previous credit facility.

10. RELATED-PARTY TRANSACTIONS

     Pursuant to a management agreement between the Company and its former indirect parent, Act III Communications Holdings L.P. ("Holdings, L.P."), beginning in 1993 and amended February 14, 1997, Holdings L.P. charged annual management fees of $600, $600, and $917 for the years ended December 31, 1995, 1996, and 1997, respectively.

     Holdings L.P. has also charged the Company additional amounts of $517, $677, and $1,027 for the years ended December 31, 1995, 1996, and 1997, respectively, for the allocation of salaries of certain Holdings L.P. employees, including Cinemas' Chief Executive Officer, rent and other charges. The annual base fee and additional charges, which were permitted by the principal creditor, are included in general and administrative expenses in the accompanying consolidated statement of operations.

     In connection with the Merger, the above agreements were terminated.

     Concurrent with the Merger, the Company entered into a management agreement with KKR which permits KKR to charge annual management fees of up to $750. The Company paid no management fees to KKR in 1997.

11. COMMITMENTS AND CONTINGENCIES

     COMMITMENTS -- The Company utilizes land, building, and equipment under various long-term rental and lease agreements which expire in varying years through approximately 2035. The majority of these leases represent operating leases wherein rental payments are recorded as rent expense when incurred. In addition to specified minimum lease payments, certain of these leases require rents based on specified theatre revenues.

                             ACT III CINEMAS, INC.

     At December 31, 1997, minimum annual rentals under long-term operating leases are:

1998........................................................  $ 14,794
1999........................................................    14,926
2000........................................................    14,846
2001........................................................    12,559
2002........................................................    12,080
Thereafter..................................................   178,010
                                                              --------
          Total.............................................  $247,215
                                                              ========

     Rent expense under these long-term operating leases aggregated $10,472, $12,964, and $15,725 and included $1,389, $3,161, and $3,987 of rents based on specific theatre revenues for the years ended December 31, 1995, 1996, and 1997, respectively. Operating lease rent expense is included in other theatre operating expenses and general and administrative expenses in the accompanying consolidated statement of operations.

     The Company had entered into commitments as of December 31, 1997 totaling approximately $59.7 million for the construction of new theaters.

     CONTINGENCIES -- From time to time, the Company is involved in legal proceedings arising in the ordinary course of its business operations, such as personal injury claims, employment matters and contractual disputes. Management believes that the Company's potential liability with respect to such proceedings is not material in the aggregate to the Company's consolidated financial position, results of operations, or liquidity.

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments are as follows:

                                                       1996                  1997
                                                -------------------   -------------------
                                                CARRYING     FAIR     CARRYING     FAIR
                                                 AMOUNT     VALUE      AMOUNT     VALUE
                                                --------   --------   --------   --------
Cash and cash equivalents.....................  $  8,720   $  8,720   $  2,015   $  2,015
Restricted cash and cash equivalents..........        --         --     95,094     95,094
Contracts receivable..........................     2,294      2,294        658        658
Long-term debt, excluding capital lease
  obligations (Note 5)........................   231,202    238,002    502,909    502,909
Mandatorily redeemable securities -- Not
  practicable to estimate (Note 6)............    13,132         --         --         --

     Excluding the $85,000 of 11 7/8% Notes, the carrying amount of the Company's long-term debt approximates its fair value, since the debt is primarily variable rate debt. The fair value of the 11 7/8% Notes was approximately $91,800 at December 31, 1996, based on quoted market prices. The carrying value of the 11 7/8% Notes at December 31, 1997 approximates fair value, based on their subsequent repayment.

     It was not practicable to determine the fair value of the mandatorily redeemable securities at December 31, 1996 due to the lack of a readily available market for these securities.

                                  * * * * * *

                             ACT III CINEMAS, INC.

                          CONSOLIDATED BALANCE SHEETS
                DECEMBER 31, 1997 AND JUNE 30, 1998 (UNAUDITED)

                                     ASSETS

                                                                DECEMBER 31     JUNE 30
                                                                    1997          1998
                                                                ------------   ----------
                                                                 (AMOUNTS IN THOUSANDS,
                                                                EXCEPT PER SHARE AMOUNTS)
CURRENT ASSETS:
  Cash and cash equivalents.................................     $   2,015     $   1,942
  Restricted cash and cash equivalents......................        95,094            --
  Accounts receivable.......................................         1,948         1,403
  Prepaid expenses and other receivables....................         1,121           696
  Inventories...............................................         2,180         2,576
  Income tax receivable.....................................         5,424            --
                                                                 ---------     ---------
          Total current assets..............................       107,782         6,617
CONTRACTS RECEIVABLE........................................           658           359
PROPERTY AND EQUIPMENT, Net.................................       329,880       357,123
INTANGIBLES, Net............................................        28,945        27,540
OTHER ASSETS, Net...........................................        15,346        14,385
                                                                 ---------     ---------
          TOTAL.............................................     $ 482,611     $ 406,024
                                                                 =========     =========

                     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Current portion of long-term debt and capital lease
     obligations............................................     $  94,831     $   4,261
  Accounts payable..........................................        18,251     $   9,630
  Accrued film rentals......................................        12,098        11,428
  Taxes other than income taxes.............................         3,380         2,630
  Interest payable..........................................         6,628         1,538
  Other current liabilities.................................         6,623         5,528
                                                                 ---------     ---------
          Total current liabilities.........................       141,811        35,015
DEFERRED INCOME TAXES.......................................        12,632         8,861
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS................       431,972       403,734
OTHER NONCURRENT LIABILITIES................................           432           692
                                                                 ---------     ---------
          Total liabilities.................................       586,847       448,302
COMMITMENTS AND CONTINGENCIES (Note 4)......................            --            --

COMMON SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock, $.001 par value, 150,000 shares authorized,
     47,852 shares outstanding..............................            --            --
  Additional paid-in capital................................           607        63,262
  Loans to shareholders.....................................          (501)         (501)
  Accumulated deficit.......................................      (104,342)     (105,039)
                                                                 ---------     ---------
          Total common shareholders' equity (deficit).......      (104,236)      (42,278)
                                                                 ---------     ---------
          TOTAL.............................................     $ 482,611     $ 406,024
                                                                 =========     =========

                See notes to consolidated financial statements.

                             ACT III CINEMAS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
      THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)

                                                       THREE MONTHS ENDED     SIX MONTHS ENDED
                                                            JUNE 30,              JUNE 30,
                                                       -------------------   -------------------
                                                         1997       1998       1997       1998
                                                       --------   --------   --------   --------
                                                                (AMOUNTS IN THOUSANDS)
REVENUES:
  Admissions.........................................  $39,415    $43,899    $ 82,168   $ 88,619
  Concessions........................................   17,952     20,890      37,117     42,058
  Other..............................................  481....        441       1,104        990
                                                       -------    -------    --------   --------
          Total revenues.............................   57,848     65,230     120,389    131,667
                                                       -------    -------    --------   --------
EXPENSES:
  Costs of operations:
     Film rental.....................................   21,581     24,290      43,416     45,886
     Cost of concessions.............................    3,187      3,062       6,440      6,029
     Other theatre operating expenses................   18,591     20,656      37,107     41,844
  General and administrative expenses................    2,166      1,457       4,255      3,561
  Depreciation and amortization......................    6,265      7,952      12,342     15,801
                                                       -------    -------    --------   --------
          Total expenses.............................   51,790     57,417     103,560    113,121
                                                       -------    -------    --------   --------
INCOME FROM OPERATIONS...............................    6,058      7,813      16,829     18,546
                                                       -------    -------    --------   --------
OTHER EXPENSES:
  Interest expense, net..............................    6,321      9,896      11,972     19,502
  Loss on sale of assets.............................      174         --         289         --
                                                       -------    -------    --------   --------
                                                         6,495      9,896      12,261     19,502
                                                       -------    -------    --------   --------
INCOME (LOSS) BEFORE INCOME TAXES....................     (437)    (2,083)      4,568       (956)
PROVISION FOR (BENEFIT FROM) INCOME TAXES............     (228)      (676)      1,659       (259)
                                                       -------    -------    --------   --------
NET INCOME (LOSS)....................................     (209)    (1,407)      2,909       (697)
ACCRETION OF MANDATORILY REDEEMABLE SECURITIES.......        4         --           8         --
PREFERRED DIVIDENDS..................................      475         --         950         --
                                                       -------    -------    --------   --------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK.........  $  (688)   $(1,407)   $  1,951   $   (697)
                                                       =======    =======    ========   ========

                See notes to consolidated financial statements.

                             ACT III CINEMAS, INC.

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT
                   SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)

                                      COMMON STOCK     ADDITIONAL
                                     ---------------    PAID-IN       LOANS TO     ACCUMULATED
                                     SHARES   AMOUNT    CAPITAL     SHAREHOLDERS     DEFICIT       TOTAL
                                     ------   ------   ----------   ------------   -----------   ---------
                                                            (AMOUNTS IN THOUSANDS)
BALANCE, DECEMBER 31, 1997.........  47,852    $ --     $   607        $(501)       $(104,342)   $(104,236)
Equity contribution................      --      --      62,655           --               --       62,655
Net income (loss)..................      --      --          --           --             (697)        (697)
                                     ------    ----     -------        -----        ---------    ---------
BALANCE, JUNE 30, 1998.............  47,852    $ --     $63,262        $(501)       $(105,039)   $ (42,278)
                                     ======    ====     =======        =====        =========    =========

                See notes to consolidated financial statements.

                             ACT III CINEMAS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)

                                                                1997         1998
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $  2,909     $   (697)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................    12,754       15,801
     Loss on sale of assets.................................       289           --
     Deferred income taxes..................................       657        3,771
     Change in certain working capital items and other......     3,135       (4,922)
                                                              --------     --------
          Net cash provided by operating activities.........    19,744        6,411
                                                              --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................   (44,457)     (40,678)
  Net change in contracts receivable........................      (275)         299
  Proceeds from sale of assets..............................       150           --
                                                              --------     --------
          Net cash used in investing activities.............   (44,582)     (40,379)
                                                              --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments made on long-term debt...........................      (957)     (91,105)
  Borrowings on long-term debt..............................    39,975       62,345
  Deferred financing costs..................................    (1,575)          --
  Equity contributions......................................        --       62,655
                                                              --------     --------
          Cash provided by financing activities.............    37,443       33,895
                                                              --------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    12,605          (73)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     8,720        2,015
                                                              --------     --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $ 21,325     $  1,942
                                                              ========     ========
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Repayment of debt and accrued interest with restricted
     cash and cash equivalents..............................  $     --     $ 95,094
                                                              ========     ========

                See notes to consolidated financial statements.

                             ACT III CINEMAS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              SIX MONTHS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the consolidated results of operations for the interim periods. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The interim consolidated financial information and notes thereto should be read in conjunction with the Company's consolidated financial statements as of and for the year ended December 31, 1997.

     The consolidated results of operations for the three and six months ended June 30, 1998 are not necessarily indicative of results to be expected for the year ending December 31, 1998.

2. EARNINGS PER SHARE

     Earnings per share information is not presented as the Company's shares do not trade in a public market.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of:

                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1998
                                                              ------------    ---------
Land........................................................    $ 43,639      $  44,958
Buildings and improvements..................................     212,708        236,689
Fixtures and equipment......................................     144,884        160,262
Leasehold improvements......................................      17,805         17,805
                                                                --------      ---------
                                                                 419,036        459,714
Accumulated depreciation and amortization...................     (89,156)      (102,591)
                                                                --------      ---------
  Property and equipment, net...............................    $329,880      $ 357,123
                                                                ========      =========

     At December 31, 1997 and June 30, 1998, property and equipment include $23,127 of buildings and improvements held under capital leases with related accumulated amortization of $11,378 and $11,969, respectively.

4. COMMITMENTS AND CONTINGENCIES

     COMMITMENTS -- See Note 11 of the Notes to Consolidated Financial Statements in the Company's financial statements for the year ended December 31, 1997 for a description of commitments under operating leases and for the construction of new theatres. Rent expense for the three and six months ended June 30, 1997 and 1998 was $3,624, $7,283, $4,144 and $9,520, respectively.

     CONTINGENCIES -- From time to time, the Company is involved in legal proceedings arising in the ordinary course of its business operations, such as personal injury claims, employment matters and contractual disputes. Management believes that the Company's potential liability with respect to such proceedings is not material in the aggregate to the Company's consolidated financial position, results of operations, or liquidity.

                             ACT III CINEMAS, INC.

5. SUBSEQUENT EVENT

     On August 26, 1998, the Company was acquired by Regal Cinemas, Inc. ("Regal") ("the Acquisition"). As a result of the Acquisition, each share of the Company's common stock was converted into the right to receive one share of Regal common stock. In connection with the Acquisition, the Company's outstanding indebtedness under the credit facilities and the subordinated note were repaid.

          ------------------------------------------------------------
          ------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Available Information......................    i
Cautionary Statement Regarding Forward-        i
  Looking Statements.......................
Prospectus Summary.........................    1
Risk Factors...............................   14
The Transactions...........................   21
Use of Proceeds............................   22
Capitalization.............................   22
Unaudited Pro Forma Consolidated Financial    23
  Data.....................................
Selected Historical Consolidated Financial    29
  Data.....................................
Management's Discussion and Analysis of       31
  Financial Condition and Results of
  Operations...............................
Business...................................   39
Management.................................   49
Certain Transactions.......................   55
Principal Stockholders.....................   56
Description of Certain Indebtedness........   58
The Exchange Offer.........................   60
Description of the Notes...................   67
Certain Federal Income Tax                    88
  Considerations...........................
Plan of Distribution.......................   88
Legal Matters..............................   89
Experts....................................   89
Change in Accountants......................   89
Index to Consolidated Financial Statements
  of Regal Cinemas, Inc. ..................  F-1
Index to Consolidated Financial Statements
  of Act III Cinemas, Inc. ................  B-1

                            ------------------------

     UNTIL JANUARY 14, 1999, ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

                       OFFER TO EXCHANGE ALL OUTSTANDING
                           9 1/2% SENIOR SUBORDINATED
                                 NOTES DUE 2008
                                      FOR
                           9 1/2% SENIOR SUBORDINATED
                                 NOTES DUE 2008
                             ---------------------

                                   PROSPECTUS
                             ---------------------


                                OCTOBER 16, 1998

          ------------------------------------------------------------
          ------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith,
(ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interests, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met or was adjudged liable, provided that if such officer or director was adjudged liable, indemnification is limited to reasonable expenses.

     Article 8 of the Amended and Restated Charter (the "Charter") of the Company and its Amended and Restated Bylaws provide that the Company shall indemnify against liability, and advance expenses to, any present or former director or officer of the Company to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule or regulation adopted in lieu thereof. Additionally, the Charter provides that no director of the Company shall be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) any unlawful distributions or (iv) receiving any improper personal benefit. The Company has entered into indemnification agreements with certain of the Company's directors and executive officers.

     Directors' and officers' liability insurance has also been obtained by the Company, the effect of which is to indemnify certain directors and officers of the Company against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.

     The above discussion of the Charter and Bylaws of the Company and the TBCA is not intended to be exhaustive and is qualified in its entirety by reference thereto.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          2.1            -- Agreement and Plan of Merger, dated as of January 19,
                            1998, by and among Regal Cinemas, Inc., Screen
                            Acquisition Corp. and Monarch Acquisition Corp.(7)
          2.2            -- Agreement and Plan of Merger, dated as of August 20,
                            1998, among Regal Cinemas, Inc., Knoxville Acquisition
                            Corp. and Act III Cinemas, Inc.(5)
          3.1            -- Amended and Restated Charter of the Registrant.**
          3.2            -- Restated Bylaws of the Registrant.(1)
          4.1            -- Specimen Common Stock certificate.(1)
          4.2            -- Article 5 of the Registrant's Amended and Restated
                            Charter (included in Exhibit 3.1).
          4.3            -- Indenture dated May 27, 1998 between Regal Cinemas, Inc.
                            and IBJ Schroder Bank & Trust Company.(4)
          4.4            -- Form of Regal Cinemas, Inc. 9 1/2% Senior Subordinated
                            Note due June 1, 2008 (contained in Indenture filed as
                            Exhibit 4.3).(4)
          5              -- Opinion of Weil, Gotshal & Manges LLP.**
         10.1            -- Employment Agreement, dated as of May 27, 1998, between
                            Regal Cinemas, Inc. and Michael L. Campbell.(4)
         10.2            -- Employment Agreement, dated as of May 27, 1998, between
                            Regal Cinemas, Inc. and Gregory W. Dunn.(4)
         10.3            -- Credit Agreement, dated as of May 27, 1998, between Regal
                            Cinemas, Inc., its subsidiaries and the lenders named
                            therein.(4)
         10.3-1          -- First Amendment, dated as of August 26, 1998, between
                            Regal Cinemas, Inc., its subsidiaries and the lenders
                            named therein.**
         10.4            -- Agreement and Plan of Merger dated June 11, 1997 among
                            Regal Cinemas, Inc., Regal Acquisition Corporation, RAC
                            Corporation, RAC Finance Corp., Cobb Theatres, L.L.C.,
                            R.C. Cobb, Inc., Cobb Theatres II, Inc., Cobb Finance
                            Corp. and Tricob Partnership.(3)
         10.5            -- Agreement and Waiver dated July 31, 1997, by and among
                            Regal Cinemas, Inc., Regal Acquisition Corporation, RAC
                            Corporation, RAC Finance Corp., Cobb Theatres, L.L.C.,
                            R.C. Cobb, Inc., Cobb Theatres II, Inc., Cobb Finance
                            Corp. and Tricob Partnership.(2)
         10.6            -- 1993 Employee Stock Incentive Plan.(1)
         10.7            -- Regal Cinemas, Inc. Participant Stock Option Plan.(1)
         10.8            -- Regal Cinemas, Inc. Employee Stock Option Plan.(1)
         10.9            -- 1998 Stock Purchase and Option Plan for Key Employees of
                            Regal Cinemas, Inc.(6)
         10.10           -- Form of Management Stockholder's Agreement.(6)
         10.11           -- Form of Non-Qualified Stock Option Agreement.(6)
         10.12           -- Form of Sale Participation Agreement.(6)
         10.13           -- Form of Registration Rights Agreement.(6)
         10.14           -- Stockholders' Agreement, dated as of May 27, 1998, among
                            Regal Cinemas, Inc., KKR 1996 Fund, L.P., KKR Partners
                            II, L.P. and Regal Equity Partners, L.P.*
         10.15           -- Stockholders' and Registration Rights Agreement, dated as of May 27, 1998, among Regal Cinemas, Inc., KKR 1996
                            Fund, L.P., KKR Partners II, L.P., Regal Equity Partners,
                            L.P. and the DLJ signatories thereto.*
         12              -- Statement regarding computation of ratio of earnings to fixed charges.**

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         16.1            -- Letter from PricewaterhouseCoopers LLP.(8)
         16.2            -- Letter from PricewaterhouseCoopers LLP.(9)
         21              -- Subsidiaries.*
         23.1            -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5 to the Registration
                            Statement).
         23.2            -- Consent of Deloitte & Touche LLP.**
         23.3            -- Consent of PricewaterhouseCoopers LLP (Portland,
                            Oregon).**
         23.4            -- Consent of PricewaterhouseCoopers LLP (Knoxville,
                            Tennessee).**
         23.5            -- Consent of Ernst & Young LLP.**
         24              -- Powers of Attorney of directors and executive officers of the Registrant.*
         25              -- Statement of Eligibility and Qualification of IBJ
                            Schroder Bank & Trust Company, as trustee, under the
                            Indenture listed as Exhibit 4.3 hereto on Form T-1.*
         27              -- Financial Data Schedule (for SEC use only).
         99.1            -- Form of Letter of Transmittal.**
         99.2            -- Form of Notice of Guaranteed Delivery.*


---------------


  *  Previously filed.



 **  Filed herewith.


 (1) Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-62868.

 (2) Incorporated by reference to the Registrant's Current Report on Form 8-K dated August 14, 1997.

 (3) Incorporated by reference to Cobb Theatres, L.L.C.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1997.

 (4) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 2, 1998.

 (5) Incorporated by reference to the Registrant's Current Report on Form 8-K dated September 1, 1998.

 (6) Incorporated by reference to the Registrant's Registration Statement on Form S-8, Registration No. 333-52943.

 (7) Incorporated by reference to the Registrant's Current Report on Form 8-K dated January 20, 1998.

 (8) Incorporated by reference to the Registrant's Current Report on Form 8-K/A dated September 16, 1998.

 (9) Incorporated by reference to the Registrant's Current Report on Form 8-K/A dated September 23, 1998.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on October 14, 1998.


                                        REGAL CINEMAS, INC.

                                        By:     /s/ MICHAEL L. CAMPBELL
                                           -------------------------------------
                                                    Michael L. Campbell
                                           President and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

               /s/ MICHAEL L. CAMPBELL                   President, Chief Executive    October 14, 1998
-----------------------------------------------------       Officer and Director
                 Michael L. Campbell                   (Principal Executive Officer)

                 /s/ D. MARK MONROE                           Vice President,          October 14, 1998
-----------------------------------------------------  Acting Chief Financial Officer
                   D. Mark Monroe                              and Treasurer
                                                          (Principal Financial and
                                                            Accounting Officer)

                          *                                       Director             October 14, 1998
-----------------------------------------------------
                    David Deniger

                          *                                       Director             October 14, 1998
-----------------------------------------------------
                   Thomas O. Hicks

                          *                                       Director             October 14, 1998
-----------------------------------------------------
                   Henry R. Kravis

                          *                                       Director             October 14, 1998
-----------------------------------------------------
                  Michael J. Levitt

                          *                                       Director             October 14, 1998
-----------------------------------------------------
                    John R. Muse

                          *                                       Director             October 14, 1998
-----------------------------------------------------
                Alexander Navab, Jr.

                          *                                       Director             October 14, 1998
-----------------------------------------------------
                 Clifton S. Robbins

                          *                                       Director             October 14, 1998
-----------------------------------------------------
                  George R. Roberts


*By:   /s/ MICHAEL L. CAMPBELL
     -------------------------------
           Michael L. Campbell
            Attorney-in-Fact

         INDEX TO EXHIBITS


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         2.1             -- Agreement and Plan of Merger, dated as of January 19,
                            1998, by and among Regal Cinemas, Inc., Screen
                            Acquisition Corp. and Monarch Acquisition Corp.(7)
         2.2             -- Agreement and Plan of Merger, dated as of August 20,
                            1998, among Regal Cinemas, Inc., Knoxville Acquisition
                            Corp. and Act III Cinemas, Inc.(5)
         3.1             -- Amended and Restated Charter of the Registrant.**
         3.2             -- Restated Bylaws of the Registrant.(1)
         4.1             -- Specimen Common Stock certificate.(1)
         4.2             -- Article 5 of the Registrant's Amended and Restated
                            Charter (included in Exhibit 3.1).
         4.3             -- Indenture dated May 27, 1998 between Regal Cinemas, Inc.
                            and IBJ Schroder Bank & Trust Company.(4)
         4.4             -- Form of Regal Cinemas, Inc. 9 1/2% Senior Subordinated
                            Note due June 1, 2008 (contained in Indenture filed as
                            Exhibit 4.3).(4)
         5               -- Opinion of Weil, Gotshal & Manges LLP.**
        10.1             -- Employment Agreement, dated as of May 27, 1998, between
                            Regal Cinemas, Inc. and Michael L. Campbell.(4)
        10.2             -- Employment Agreement, dated as of May 27, 1998, between
                            Regal Cinemas, Inc. and Gregory W. Dunn.(4)
        10.3             -- Credit Agreement, dated as of May 27, 1998, between Regal
                            Cinemas, Inc., its subsidiaries and the lenders named
                            therein.(4)
        10.3-1           -- First Amendment, dated as of August 26, 1998, between
                            Regal Cinemas, Inc., its subsidiaries and the lenders
                            named therein.**
        10.4             -- Agreement and Plan of Merger dated June 11, 1997 among
                            Regal Cinemas, Inc., Regal Acquisition Corporation, RAC
                            Corporation, RAC Finance Corp., Cobb Theatres, L.L.C.,
                            R.C. Cobb, Inc., Cobb Theatres II, Inc., Cobb Finance
                            Corp. and Tricob Partnership.(3)
        10.5             -- Agreement and Waiver dated July 31, 1997, by and among
                            Regal Cinemas, Inc., Regal Acquisition Corporation, RAC
                            Corporation, RAC Finance Corp., Cobb Theatres, L.L.C.,
                            R.C. Cobb, Inc., Cobb Theatres II, Inc., Cobb Finance
                            Corp. and Tricob Partnership.(2)
        10.6             -- 1993 Employee Stock Incentive Plan.(1)
        10.7             -- Regal Cinemas, Inc. Participant Stock Option Plan.(1)
        10.8             -- Regal Cinemas, Inc. Employee Stock Option Plan.(1)
        10.9             -- 1998 Stock Purchase and Option Plan for Key Employees of
                            Regal Cinemas, Inc.(6)
        10.10            -- Form of Management Stockholder's Agreement.(6)
        10.11            -- Form of Non-Qualified Stock Option Agreement.(6)
        10.12            -- Form of Sale Participation Agreement.(6)
        10.13            -- Form of Registration Rights Agreement.(6)
        10.14            -- Stockholders' Agreement, dated as of May 27, 1998, among
                            Regal Cinemas, Inc., KKR 1996 Fund, L.P., KKR Partners
                            II, L.P. and Regal Equity Partners, L.P.*
        10.15            -- Stockholders' and Registration Rights Agreement, dated as of May 27, 1998, among Regal Cinemas, Inc., KKR 1996
                            Fund, L.P., KKR Partners II, L.P., Regal Equity Partners,
                            L.P. and the DLJ signatories thereto.*
        12               -- Statement regarding computation of ratio of earnings to fixed charges.**
        16.1             -- Letter from PricewaterhouseCoopers LLP.(8)

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        16.2             -- Letter from PricewaterhouseCoopers LLP.(9)
        21               -- Subsidiaries.*
        23.1             -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5 to the Registration
                            Statement).
        23.2             -- Consent of Deloitte & Touche LLP.**
        23.3             -- Consent of PricewaterhouseCoopers LLP (Portland,
                            Oregon).**
        23.4             -- Consent of PricewaterhouseCoopers LLP (Knoxville,
                            Tennessee).**
        23.5             -- Consent of Ernst & Young LLP.**
        24               -- Powers of Attorney of directors and executive officers of the Registrant.*
        25               -- Statement of Eligibility and Qualification of IBJ
                            Schroder Bank & Trust Company, as trustee, under the
                            Indenture listed as Exhibit 4.3 hereto on Form T-1.*
        27               -- Financial Data Schedule (for SEC use only).
        99.1             -- Form of Letter of Transmittal.**
        99.2             -- Form of Notice of Guaranteed Delivery.*


---------------


  *  Previously filed.



 **  Filed herewith.


 (1) Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-62868.

 (2) Incorporated by reference to the Registrant's Current Report on Form 8-K dated August 14, 1997.

 (3) Incorporated by reference to Cobb Theatres, L.L.C.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1997.

 (4) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 2, 1998.

 (5) Incorporated by reference to the Registrant's Current Report on Form 8-K dated September 1, 1998.

 (6) Incorporated by reference to the Registrant's Registration Statement on Form S-8, Registration No. 333-52943.

 (7) Incorporated by reference to the Registrant's Current Report on Form 8-K dated January 20, 1998.

 (8) Incorporated by reference to the Registrant's Current Report on Form 8-K/A dated September 16, 1998.

 (9) Incorporated by reference to the Registrant's Current Report on Form 8-K/A dated September 23, 1998.